Exhibit 99.1

BERKSHIRE HATHAWAY INC.

2009
ANNUAL REPORT

Business Activities

Berkshire Hathaway Inc. is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest private passenger auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company and affiliated insurance entities, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, BoatU.S. and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Burlington Northern Santa Fe Corporation (“BNSF”), acquired by Berkshire on February 12, 2010, operates one of the largest railroad systems in North America. In serving the Midwest, Pacific Northwest and the Western, Southwestern and Southeastern regions and ports of the U.S., BNSF transports a range of products and commodities derived from manufacturing, agricultural and natural resource industries.

Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to discount retailers, convenience stores, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: The Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,800 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; Forest River, a leading manufacturer of leisure vehicles in the U.S.; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

************

BERKSHIRE HATHAWAY INC.

2009 ANNUAL REPORT

TABLE OF CONTENTS

Business Activities	Inside Front Cover

Directors and Officers of the Company	Inside Back Cover

*Copyright©2010 By Warren E. Buffett All Rights Reserved

Berkshire’s Corporate Performance vs. the S&P 500

	Annual Percentage Change
Year	in Per-Share Book Value of Berkshire (1)	in S&P 500 with Dividends Included (2)	Relative Results (1)-(2)
1965	23.8	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	.7
1998	48.3	28.6	19.7
1999	.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
2004	10.5	10.9	(.4)
2005	6.4	4.9	1.5
2006	18.4	15.8	2.6
2007	11.0	5.5	5.5
2008	(9.6)	(37.0)	27.4
2009	19.8	26.5	(6.7)

Compounded Annual Gain – 1965-2009	20.3%	9.3%	11.0
Overall Gain – 1964-2009	434,057%	5,430%

Notes: Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31.

Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported.

The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P 500 in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.

To the Shareholders of Berkshire Hathaway Inc.:

Our gain in net worth during 2009 was $21.8 billion, which increased the per-share book value of both our Class A and Class B stock by 19.8%. Over the last 45 years (that is, since present management took over) book value has grown from $19 to $84,487, a rate of 20.3% compounded annually.*

Berkshire’s recent acquisition of Burlington Northern Santa Fe (BNSF) has added at least 65,000 shareholders to the 500,000 or so already on our books. It’s important to Charlie Munger, my long-time partner, and me that all of our owners understand Berkshire’s operations, goals, limitations and culture. In each annual report, consequently, we restate the economic principles that guide us. This year these principles appear on pages 89-94 and I urge all of you – but particularly our new shareholders – to read them. Berkshire has adhered to these principles for decades and will continue to do so long after I’m gone.

In this letter we will also review some of the basics of our business, hoping to provide both a freshman orientation session for our BNSF newcomers and a refresher course for Berkshire veterans.

How We Measure Ourselves

Our metrics for evaluating our managerial performance are displayed on the facing page. From the start, Charlie and I have believed in having a rational and unbending standard for measuring what we have – or have not – accomplished. That keeps us from the temptation of seeing where the arrow of performance lands and then painting the bull’s eye around it.

Selecting the S&P 500 as our bogey was an easy choice because our shareholders, at virtually no cost, can match its performance by holding an index fund. Why should they pay us for merely duplicating that result?

A more difficult decision for us was how to measure the progress of Berkshire versus the S&P. There are good arguments for simply using the change in our stock price. Over an extended period of time, in fact, that is the best test. But year-to-year market prices can be extraordinarily erratic. Even evaluations covering as long as a decade can be greatly distorted by foolishly high or low prices at the beginning or end of the measurement period. Steve Ballmer, of Microsoft, and Jeff Immelt, of GE, can tell you about that problem, suffering as they do from the nosebleed prices at which their stocks traded when they were handed the managerial baton.

The ideal standard for measuring our yearly progress would be the change in Berkshire’s per-share intrinsic value. Alas, that value cannot be calculated with anything close to precision, so we instead use a crude proxy for it: per-share book value. Relying on this yardstick has its shortcomings, which we discuss on pages 92 and 93. Additionally, book value at most companies understates intrinsic value, and that is certainly the case at Berkshire. In aggregate, our businesses are worth considerably more than the values at which they are carried on our books. In our all-important insurance business, moreover, the difference is huge. Even so, Charlie and I believe that our book value – understated though it is – supplies the most useful tracking device for changes in intrinsic value. By this measurement, as the opening paragraph of this letter states, our book value since the start of fiscal 1965 has grown at a rate of 20.3% compounded annually.

*All per-share figures used in this report apply to Berkshire’s A shares. Figures for the B shares are 1/1500th of those shown for A.

We should note that had we instead chosen market prices as our yardstick, Berkshire’s results would look better, showing a gain since the start of fiscal 1965 of 22% compounded annually. Surprisingly, this modest difference in annual compounding rate leads to an 801,516% market-value gain for the entire 45-year period compared to the book-value gain of 434,057% (shown on page 2). Our market gain is better because in 1965 Berkshire shares sold at an appropriate discount to the book value of its underearning textile assets, whereas today Berkshire shares regularly sell at a premium to the accounting values of its first-class businesses.

Summed up, the table on page 2 conveys three messages, two positive and one hugely negative. First, we have never had any five-year period beginning with 1965-69 and ending with 2005-09 – and there have been 41 of these – during which our gain in book value did not exceed the S&P’s gain. Second, though we have lagged the S&P in some years that were positive for the market, we have consistently done better than the S&P in the eleven years during which it delivered negative results. In other words, our defense has been better than our offense, and that’s likely to continue.

The big minus is that our performance advantage has shrunk dramatically as our size has grown, an unpleasant trend that is certain to continue. To be sure, Berkshire has many outstanding businesses and a cadre of truly great managers, operating within an unusual corporate culture that lets them maximize their talents. Charlie and I believe these factors will continue to produce better-than-average results over time. But huge sums forge their own anchor and our future advantage, if any, will be a small fraction of our historical edge.

What We Don’t Do

Long ago, Charlie laid out his strongest ambition: “All I want to know is where I’m going to die, so I’ll never go there.” That bit of wisdom was inspired by Jacobi, the great Prussian mathematician, who counseled “Invert, always invert” as an aid to solving difficult problems. (I can report as well that this inversion approach works on a less lofty level: Sing a country song in reverse, and you will quickly recover your car, house and wife.)

Here are a few examples of how we apply Charlie’s thinking at Berkshire:

•

Charlie and I avoid businesses whose futures we can’t evaluate, no matter how exciting their products may be. In the past, it required no brilliance for people to foresee the fabulous growth that awaited such industries as autos (in 1910), aircraft (in 1930) and television sets (in 1950). But the future then also included competitive dynamics that would decimate almost all of the companies entering those industries. Even the survivors tended to come away bleeding.

Just because Charlie and I can clearly see dramatic growth ahead for an industry does not mean we can judge what its profit margins and returns on capital will be as a host of competitors battle for supremacy. At Berkshire we will stick with businesses whose profit picture for decades to come seems reasonably predictable. Even then, we will make plenty of mistakes.

•

We will never become dependent on the kindness of strangers. Too-big-to-fail is not a fallback position at Berkshire. Instead, we will always arrange our affairs so that any requirements for cash we may conceivably have will be dwarfed by our own liquidity. Moreover, that liquidity will be constantly refreshed by a gusher of earnings from our many and diverse businesses.

When the financial system went into cardiac arrest in September 2008, Berkshire was a supplier of liquidity and capital to the system, not a supplicant. At the very peak of the crisis, we poured $15.5 billion into a business world that could otherwise look only to the federal government for help. Of that, $9 billion went to bolster capital at three highly-regarded and previously-secure American businesses that needed – without delay – our tangible vote of confidence. The remaining $6.5 billion satisfied our commitment to help fund the purchase of Wrigley, a deal that was completed without pause while, elsewhere, panic reigned.

We pay a steep price to maintain our premier financial strength. The $20 billion-plus of cash-equivalent assets that we customarily hold is earning a pittance at present. But we sleep well.

•

We tend to let our many subsidiaries operate on their own, without our supervising and monitoring them to any degree. That means we are sometimes late in spotting management problems and that both operating and capital decisions are occasionally made with which Charlie and I would have disagreed had we been consulted. Most of our managers, however, use the independence we grant them magnificently, rewarding our confidence by maintaining an owner-oriented attitude that is invaluable and too seldom found in huge organizations. We would rather suffer the visible costs of a few bad decisions than incur the many invisible costs that come from decisions made too slowly – or not at all – because of a stifling bureaucracy.

With our acquisition of BNSF, we now have about 257,000 employees and literally hundreds of different operating units. We hope to have many more of each. But we will never allow Berkshire to become some monolith that is overrun with committees, budget presentations and multiple layers of management. Instead, we plan to operate as a collection of separately-managed medium-sized and large businesses, most of whose decision-making occurs at the operating level. Charlie and I will limit ourselves to allocating capital, controlling enterprise risk, choosing managers and setting their compensation.

•

We make no attempt to woo Wall Street. Investors who buy and sell based upon media or analyst commentary are not for us. Instead we want partners who join us at Berkshire because they wish to make a long-term investment in a business they themselves understand and because it’s one that follows policies with which they concur. If Charlie and I were to go into a small venture with a few partners, we would seek individuals in sync with us, knowing that common goals and a shared destiny make for a happy business “marriage” between owners and managers. Scaling up to giant size doesn’t change that truth.

To build a compatible shareholder population, we try to communicate with our owners directly and informatively. Our goal is to tell you what we would like to know if our positions were reversed. Additionally, we try to post our quarterly and annual financial information on the Internet early on weekends, thereby giving you and other investors plenty of time during a non-trading period to digest just what has happened at our multi-faceted enterprise. (Occasionally, SEC deadlines force a non-Friday disclosure.) These matters simply can’t be adequately summarized in a few paragraphs, nor do they lend themselves to the kind of catchy headline that journalists sometimes seek.

Last year we saw, in one instance, how sound-bite reporting can go wrong. Among the 12,830 words in the annual letter was this sentence: “We are certain, for example, that the economy will be in shambles throughout 2009 – and probably well beyond – but that conclusion does not tell us whether the market will rise or fall.” Many news organizations reported – indeed, blared – the first part of the sentence while making no mention whatsoever of its ending. I regard this as terrible journalism: Misinformed readers or viewers may well have thought that Charlie and I were forecasting bad things for the stock market, though we had not only in that sentence, but also elsewhere, made it clear we weren’t predicting the market at all. Any investors who were misled by the sensationalists paid a big price: The Dow closed the day of the letter at 7,063 and finished the year at 10,428.

Given a few experiences we’ve had like that, you can understand why I prefer that our communications with you remain as direct and unabridged as possible.

* * * * * * * * * * * *

Let’s move to the specifics of Berkshire’s operations. We have four major operating sectors, each differing from the others in balance sheet and income account characteristics. Therefore, lumping them together, as is standard in financial statements, impedes analysis. So we’ll present them as four separate businesses, which is how Charlie and I view them.

Insurance

Our property-casualty (P/C) insurance business has been the engine behind Berkshire’s growth and will continue to be. It has worked wonders for us. We carry our P/C companies on our books at $15.5 billion more than their net tangible assets, an amount lodged in our “Goodwill” account. These companies, however, are worth far more than their carrying value – and the following look at the economic model of the P/C industry will tell you why.

Insurers receive premiums upfront and pay claims later. In extreme cases, such as those arising from certain workers’ compensation accidents, payments can stretch over decades. This collect-now, pay-later model leaves us holding large sums – money we call “float” – that will eventually go to others. Meanwhile, we get to invest this float for Berkshire’s benefit. Though individual policies and claims come and go, the amount of float we hold remains remarkably stable in relation to premium volume. Consequently, as our business grows, so does our float.

If premiums exceed the total of expenses and eventual losses, we register an underwriting profit that adds to the investment income produced from the float. This combination allows us to enjoy the use of free money – and, better yet, get paid for holding it. Alas, the hope of this happy result attracts intense competition, so vigorous in most years as to cause the P/C industry as a whole to operate at a significant underwriting loss. This loss, in effect, is what the industry pays to hold its float. Usually this cost is fairly low, but in some catastrophe-ridden years the cost from underwriting losses more than eats up the income derived from use of float.

In my perhaps biased view, Berkshire has the best large insurance operation in the world. And I will absolutely state that we have the best managers. Our float has grown from $16 million in 1967, when we entered the business, to $62 billion at the end of 2009. Moreover, we have now operated at an underwriting profit for seven consecutive years. I believe it likely that we will continue to underwrite profitably in most – though certainly not all – future years. If we do so, our float will be cost-free, much as if someone deposited $62 billion with us that we could invest for our own benefit without the payment of interest.

Let me emphasize again that cost-free float is not a result to be expected for the P/C industry as a whole: In most years, premiums have been inadequate to cover claims plus expenses. Consequently, the industry’s overall return on tangible equity has for many decades fallen far short of that achieved by the S&P 500. Outstanding economics exist at Berkshire only because we have some outstanding managers running some unusual businesses. Our insurance CEOs deserve your thanks, having added many billions of dollars to Berkshire’s value. It’s a pleasure for me to tell you about these all-stars.

* * * * * * * * * * * *

Let’s start at GEICO, which is known to all of you because of its $800 million annual advertising budget (close to twice that of the runner-up advertiser in the auto insurance field). GEICO is managed by Tony Nicely, who joined the company at 18. Now 66, Tony still tap-dances to the office every day, just as I do at 79. We both feel lucky to work at a business we love.

GEICO’s customers have warm feelings toward the company as well. Here’s proof: Since Berkshire acquired control of GEICO in 1996, its market share has increased from 2.5% to 8.1%, a gain reflecting the net addition of seven million policyholders. Perhaps they contacted us because they thought our gecko was cute, but they bought from us to save important money. (Maybe you can as well; call 1-800-847-7536 or go to www.GEICO.com.) And they’ve stayed with us because they like our service as well as our price.

Berkshire acquired GEICO in two stages. In 1976-80 we bought about one-third of the company’s stock for $47 million. Over the years, large repurchases by the company of its own shares caused our position to grow to about 50% without our having bought any more shares. Then, on January 2, 1996, we acquired the remaining 50% of GEICO for $2.3 billion in cash, about 50 times the cost of our original purchase.

An old Wall Street joke gets close to our experience:

Customer:	Thanks for putting me in XYZ stock at 5. I hear it’s up to 18.

Broker:	Yes, and that’s just the beginning. In fact, the company is doing so well now, that it’s an even better buy at 18 than it was when you made your purchase.

Customer:	Damn, I knew I should have waited.

GEICO’s growth may slow in 2010. U.S. vehicle registrations are actually down because of slumping auto sales. Moreover, high unemployment is causing a growing number of drivers to go uninsured. (That’s illegal almost everywhere, but if you’ve lost your job and still want to drive . . .) Our “low-cost producer” status, however, is sure to give us significant gains in the future. In 1995, GEICO was the country’s sixth largest auto insurer; now we are number three. The company’s float has grown from $2.7 billion to $9.6 billion. Equally important, GEICO has operated at an underwriting profit in 13 of the 14 years Berkshire has owned it.

I became excited about GEICO in January 1951, when I first visited the company as a 20-year-old student. Thanks to Tony, I’m even more excited today.

* * * * * * * * * * * *

A hugely important event in Berkshire’s history occurred on a Saturday in 1985. Ajit Jain came into our office in Omaha – and I immediately knew we had found a superstar. (He had been discovered by Mike Goldberg, now elevated to St. Mike.)

We immediately put Ajit in charge of National Indemnity’s small and struggling reinsurance operation. Over the years, he has built this business into a one-of-a-kind giant in the insurance world.

Staffed today by only 30 people, Ajit’s operation has set records for transaction size in several areas of insurance. Ajit writes billion-dollar limits – and then keeps every dime of the risk instead of laying it off with other insurers. Three years ago, he took over huge liabilities from Lloyds, allowing it to clean up its relationship with 27,972 participants (“names”) who had written problem-ridden policies that at one point threatened the survival of this 322-year-old institution. The premium for that single contract was $7.1 billion. During 2009, he negotiated a life reinsurance contract that could produce $50 billion of premium for us over the next 50 or so years.

Ajit’s business is just the opposite of GEICO’s. At that company, we have millions of small policies that largely renew year after year. Ajit writes relatively few policies, and the mix changes significantly from year to year. Throughout the world, he is known as the man to call when something both very large and unusual needs to be insured.

If Charlie, I and Ajit are ever in a sinking boat – and you can only save one of us – swim to Ajit.

* * * * * * * * * * * *

Our third insurance powerhouse is General Re. Some years back this operation was troubled; now it is a gleaming jewel in our insurance crown.

Under the leadership of Tad Montross, General Re had an outstanding underwriting year in 2009, while also delivering us unusually large amounts of float per dollar of premium volume. Alongside General Re’s P/C business, Tad and his associates have developed a major life reinsurance operation that has grown increasingly valuable.

Last year General Re finally attained 100% ownership of Cologne Re, which since 1995 has been a key – though only partially-owned – part of our presence around the world. Tad and I will be visiting Cologne in September to thank its managers for their important contribution to Berkshire.

Finally, we own a group of smaller companies, most of them specializing in odd corners of the insurance world. In aggregate, their results have consistently been profitable and, as the table below shows, the float they provide us is substantial. Charlie and I treasure these companies and their managers.

Here is the record of all four segments of our property-casualty and life insurance businesses:

	Underwriting Profit		Yearend Float
	(in millions)
Insurance Operations	2009	2008	2009	2008
General Re	$477	$342	$21,014	$21,074
BH Reinsurance	349	1,324	26,223	24,221
GEICO	649	916	9,613	8,454
Other Primary	84	210	5,061	4,739

	$1,559	$2,792	$61,911	$58,488

* * * * * * * * * * * *

And now a painful confession: Last year your chairman closed the book on a very expensive business fiasco entirely of his own making.

For many years I had struggled to think of side products that we could offer our millions of loyal GEICO customers. Unfortunately, I finally succeeded, coming up with a brilliant insight that we should market our own credit card. I reasoned that GEICO policyholders were likely to be good credit risks and, assuming we offered an attractive card, would likely favor us with their business. We got business all right – but of the wrong type.

Our pre-tax losses from credit-card operations came to about $6.3 million before I finally woke up. We then sold our $98 million portfolio of troubled receivables for 55¢ on the dollar, losing an additional $44 million.

GEICO’s managers, it should be emphasized, were never enthusiastic about my idea. They warned me that instead of getting the cream of GEICO’s customers we would get the – – – – – well, let’s call it the non-cream. I subtly indicated that I was older and wiser.

I was just older.

Regulated Utility Business

Berkshire has an 89.5% interest in MidAmerican Energy Holdings, which owns a wide variety of utility operations. The largest of these are (1) Yorkshire Electricity and Northern Electric, whose 3.8 million end users make it the U.K.’s third largest distributor of electricity; (2) MidAmerican Energy, which serves 725,000 electric customers, primarily in Iowa; (3) Pacific Power and Rocky Mountain Power, serving about 1.7 million electric customers in six western states; and (4) Kern River and Northern Natural pipelines, which carry about 8% of the natural gas consumed in the U.S.

MidAmerican has two terrific managers, Dave Sokol and Greg Abel. In addition, my long-time friend, Walter Scott, along with his family, has a major ownership position in the company. Walter brings extraordinary business savvy to any operation. Ten years of working with Dave, Greg and Walter have reinforced my original belief: Berkshire couldn’t have better partners. They are truly a dream team.

Somewhat incongruously, MidAmerican also owns the second largest real estate brokerage firm in the U.S., HomeServices of America. This company operates through 21 locally-branded firms that have 16,000 agents. Though last year was again a terrible year for home sales, HomeServices earned a modest sum. It also acquired a firm in Chicago and will add other quality brokerage operations when they are available at sensible prices. A decade from now, HomeServices is likely to be much larger.

Here are some key figures on MidAmerican’s operations:

	Earnings (in millions)
	2009	2008
U.K. utilities	$248	$339
Iowa utility	285	425
Western utilities	788	703
Pipelines	457	595
HomeServices	43	(45)
Other (net)	25	186

Operating earnings before corporate interest and taxes	1,846	2,203
Constellation Energy *	—	1,092
Interest, other than to Berkshire	(318)	(332)
Interest on Berkshire junior debt	(58)	(111)
Income tax	(313)	(1,002)

Net earnings	$1,157	$1,850

Earnings applicable to Berkshire **	$1,071	$1,704
Debt owed to others	19,579	19,145
Debt owed to Berkshire	353	1,087

*	Consists of a breakup fee of $175 million and a profit on our investment of $917 million.
**	Includes interest earned by Berkshire (net of related income taxes) of $38 in 2009 and $72 in 2008.

Our regulated electric utilities, offering monopoly service in most cases, operate in a symbiotic manner with the customers in their service areas, with those users depending on us to provide first-class service and invest for their future needs. Permitting and construction periods for generation and major transmission facilities stretch way out, so it is incumbent on us to be far-sighted. We, in turn, look to our utilities’ regulators (acting on behalf of our customers) to allow us an appropriate return on the huge amounts of capital we must deploy to meet future needs. We shouldn’t expect our regulators to live up to their end of the bargain unless we live up to ours.

Dave and Greg make sure we do just that. National research companies consistently rank our Iowa and Western utilities at or near the top of their industry. Similarly, among the 43 U.S. pipelines ranked by a firm named Mastio, our Kern River and Northern Natural properties tied for second place.

Moreover, we continue to pour huge sums of money into our operations so as to not only prepare for the future but also make these operations more environmentally friendly. Since we purchased MidAmerican ten years ago, it has never paid a dividend. We have instead used earnings to improve and expand our properties in each of the territories we serve. As one dramatic example, in the last three years our Iowa and Western utilities have earned $2.5 billion, while in this same period spending $3 billion on wind generation facilities.

MidAmerican has consistently kept its end of the bargain with society and, to society’s credit, it has reciprocated: With few exceptions, our regulators have promptly allowed us to earn a fair return on the ever-increasing sums of capital we must invest. Going forward, we will do whatever it takes to serve our territories in the manner they expect. We believe that, in turn, we will be allowed the return we deserve on the funds we invest.

In earlier days, Charlie and I shunned capital-intensive businesses such as public utilities. Indeed, the best businesses by far for owners continue to be those that have high returns on capital and that require little incremental investment to grow. We are fortunate to own a number of such businesses, and we would love to buy more. Anticipating, however, that Berkshire will generate ever-increasing amounts of cash, we are today quite willing to enter businesses that regularly require large capital expenditures. We expect only that these businesses have reasonable expectations of earning decent returns on the incremental sums they invest. If our expectations are met – and we believe that they will be – Berkshire’s ever-growing collection of good to great businesses should produce above-average, though certainly not spectacular, returns in the decades ahead.

Our BNSF operation, it should be noted, has certain important economic characteristics that resemble those of our electric utilities. In both cases we provide fundamental services that are, and will remain, essential to the economic well-being of our customers, the communities we serve, and indeed the nation. Both will require heavy investment that greatly exceeds depreciation allowances for decades to come. Both must also plan far ahead to satisfy demand that is expected to outstrip the needs of the past. Finally, both require wise regulators who will provide certainty about allowable returns so that we can confidently make the huge investments required to maintain, replace and expand the plant.

We see a “social compact” existing between the public and our railroad business, just as is the case with our utilities. If either side shirks its obligations, both sides will inevitably suffer. Therefore, both parties to the compact should – and we believe will – understand the benefit of behaving in a way that encourages good behavior by the other. It is inconceivable that our country will realize anything close to its full economic potential without its possessing first-class electricity and railroad systems. We will do our part to see that they exist.

In the future, BNSF results will be included in this “regulated utility” section. Aside from the two businesses having similar underlying economic characteristics, both are logical users of substantial amounts of debt that is not guaranteed by Berkshire. Both will retain most of their earnings. Both will earn and invest large sums in good times or bad, though the railroad will display the greater cyclicality. Overall, we expect this regulated sector to deliver significantly increased earnings over time, albeit at the cost of our investing many tens – yes, tens – of billions of dollars of incremental equity capital.

Manufacturing, Service and Retailing Operations

Our activities in this part of Berkshire cover the waterfront. Let’s look, though, at a summary balance sheet and earnings statement for the entire group.

Balance Sheet 12/31/09 (in millions)

Assets
Cash and equivalents	$3,018
Accounts and notes receivable	5,066
Inventory	6,147
Other current assets	625

Total current assets	14,856

Goodwill and other intangibles	16,499
Fixed assets	15,374
Other assets	2,070

$48,799

Liabilities and Equity
Notes payable	$1,842
Other current liabilities	7,414

Total current liabilities	9,256

Deferred taxes	2,834
Term debt and other liabilities	6,240
Equity	30,469

$48,799

Earnings Statement (in millions)

	2009		2008		2007
Revenues	$61,665		$66,099		$59,100
Operating expenses (including depreciation of $1,422 in 2009, $1,280 in 2008 and $955 in 2007)	59,509		61,937		55,026
Interest expense	98		139		127

Pre-tax earnings	2,058	*	4,023	*	3,947	*
Income taxes and minority interests	945		1,740		1,594

Net income	$1,113		$2,283		$2,353

*Does not include purchase-accounting adjustments.

Almost all of the many and widely-diverse operations in this sector suffered to one degree or another from 2009’s severe recession. The major exception was McLane, our distributor of groceries, confections and non-food items to thousands of retail outlets, the largest by far Wal-Mart.

Grady Rosier led McLane to record pre-tax earnings of $344 million, which even so amounted to only slightly more than one cent per dollar on its huge sales of $31.2 billion. McLane employs a vast array of physical assets – practically all of which it owns – including 3,242 trailers, 2,309 tractors and 55 distribution centers with 15.2 million square feet of space. McLane’s prime asset, however, is Grady.

We had a number of companies at which profits improved even as sales contracted, always an exceptional managerial achievement. Here are the CEOs who made it happen:

COMPANY	CEO
Benjamin Moore (paint)	Denis Abrams
Borsheims (jewelry retailing)	Susan Jacques
H. H. Brown (manufacturing and retailing of shoes)	Jim Issler
CTB (agricultural equipment)	Vic Mancinelli
Dairy Queen	John Gainor
Nebraska Furniture Mart (furniture retailing)	Ron and Irv Blumkin
Pampered Chef (direct sales of kitchen tools)	Marla Gottschalk
See’s (manufacturing and retailing of candy)	Brad Kinstler
Star Furniture (furniture retailing)	Bill Kimbrell

Among the businesses we own that have major exposure to the depressed industrial sector, both Marmon and Iscar turned in relatively strong performances. Frank Ptak’s Marmon delivered a 13.5% pre-tax profit margin, a record high. Though the company’s sales were down 27%, Frank’s cost-conscious management mitigated the decline in earnings.

Nothing stops Israel-based Iscar – not wars, recessions or competitors. The world’s two other leading suppliers of small cutting tools both had very difficult years, each operating at a loss throughout much of the year. Though Iscar’s results were down significantly from 2008, the company regularly reported profits, even while it was integrating and rationalizing Tungaloy, the large Japanese acquisition that we told you about last year. When manufacturing rebounds, Iscar will set new records. Its incredible managerial team of Eitan Wertheimer, Jacob Harpaz and Danny Goldman will see to that.

Every business we own that is connected to residential and commercial construction suffered severely in 2009. Combined pre-tax earnings of Shaw, Johns Manville, Acme Brick, and MiTek were $227 million, an 82.5% decline from $1.295 billion in 2006, when construction activity was booming. These businesses continue to bump along the bottom, though their competitive positions remain undented.

The major problem for Berkshire last year was NetJets, an aviation operation that offers fractional ownership of jets. Over the years, it has been enormously successful in establishing itself as the premier company in its industry, with the value of its fleet far exceeding that of its three major competitors combined. Overall, our dominance in the field remains unchallenged.

NetJets’ business operation, however, has been another story. In the eleven years that we have owned the company, it has recorded an aggregate pre-tax loss of $157 million. Moreover, the company’s debt has soared from $102 million at the time of purchase to $1.9 billion in April of last year. Without Berkshire’s guarantee of this debt, NetJets would have been out of business. It’s clear that I failed you in letting NetJets descend into this condition. But, luckily, I have been bailed out.

Dave Sokol, the enormously talented builder and operator of MidAmerican Energy, became CEO of NetJets in August. His leadership has been transforming: Debt has already been reduced to $1.4 billion, and, after suffering a staggering loss of $711 million in 2009, the company is now solidly profitable.

Most important, none of the changes wrought by Dave have in any way undercut the top-of-the-line standards for safety and service that Rich Santulli, NetJets’ previous CEO and the father of the fractional-ownership industry, insisted upon. Dave and I have the strongest possible personal interest in maintaining these standards because we and our families use NetJets for almost all of our flying, as do many of our directors and managers. None of us are assigned special planes nor crews. We receive exactly the same treatment as any other owner, meaning we pay the same prices as everyone else does when we are using our personal contracts. In short, we eat our own cooking. In the aviation business, no other testimonial means more.

Finance and Financial Products

Our largest operation in this sector is Clayton Homes, the country’s leading producer of modular and manufactured homes. Clayton was not always number one: A decade ago the three leading manufacturers were Fleetwood, Champion and Oakwood, which together accounted for 44% of the output of the industry. All have since gone bankrupt. Total industry output, meanwhile, has fallen from 382,000 units in 1999 to 60,000 units in 2009.

The industry is in shambles for two reasons, the first of which must be lived with if the U.S. economy is to recover. This reason concerns U.S. housing starts (including apartment units). In 2009, starts were 554,000, by far the lowest number in the 50 years for which we have data. Paradoxically, this is good news.

People thought it was good news a few years back when housing starts – the supply side of the picture – were running about two million annually. But household formations – the demand side – only amounted to about 1.2 million. After a few years of such imbalances, the country unsurprisingly ended up with far too many houses.

There were three ways to cure this overhang: (1) blow up a lot of houses, a tactic similar to the destruction of autos that occurred with the “cash-for-clunkers” program; (2) speed up household formations by, say, encouraging teenagers to cohabitate, a program not likely to suffer from a lack of volunteers or; (3) reduce new housing starts to a number far below the rate of household formations.

Our country has wisely selected the third option, which means that within a year or so residential housing problems should largely be behind us, the exceptions being only high-value houses and those in certain localities where overbuilding was particularly egregious. Prices will remain far below “bubble” levels, of course, but for every seller (or lender) hurt by this there will be a buyer who benefits. Indeed, many families that couldn’t afford to buy an appropriate home a few years ago now find it well within their means because the bubble burst.

The second reason that manufactured housing is troubled is specific to the industry: the punitive differential in mortgage rates between factory-built homes and site-built homes. Before you read further, let me underscore the obvious: Berkshire has a dog in this fight, and you should therefore assess the commentary that follows with special care. That warning made, however, let me explain why the rate differential causes problems for both large numbers of lower-income Americans and Clayton.

The residential mortgage market is shaped by government rules that are expressed by FHA, Freddie Mac and Fannie Mae. Their lending standards are all-powerful because the mortgages they insure can typically be securitized and turned into what, in effect, is an obligation of the U.S. government. Currently buyers of conventional site-built homes who qualify for these guarantees can obtain a 30-year loan at about 5 1/4%. In addition, these are mortgages that have recently been purchased in massive amounts by the Federal Reserve, an action that also helped to keep rates at bargain-basement levels.

In contrast, very few factory-built homes qualify for agency-insured mortgages. Therefore, a meritorious buyer of a factory-built home must pay about 9% on his loan. For the all-cash buyer, Clayton’s homes offer terrific value. If the buyer needs mortgage financing, however – and, of course, most buyers do – the difference in financing costs too often negates the attractive price of a factory-built home.

Last year I told you why our buyers – generally people with low incomes – performed so well as credit risks. Their attitude was all-important: They signed up to live in the home, not resell or refinance it. Consequently, our buyers usually took out loans with payments geared to their verified incomes (we weren’t making “liar’s loans”) and looked forward to the day they could burn their mortgage. If they lost their jobs, had health problems or got divorced, we could of course expect defaults. But they seldom walked away simply because house values had fallen. Even today, though job-loss troubles have grown, Clayton’s delinquencies and defaults remain reasonable and will not cause us significant problems.

We have tried to qualify more of our customers’ loans for treatment similar to those available on the site-built product. So far we have had only token success. Many families with modest incomes but responsible habits have therefore had to forego home ownership simply because the financing differential attached to the factory-built product makes monthly payments too expensive. If qualifications aren’t broadened, so as to open low-cost financing to all who meet down-payment and income standards, the manufactured-home industry seems destined to struggle and dwindle.

Even under these conditions, I believe Clayton will operate profitably in coming years, though well below its potential. We couldn’t have a better manager than CEO Kevin Clayton, who treats Berkshire’s interests as if they were his own. Our product is first-class, inexpensive and constantly being improved. Moreover, we will continue to use Berkshire’s credit to support Clayton’s mortgage program, convinced as we are of its soundness. Even so, Berkshire can’t borrow at a rate approaching that available to government agencies. This handicap will limit sales, hurting both Clayton and a multitude of worthy families who long for a low-cost home.

In the following table, Clayton’s earnings are net of the company’s payment to Berkshire for the use of its credit. Offsetting this cost to Clayton is an identical amount of income credited to Berkshire’s finance operation and included in “Other Income.” The cost and income amount was $116 million in 2009 and $92 million in 2008.

The table also illustrates how severely our furniture (CORT) and trailer (XTRA) leasing operations have been hit by the recession. Though their competitive positions remain as strong as ever, we have yet to see any bounce in these businesses.

	Pre-Tax Earnings
	(in millions)
	2009	2008
Net investment income	$278	$330
Life and annuity operation	116	23
Leasing operations	14	87
Manufactured-housing finance (Clayton)	187	206
Other income *	186	141

Income before investment and derivatives gains or losses	$781	$787

*	Includes $116 million in 2009 and $92 million in 2008 of fees that Berkshire charges Clayton for the use of Berkshire’s credit.

* * * * * * * * * * * *

At the end of 2009, we became a 50% owner of Berkadia Commercial Mortgage (formerly known as Capmark), the country’s third-largest servicer of commercial mortgages. In addition to servicing a $235 billion portfolio, the company is an important originator of mortgages, having 25 offices spread around the country. Though commercial real estate will face major problems in the next few years, long-term opportunities for Berkadia are significant.

Our partner in this operation is Leucadia, run by Joe Steinberg and Ian Cumming, with whom we had a terrific experience some years back when Berkshire joined with them to purchase Finova, a troubled finance business. In resolving that situation, Joe and Ian did far more than their share of the work, an arrangement I always encourage. Naturally, I was delighted when they called me to partner again in the Capmark purchase.

Our first venture was also christened Berkadia. So let’s call this one Son of Berkadia. Someday I’ll be writing you about Grandson of Berkadia.

Investments

Below we show our common stock investments that at yearend had a market value of more than $1 billion.

		12/31/09
Shares	Company	Percentage of Company Owned	Cost *	Market
			(in millions)
151,610,700	American Express Company	12.7	$1,287	$6,143
225,000,000	BYD Company, Ltd.	9.9	232	1,986
200,000,000	The Coca-Cola Company	8.6	1,299	11,400
37,711,330	ConocoPhillips	2.5	2,741	1,926
28,530,467	Johnson & Johnson	1.0	1,724	1,838
130,272,500	Kraft Foods Inc.	8.8	4,330	3,541
3,947,554	POSCO	5.2	768	2,092
83,128,411	The Procter & Gamble Company	2.9	533	5,040
25,108,967	Sanofi-Aventis	1.9	2,027	1,979
234,247,373	Tesco plc	3.0	1,367	1,620
76,633,426	U.S. Bancorp	4.0	2,371	1,725
39,037,142	Wal-Mart Stores, Inc.	1.0	1,893	2,087
334,235,585	Wells Fargo & Company	6.5	7,394	9,021
	Others		6,680	8,636

	Total Common Stocks Carried at Market		$34,646	$59,034

*	This is our actual purchase price and also our tax basis; GAAP “cost” differs in a few cases because of write-ups or write-downs that have been required.

In addition, we own positions in non-traded securities of Dow Chemical, General Electric, Goldman Sachs, Swiss Re and Wrigley with an aggregate cost of $21.1 billion and a carrying value of $26.0 billion. We purchased these five positions in the last 18 months. Setting aside the significant equity potential they provide us, these holdings deliver us an aggregate of $2.1 billion annually in dividends and interest. Finally, we owned 76,777,029 shares (22.5%) of BNSF at yearend, which we then carried at $85.78 per share, but which have subsequently been melded into our purchase of the entire company.

In 2009, our largest sales were in ConocoPhillips, Moody’s, Procter & Gamble and Johnson & Johnson (sales of the latter occurring after we had built our position earlier in the year). Charlie and I believe that all of these stocks will likely trade higher in the future. We made some sales early in 2009 to raise cash for our Dow and Swiss Re purchases and late in the year made other sales in anticipation of our BNSF purchase.

We told you last year that very unusual conditions then existed in the corporate and municipal bond markets and that these securities were ridiculously cheap relative to U.S. Treasuries. We backed this view with some purchases, but I should have done far more. Big opportunities come infrequently. When it’s raining gold, reach for a bucket, not a thimble.

We entered 2008 with $44.3 billion of cash-equivalents, and we have since retained operating earnings of $17 billion. Nevertheless, at yearend 2009, our cash was down to $30.6 billion (with $8 billion earmarked for the BNSF acquisition). We’ve put a lot of money to work during the chaos of the last two years. It’s been an ideal period for investors: A climate of fear is their best friend. Those who invest only when commentators are upbeat end up paying a heavy price for meaningless reassurance. In the end, what counts in investing is what you pay for a business – through the purchase of a small piece of it in the stock market – and what that business earns in the succeeding decade or two.

* * * * * * * * * * * *

Last year I wrote extensively about our derivatives contracts, which were then the subject of both controversy and misunderstanding. For that discussion, please go to www.berkshirehathaway.com.

We have since changed only a few of our positions. Some credit contracts have run off. The terms of about 10% of our equity put contracts have also changed: Maturities have been shortened and strike prices materially reduced. In these modifications, no money changed hands.

A few points from last year’s discussion are worth repeating:

(1)	Though it’s no sure thing, I expect our contracts in aggregate to deliver us a profit over their lifetime, even when investment income on the huge amount of float they provide us is excluded in the calculation. Our derivatives float – which is not included in the $62 billion of insurance float I described earlier – was about $6.3 billion at yearend.

(2)	Only a handful of our contracts require us to post collateral under any circumstances. At last year’s low point in the stock and credit markets, our posting requirement was $1.7 billion, a small fraction of the derivatives-related float we held. When we do post collateral, let me add, the securities we put up continue to earn money for our account.

(3)	Finally, you should expect large swings in the carrying value of these contracts, items that can affect our reported quarterly earnings in a huge way but that do not affect our cash or investment holdings. That thought certainly fit 2009’s circumstances. Here are the pre-tax quarterly gains and losses from derivatives valuations that were part of our reported earnings last year:

Quarter	$ Gain (Loss) in Billions
1	(1.517)
2	2.357
3	1.732
4	1.052

As we’ve explained, these wild swings neither cheer nor bother Charlie and me. When we report to you, we will continue to separate out these figures (as we do realized investment gains and losses) so that you can more clearly view the earnings of our operating businesses. We are delighted that we hold the derivatives contracts that we do. To date we have significantly profited from the float they provide. We expect also to earn further investment income over the life of our contracts.

We have long invested in derivatives contracts that Charlie and I think are mispriced, just as we try to invest in mispriced stocks and bonds. Indeed, we first reported to you that we held such contracts in early 1998. The dangers that derivatives pose for both participants and society – dangers of which we’ve long warned, and that can be dynamite – arise when these contracts lead to leverage and/or counterparty risk that is extreme. At Berkshire nothing like that has occurred – nor will it.

It’s my job to keep Berkshire far away from such problems. Charlie and I believe that a CEO must not delegate risk control. It’s simply too important. At Berkshire, I both initiate and monitor every derivatives contract on our books, with the exception of operations-related contracts at a few of our subsidiaries, such as MidAmerican, and the minor runoff contracts at General Re. If Berkshire ever gets in trouble, it will be my fault. It will not be because of misjudgments made by a Risk Committee or Chief Risk Officer.

* * * * * * * * * * * *

In my view a board of directors of a huge financial institution is derelict if it does not insist that its CEO bear full responsibility for risk control. If he’s incapable of handling that job, he should look for other employment. And if he fails at it – with the government thereupon required to step in with funds or guarantees – the financial consequences for him and his board should be severe.

It has not been shareholders who have botched the operations of some of our country’s largest financial institutions. Yet they have borne the burden, with 90% or more of the value of their holdings wiped out in most cases of failure. Collectively, they have lost more than $500 billion in just the four largest financial fiascos of the last two years. To say these owners have been “bailed-out” is to make a mockery of the term.

The CEOs and directors of the failed companies, however, have largely gone unscathed. Their fortunes may have been diminished by the disasters they oversaw, but they still live in grand style. It is the behavior of these CEOs and directors that needs to be changed: If their institutions and the country are harmed by their recklessness, they should pay a heavy price – one not reimbursable by the companies they’ve damaged nor by insurance. CEOs and, in many cases, directors have long benefitted from oversized financial carrots; some meaningful sticks now need to be part of their employment picture as well.

An Inconvenient Truth (Boardroom Overheating)

Our subsidiaries made a few small “bolt-on” acquisitions last year for cash, but our blockbuster deal with BNSF required us to issue about 95,000 Berkshire shares that amounted to 6.1% of those previously outstanding. Charlie and I enjoy issuing Berkshire stock about as much as we relish prepping for a colonoscopy.

The reason for our distaste is simple. If we wouldn’t dream of selling Berkshire in its entirety at the current market price, why in the world should we “sell” a significant part of the company at that same inadequate price by issuing our stock in a merger?

In evaluating a stock-for-stock offer, shareholders of the target company quite understandably focus on the market price of the acquirer’s shares that are to be given them. But they also expect the transaction to deliver them the intrinsic value of their own shares – the ones they are giving up. If shares of a prospective acquirer are selling below their intrinsic value, it’s impossible for that buyer to make a sensible deal in an all-stock deal. You simply can’t exchange an undervalued stock for a fully-valued one without hurting your shareholders.

Imagine, if you will, Company A and Company B, of equal size and both with businesses intrinsically worth $100 per share. Both of their stocks, however, sell for $80 per share. The CEO of A, long on confidence and short on smarts, offers 1 1/4 shares of A for each share of B, correctly telling his directors that B is worth $100 per share. He will neglect to explain, though, that what he is giving will cost his shareholders $125 in intrinsic value. If the directors are mathematically challenged as well, and a deal is therefore completed, the shareholders of B will end up owning 55.6% of A & B’s combined assets and A’s shareholders will own 44.4%. Not everyone at A, it should be noted, is a loser from this nonsensical transaction. Its CEO now runs a company twice as large as his original domain, in a world where size tends to correlate with both prestige and compensation.

If an acquirer’s stock is overvalued, it’s a different story: Using it as a currency works to the acquirer’s advantage. That’s why bubbles in various areas of the stock market have invariably led to serial issuances of stock by sly promoters. Going by the market value of their stock, they can afford to overpay because they are, in effect, using counterfeit money. Periodically, many air-for-assets acquisitions have taken place, the late 1960s having been a particularly obscene period for such chicanery. Indeed, certain large companies were built in this way. (No one involved, of course, ever publicly acknowledges the reality of what is going on, though there is plenty of private snickering.)

In our BNSF acquisition, the selling shareholders quite properly evaluated our offer at $100 per share. The cost to us, however, was somewhat higher since 40% of the $100 was delivered in our shares, which Charlie and I believed to be worth more than their market value. Fortunately, we had long owned a substantial amount of BNSF stock that we purchased in the market for cash. All told, therefore, only about 30% of our cost overall was paid with Berkshire shares.

In the end, Charlie and I decided that the disadvantage of paying 30% of the price through stock was offset by the opportunity the acquisition gave us to deploy $22 billion of cash in a business we understood and liked for the long term. It has the additional virtue of being run by Matt Rose, whom we trust and admire. We also like the prospect of investing additional billions over the years at reasonable rates of return. But the final decision was a close one. If we had needed to use more stock to make the acquisition, it would in fact have made no sense. We would have then been giving up more than we were getting.

* * * * * * * * * * * *

I have been in dozens of board meetings in which acquisitions have been deliberated, often with the directors being instructed by high-priced investment bankers (are there any other kind?). Invariably, the bankers give the board a detailed assessment of the value of the company being purchased, with emphasis on why it is worth far more than its market price. In more than fifty years of board memberships, however, never have I heard the investment bankers (or management!) discuss the true value of what is being given. When a deal involved the issuance of the acquirer’s stock, they simply used market value to measure the cost. They did this even though they would have argued that the acquirer’s stock price was woefully inadequate – absolutely no indicator of its real value – had a takeover bid for the acquirer instead been the subject up for discussion.

When stock is the currency being contemplated in an acquisition and when directors are hearing from an advisor, it appears to me that there is only one way to get a rational and balanced discussion. Directors should hire a second advisor to make the case against the proposed acquisition, with its fee contingent on the deal not going through. Absent this drastic remedy, our recommendation in respect to the use of advisors remains: “Don’t ask the barber whether you need a haircut.”

* * * * * * * * * * * *

I can’t resist telling you a true story from long ago. We owned stock in a large well-run bank that for decades had been statutorily prevented from acquisitions. Eventually, the law was changed and our bank immediately began looking for possible purchases. Its managers – fine people and able bankers – not unexpectedly began to behave like teenage boys who had just discovered girls.

They soon focused on a much smaller bank, also well-run and having similar financial characteristics in such areas as return on equity, interest margin, loan quality, etc. Our bank sold at a modest price (that’s why we had bought into it), hovering near book value and possessing a very low price/earnings ratio. Alongside, though, the small-bank owner was being wooed by other large banks in the state and was holding out for a price close to three times book value. Moreover, he wanted stock, not cash.

Naturally, our fellows caved in and agreed to this value-destroying deal. “We need to show that we are in the hunt. Besides, it’s only a small deal,” they said, as if only major harm to shareholders would have been a legitimate reason for holding back. Charlie’s reaction at the time: “Are we supposed to applaud because the dog that fouls our lawn is a Chihuahua rather than a Saint Bernard?”

The seller of the smaller bank – no fool – then delivered one final demand in his negotiations. “After the merger,” he in effect said, perhaps using words that were phrased more diplomatically than these, “I’m going to be a large shareholder of your bank, and it will represent a huge portion of my net worth. You have to promise me, therefore, that you’ll never again do a deal this dumb.”

Yes, the merger went through. The owner of the small bank became richer, we became poorer, and the managers of the big bank – newly bigger – lived happily ever after.

The Annual Meeting

Our best guess is that 35,000 people attended the annual meeting last year (up from 12 – no zeros omitted – in 1981). With our shareholder population much expanded, we expect even more this year. Therefore, we will have to make a few changes in the usual routine. There will be no change, however, in our enthusiasm for having you attend. Charlie and I like to meet you, answer your questions and – best of all – have you buy lots of goods from our businesses.

The meeting this year will be held on Saturday, May 1st. As always, the doors will open at the Qwest Center at 7 a.m., and a new Berkshire movie will be shown at 8:30. At 9:30 we will go directly to the question-and-answer period, which (with a break for lunch at the Qwest’s stands) will last until 3:30. After a short recess, Charlie and I will convene the annual meeting at 3:45. If you decide to leave during the day’s question periods, please do so while Charlie is talking. (Act fast; he can be terse.)

The best reason to exit, of course, is to shop. We will help you do that by filling the 194,300-square-foot hall that adjoins the meeting area with products from dozens of Berkshire subsidiaries. Last year, you did your part, and most locations racked up record sales. But you can do better. (A friendly warning: If I find sales are lagging, I get testy and lock the exits.)

GEICO will have a booth staffed by a number of its top counselors from around the country, all of them ready to supply you with auto insurance quotes. In most cases, GEICO will be able to give you a shareholder discount (usually 8%). This special offer is permitted by 44 of the 51 jurisdictions in which we operate. (One supplemental point: The discount is not additive if you qualify for another, such as that given certain groups.) Bring the details of your existing insurance and check out whether we can save you money. For at least 50% of you, I believe we can.

Be sure to visit the Bookworm. Among the more than 30 books and DVDs it will offer are two new books by my sons: Howard’s Fragile, a volume filled with photos and commentary about lives of struggle around the globe and Peter’s Life Is What You Make It. Completing the family trilogy will be the debut of my sister Doris’s biography, a story focusing on her remarkable philanthropic activities. Also available will be Poor Charlie’s Almanack, the story of my partner. This book is something of a publishing miracle – never advertised, yet year after year selling many thousands of copies from its Internet site. (Should you need to ship your book purchases, a nearby shipping service will be available.)

If you are a big spender – or, for that matter, merely a gawker – visit Elliott Aviation on the east side of the Omaha airport between noon and 5:00 p.m. on Saturday. There we will have a fleet of NetJets aircraft that will get your pulse racing.

An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. As for plane, hotel and car reservations, we have again signed up American Express (800-799-6634) to give you special help. Carol Pedersen, who handles these matters, does a terrific job for us each year, and I thank her for it. Hotel rooms can be hard to find, but work with Carol and you will get one.

At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” discount pricing. To obtain the Berkshire discount, you must make your purchases between Thursday, April 29th and Monday, May 3rd inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but which, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m., NFM is having a Berkyville BBQ to which you are all invited.

At Borsheims, we will again have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 10 p.m. on Friday, April 30th. The second, the main gala, will be held on Sunday, May 2nd, from 9 a.m. to 4 p.m. On Saturday, we will be open until 6 p.m.

We will have huge crowds at Borsheims throughout the weekend. For your convenience, therefore, shareholder prices will be available from Monday, April 26th through Saturday, May 8th. During that period, please identify yourself as a shareholder by presenting your meeting credentials or a brokerage statement that shows you are a Berkshire holder. Enter with rhinestones; leave with diamonds. My daughter tells me that the more you buy, the more you save (kids say the darnedest things).

On Sunday, in the mall outside of Borsheims, a blindfolded Patrick Wolff, twice U.S. chess champion, will take on all comers – who will have their eyes wide open – in groups of six. Nearby, Norman Beck, a remarkable magician from Dallas, will bewilder onlookers.

Our special treat for shareholders this year will be the return of my friend, Ariel Hsing, the country’s top-ranked junior table tennis player (and a good bet to win at the Olympics some day). Now 14, Ariel came to the annual meeting four years ago and demolished all comers, including me. (You can witness my humiliating defeat on YouTube; just type in Ariel Hsing Berkshire.)

Naturally, I’ve been plotting a comeback and will take her on outside of Borsheims at 1:00 p.m. on Sunday. It will be a three-point match, and after I soften her up, all shareholders are invited to try their luck at similar three-point contests. Winners will be given a box of See’s candy. We will have equipment available, but bring your own paddle if you think it will help. (It won’t.)

Gorat’s will again be open exclusively for Berkshire shareholders on Sunday, May 2nd, and will be serving from 1 p.m. until 10 p.m. Last year, though, it was overwhelmed by demand. With many more diners expected this year, I’ve asked my friend, Donna Sheehan, at Piccolo’s – another favorite restaurant of mine – to serve shareholders on Sunday as well. (Piccolo’s giant root beer float is mandatory for any fan of fine dining.) I plan to eat at both restaurants: All of the weekend action makes me really hungry, and I have favorite dishes at each spot. Remember: To make a reservation at Gorat’s, call 402-551-3733 on April 1st (but not before) and at Piccolo’s call 402-342-9038.

Regrettably, we will not be able to have a reception for international visitors this year. Our count grew to about 800 last year, and my simply signing one item per person took about 2 1/ 2 hours. Since we expect even more international visitors this year, Charlie and I decided we must drop this function. But be assured, we welcome every international visitor who comes.

Last year we changed our method of determining what questions would be asked at the meeting and received many dozens of letters applauding the new arrangement. We will therefore again have the same three financial journalists lead the question-and-answer period, asking Charlie and me questions that shareholders have submitted to them by e-mail.

The journalists and their e-mail addresses are: Carol Loomis, of Fortune, who may be e-mailed at cloomis@fortunemail.com; Becky Quick, of CNBC, at BerkshireQuestions@cnbc.com, and Andrew Ross Sorkin, of The New York Times, at arsorkin@nytimes.com. From the questions submitted, each journalist will choose the dozen or so he or she decides are the most interesting and important. The journalists have told me your question has the best chance of being selected if you keep it concise and include no more than two questions in any e-mail you send them. (In your e-mail, let the journalist know if you would like your name mentioned if your question is selected.)

Neither Charlie nor I will get so much as a clue about the questions to be asked. We know the journalists will pick some tough ones and that’s the way we like it.

We will again have a drawing at 8:15 on Saturday at each of 13 microphones for those shareholders wishing to ask questions themselves. At the meeting, I will alternate the questions asked by the journalists with those from the winning shareholders. We’ve added 30 minutes to the question time and will probably have time for about 30 questions from each group.

* * * * * * * * * * *

At 86 and 79, Charlie and I remain lucky beyond our dreams. We were born in America; had terrific parents who saw that we got good educations; have enjoyed wonderful families and great health; and came equipped with a “business” gene that allows us to prosper in a manner hugely disproportionate to that experienced by many people who contribute as much or more to our society’s well-being. Moreover, we have long had jobs that we love, in which we are helped in countless ways by talented and cheerful associates. Indeed, over the years, our work has become ever more fascinating; no wonder we tap-dance to work. If pushed, we would gladly pay substantial sums to have our jobs (but don’t tell the Comp Committee).

Nothing, however, is more fun for us than getting together with our shareholder-partners at Berkshire’s annual meeting. So join us on May 1st at the Qwest for our annual Woodstock for Capitalists. We’ll see you there.

February 26, 2010	Warren E. Buffett
Chairman of the Board

P.S. Come by rail.

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Selected Financial Data for the Past Five Years

(dollars in millions except per share data)

	2009	2008	2007	2006	2005
Revenues:
Insurance premiums earned (1)	$27,884	$25,525	$31,783	$23,964	$21,997
Sales and service revenues	62,555	65,854	58,243	51,803	46,138
Revenues of utilities and energy businesses (2)	11,443	13,971	12,628	10,644	—
Interest, dividend and other investment income	5,245	4,966	4,979	4,382	3,487
Interest and other revenues of finance and financial products businesses	4,579	4,931	5,103	5,111	4,633
Investment and derivative gains/losses (3)	787	(7,461)	5,509	2,635	5,408

Total revenues	$112,493	$107,786	$118,245	$98,539	$81,663

Earnings:
Net earnings attributable to Berkshire Hathaway (3) (4)	$8,055	$4,994	$13,213	$11,015	$8,528

Net earnings per share attributable to Berkshire Hathaway shareholders (5)	$5,193	$3,224	$8,548	$7,144	$5,538

Year-end data:
Total assets	$297,119	$267,399	$273,160	$248,437	$198,325
Notes payable and other borrowings:
Insurance and other non-finance businesses	3,719	4,349	2,680	3,698	3,583
Utilities and energy businesses (2)	19,579	19,145	19,002	16,946	—
Finance and financial products businesses	14,611	13,388	12,144	11,961	10,868
Berkshire Hathaway shareholders’ equity	131,102	109,267	120,733	108,419	91,484
Class A equivalent common shares outstanding, in thousands	1,552	1,549	1,548	1,543	1,541
Berkshire Hathaway shareholders’ equity per outstanding Class A equivalent common share	$84,487	$70,530	$78,008	$70,281	$59,377

(1)	Insurance premiums earned in 2007 included $7.1 billion from a single reinsurance transaction with Equitas.

(2)

On February 9, 2006, Berkshire converted its non-voting preferred stock of MidAmerican Energy Holdings Company (“MidAmerican”) to common stock and upon conversion, owned approximately 83.4% of the voting common stock interests. Accordingly, the Consolidated Financial Statements reflect the consolidation of the accounts of MidAmerican beginning in 2006. Berkshire’s investment in MidAmerican was accounted for pursuant to the equity method in 2005.

(3)

The amount of investment and derivative gains and losses for any given period has no predictive value, and variations in amount from period to period have no practical analytical value. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other factors. After-tax investment and derivative gains/losses were $486 million in 2009, $(4.65) billion in 2008, $3.58 billion in 2007, $1.71 billion in 2006 and $3.53 billion in 2005. Investment and derivative gains/losses in 2005 include a non-cash pre-tax gain of $5.0 billion ($3.25 billion after-tax) relating to the exchange of Gillette stock for Procter & Gamble stock.

(4)

Net earnings attributable to Berkshire for the year ended December 31, 2005 includes a pre-tax underwriting loss of $3.4 billion in connection with Hurricanes Katrina, Rita and Wilma that struck the Gulf coast and Southeast regions of the United States. Such loss reduced net earnings attributable to Berkshire by approximately $2.2 billion.

(5)	Represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to 1/1,500 of such amount.

BERKSHIRE HATHAWAY INC.

ACQUISITION CRITERIA

We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:

(1)	Large purchases (at least $75 million of pre-tax earnings unless the business will fit into one of our existing units),
(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),
(3)	Businesses earning good returns on equity while employing little or no debt,
(4)	Management in place (we can’t supply it),
(5)	Simple businesses (if there’s lots of technology, we won’t understand it),
(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).

The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.

We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer – customarily within five minutes – as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.

Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Berkshire Hathaway Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 as required by the Securities Exchange Act of 1934 Rule 13a-15(c). In making this assessment, we used the criteria set forth in the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2009.

The effectiveness of our internal control over financial reporting as of December 31, 2009 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears on the following page.

Berkshire Hathaway Inc.

February 26, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Berkshire Hathaway Inc.

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of earnings, cash flows and changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2009. We also have audited the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 26, 2010

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in millions)

	December 31,
	2009	2008
ASSETS
Insurance and Other:
Cash and cash equivalents	$27,917	$24,302
Investments:
Fixed maturity securities	32,523	27,115
Equity securities	56,562	49,073
Other	28,980	18,419
Receivables	14,792	14,925
Inventories	6,147	7,500
Property, plant and equipment	15,720	16,703
Goodwill	27,614	27,477
Other	13,070	13,257

	223,325	198,771

Utilities and Energy:
Cash and cash equivalents	429	280
Property, plant and equipment	30,936	28,454
Goodwill	5,334	5,280
Other	8,072	7,556

	44,771	41,570

Finance and Financial Products:
Cash and cash equivalents	2,212	957
Investments in fixed maturity securities	4,608	4,517
Other investments	3,620	3,116
Loans and finance receivables	13,989	13,942
Goodwill	1,024	1,024
Other	3,570	3,502

	29,023	27,058

	$297,119	$267,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses	$59,416	$56,620
Unearned premiums	7,925	7,861
Life and health insurance benefits	3,802	3,619
Accounts payable, accruals and other liabilities	15,379	14,987
Notes payable and other borrowings	3,719	4,349

	90,241	87,436

Utilities and Energy:
Accounts payable, accruals and other liabilities	5,895	6,175
Notes payable and other borrowings	19,579	19,145

	25,474	25,320

Finance and Financial Products:
Accounts payable, accruals and other liabilities	2,514	2,656
Derivative contract liabilities	9,269	14,612
Notes payable and other borrowings	14,611	13,388

	26,394	30,656

Income taxes, principally deferred	19,225	10,280

Total liabilities	161,334	153,692

Shareholders’ equity:
Common stock	8	8
Capital in excess of par value	27,074	27,133
Accumulated other comprehensive income	17,793	3,954
Retained earnings	86,227	78,172

Berkshire Hathaway shareholders’ equity	131,102	109,267
Noncontrolling interests	4,683	4,440

Total shareholders’ equity	135,785	113,707

	$297,119	$267,399

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Insurance and Other:
Insurance premiums earned	$27,884	$25,525	$31,783
Sales and service revenues	62,555	65,854	58,243
Interest, dividend and other investment income	5,245	4,966	4,979
Investment gains/losses	251	1,166	5,405
Other-than-temporary impairment losses on investments	(3,155)	(1,813)	—

	92,780	95,698	100,410

Utilities and Energy:
Operating revenues	11,204	12,668	12,376
Other	239	1,303	252

	11,443	13,971	12,628

Finance and Financial Products:
Interest, dividend and other investment income	1,886	1,790	1,717
Investment gains/losses	67	7	193
Derivative gains/losses	3,624	(6,821)	(89)
Other	2,693	3,141	3,386

	8,270	(1,883)	5,207

	112,493	107,786	118,245

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses	18,251	16,259	21,010
Life and health insurance benefits	1,838	1,840	1,786
Insurance underwriting expenses	6,236	4,634	5,613
Cost of sales and services	52,647	54,103	47,477
Selling, general and administrative expenses	8,117	8,052	7,098
Interest expense	130	156	164

	87,219	85,044	83,148

Utilities and Energy:
Cost of sales and operating expenses	8,739	9,840	9,696
Interest expense	1,176	1,168	1,158

	9,915	11,008	10,854

Finance and Financial Products:
Interest expense	686	639	588
Other	3,121	3,521	3,494

	3,807	4,160	4,082

	100,941	100,212	98,084

Earnings before income taxes and equity method earnings	11,552	7,574	20,161
Income tax expense	3,538	1,978	6,594
Earnings from equity method investments	427	—	—

Net earnings	8,441	5,596	13,567
Less: Earnings attributable to noncontrolling interests	386	602	354

Net earnings attributable to Berkshire Hathaway	$8,055	$4,994	$13,213

Average common shares outstanding *	1,551,174	1,548,960	1,545,751
Net earnings per share attributable to Berkshire Hathaway shareholders *	$5,193	$3,224	$8,548

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per share attributable to Berkshire Hathaway shareholders shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-fifteen-hundredth (1/1,500) of such amount or $3.46 per share for 2009, $2.15 per share for 2008 and $5.70 per share for 2007 after giving effect to the 50-for-1 Class B stock split that became effective on January 21, 2010. See Note 19.

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net earnings	$8,441	$5,596	$13,567
Adjustments to reconcile net earnings to operating cash flows:
Investment (gains) losses and other-than-temporary impairment losses	2,837	640	(5,598)
Depreciation	3,127	2,810	2,407
Other	(149)	(1,248)	(268)
Changes in operating assets and liabilities before business acquisitions:
Losses and loss adjustment expenses	2,165	1,466	(1,164)
Deferred charges reinsurance assumed	(39)	64	196
Unearned premiums	(21)	1,311	(713)
Receivables and originated loans	697	(2,222)	(977)
Derivative contract assets and liabilities	(5,441)	7,827	2,938
Income taxes	2,035	(2,057)	553
Other assets and liabilities	2,194	(2,935)	1,609

Net cash flows from operating activities	15,846	11,252	12,550

Cash flows from investing activities:
Purchases of fixed maturity securities	(10,798)	(35,615)	(13,394)
Purchases of equity securities	(4,570)	(10,140)	(19,111)
Purchases of other investments	(7,068)	(14,452)	—
Sales of fixed maturity securities	4,338	14,796	7,821
Redemptions and maturities of fixed maturity securities	5,234	18,550	9,158
Sales of equity securities	5,626	6,840	8,054
Purchases of loans and finance receivables	(854)	(1,446)	(1,008)
Principal collections on loans and finance receivables	796	740	1,229
Acquisitions of businesses, net of cash acquired	(108)	(6,050)	(1,602)
Purchases of property, plant and equipment	(4,937)	(6,138)	(5,373)
Other	1,180	849	798

Net cash flows from investing activities	(11,161)	(32,066)	(13,428)

Cash flows from financing activities:
Proceeds from borrowings of finance businesses	1,584	5,195	1,153
Proceeds from borrowings of utilities and energy businesses	1,241	2,147	3,538
Proceeds from other borrowings	289	134	121
Repayments of borrowings of finance businesses	(403)	(3,861)	(1,093)
Repayments of borrowings of utilities and energy businesses	(444)	(2,147)	(1,149)
Repayments of other borrowings	(739)	(233)	(995)
Changes in short term borrowings, net	(885)	1,183	(596)
Acquisitions of noncontrolling interests and other	(410)	(132)	387

Net cash flows from financing activities	233	2,286	1,366

Effects of foreign currency exchange rate changes	101	(262)	98

Increase (decrease) in cash and cash equivalents	5,019	(18,790)	586
Cash and cash equivalents at beginning of year	25,539	44,329	43,743

Cash and cash equivalents at end of year *	$30,558	$25,539	$44,329

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$27,917	$24,302	$37,703
Utilities and Energy	429	280	1,178
Finance and Financial Products	2,212	957	5,448

	$30,558	$25,539	$44,329

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(dollars in millions)

	Berkshire Hathaway shareholders’ equity				Non- controlling interests
	Common stock and capital in excess of par value	Accumulated other comprehensive income	Retained earnings	Total
Balance at December 31, 2006	$26,530	$22,977	$58,912	$108,419	$2,262
Net earnings	—	—	13,213	13,213	354
Other comprehensive income, net	—	(1,357)	—	(1,357)	35
Issuance of common stock and other transactions	430	—	—	430	—
Adoption of new accounting pronouncements	—	—	28	28	—
Changes in noncontrolling interests:
Interests acquired and other transactions	—	—	—	—	17

Balance at December 31, 2007	26,960	21,620	72,153	120,733	2,668
Net earnings	—	—	4,994	4,994	602
Other comprehensive income, net	—	(17,267)	—	(17,267)	(255)
Adoption of equity method	—	(399)	1,025	626	—
Issuance of common stock and other transactions	181	—	—	181	—
Adoption of new accounting pronouncements	—	—	—	—	128
Changes in noncontrolling interests:
Business acquisitions	—	—	—	—	1,568
Interests acquired and other transactions	—	—	—	—	(271)

Balance at December 31, 2008	27,141	3,954	78,172	109,267	4,440
Net earnings	—	—	8,055	8,055	386
Other comprehensive income, net	—	13,729	—	13,729	199
Issuance of common stock and other transactions	172	—	—	172	—
Changes in noncontrolling interests:
Interests acquired and other transactions	(231)	110	—	(121)	(342)

Balance at December 31, 2009	$27,082	$17,793	$86,227	$131,102	$4,683

	2009	2008	2007
Comprehensive income attributable to Berkshire:
Net earnings	$8,055	$4,994	$13,213

Other comprehensive income:
Net change in unrealized appreciation of investments	17,607	(23,342)	2,523
Applicable income taxes	(6,263)	8,257	(872)
Reclassification of investment appreciation in net earnings	2,768	895	(5,494)
Applicable income taxes	(969)	(313)	1,923
Foreign currency translation	851	(2,140)	456
Applicable income taxes	(17)	118	(26)
Prior service cost and actuarial gains/losses of defined benefit plans	(41)	(1,071)	257
Applicable income taxes	(1)	389	(102)
Other	(206)	(60)	(22)

Other comprehensive income, net	13,729	(17,267)	(1,357)

Comprehensive income attributable to Berkshire	$21,784	$(12,273)	$11,856

Comprehensive income of noncontrolling interests	$585	$347	$389

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

(1)	Significant accounting policies and practices

(a)	Nature of operations and basis of consolidation

Berkshire Hathaway Inc. (“Berkshire”) is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, service and retailing. In these notes the terms “us,” “we,” or “our” refer to Berkshire and its consolidated subsidiaries. Further information regarding our reportable business segments is contained in Note 22. Significant business acquisitions completed over the past three years are discussed in Note 2.

The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all subsidiaries and affiliates in which we hold a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. Other factors considered in determining whether a controlling financial interest is held include whether we possess the authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether we bear a majority of the financial risk of the entity. Intercompany accounts and transactions have been eliminated. Certain amounts in prior year presentations have been reclassified to conform with the current year presentation.

In 2009, the Financial Accounting Standards Board established the FASB Accounting Standards Codification ™ (the “Codification”) as the source of accounting principles generally accepted in the United States of America (“GAAP”) through the integration of then current accounting standards from several sources into a single source. The Codification did not affect the content or application of GAAP that was in effect and had no material impact on our Consolidated Financial Statements. In these notes, relevant accounting principles are identified by Accounting Standards Codification number or “ASC.”

As of January 1, 2009, we adopted certain provisions of ASC 810 Consolidation which require that noncontrolling interests (formerly known as “minority interests”) be displayed in the balance sheet as a separate component of shareholders’ equity and that net earnings attributable to the noncontrolling interests be indentified and presented in the statement of earnings. In addition, changes in ownership interests where the parent retains a controlling interest are to be reported as transactions affecting shareholders’ equity. Previously such transactions were reportable as additional investment purchases (potentially resulting in recognition of additional other assets, including goodwill, or liabilities) or sales (potentially resulting in gains or losses). During 2009, we acquired certain noncontrolling interests in subsidiaries that resulted in a reduction to shareholders’ equity attributable to Berkshire of approximately $121 million. The reduction represents the excess of consideration paid over the previously recorded balance sheet carrying amount of the acquired noncontrolling (minority) interests.

(b)	Use of estimates in preparation of financial statements

The preparation of our Consolidated Financial Statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts that will be settled over many years. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, determination of fair value of certain financial instruments and evaluation of goodwill for impairment requires considerable judgment. Actual results may differ from the estimates used in preparing our Consolidated Financial Statements.

(c)	Cash and cash equivalents

Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, demand deposits and other investments with a maturity of three months or less when purchased.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(d)	Investments

We determine the appropriate classification of investments in fixed maturity and equity securities at the acquisition date and re-evaluate the classification at each balance sheet date. Held-to-maturity investments are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity. Trading investments are carried at fair value and include securities acquired with the intent to sell in the near term. All other securities are classified as available-for-sale and are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income.

We utilize the equity method of accounting with respect to investments when we possess the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when an investor possesses more than 20% of the voting interests of the investee. This presumption may be overcome based on specific facts and circumstances that demonstrate that the ability to exercise significant influence is restricted. We apply the equity method to investments in common stock and to other investments when such other investments possess substantially identical subordinated interests to common stock. In applying the equity method with respect to investments previously accounted for at cost or fair value, the carrying value of the investment is adjusted on a step-by-step basis as if the equity method had been applied from the time the investment was first acquired.

In applying the equity method, we record our investment at cost and subsequently increase or decrease the carrying amount of investment by our proportionate share of the net earnings or losses and other comprehensive income of the investee. We record dividends or other equity distributions as reductions in the carrying value of the investment. In the event that net losses of the investee reduce the carrying amount to zero, additional net losses may be recorded if other investments in the investee are at-risk even if we have not committed to provide financial support to the investee. Such additional equity method losses, if any, are based upon the change in our claim on the investee’s book value.

Investment gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired. If a decline in the value of an investment below cost is deemed other than temporary, the cost of the investment is written down to fair value, with a corresponding charge to earnings. Factors considered in judging whether an impairment is other than temporary include: the financial condition, business prospects and creditworthiness of the issuer, the length of time that fair value has been less than cost, the relative amount of the decline and our ability and intent to hold the investment until the fair value recovers.

Effective April 1, 2009, the FASB amended the provisions of ASC 320 Investments – Debt and Equity Securities relating to the recognition, measurement and presentation for other-than-temporary impairments of debt securities and changed certain disclosure requirements. With respect to an investment in a debt security, an other-than-temporary impairment is recognized if the investor (a) intends to sell or expects to be required to sell the debt security before amortized cost is recovered or (b) does not expect to ultimately recover the amortized cost basis even if it does not intend to sell the security. Losses under (a) are recognized in earnings. Under (b) the credit loss component is recognized in earnings and any difference between fair value and the amortized cost basis net of the credit loss is reflected in other comprehensive income. The adoption of this amendment did not have a material impact on our Consolidated Financial Statements.

(e)	Loans and finance receivables

Loans and finance receivables consist of commercial and consumer loans originated or purchased. Loans and finance receivables are stated at amortized cost based on our ability and intent to hold such loans and receivables to maturity and are net of allowances for uncollectible accounts. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts are deferred and amortized as yield adjustments over the life of the loan.

Allowances for estimated losses from uncollectible loans are recorded when it is probable that the counterparty will be unable to pay all amounts due according to the terms of the loan. Allowances are provided on aggregations of consumer loans with similar characteristics and terms based upon historical loss and recovery experience, delinquency rates and current economic conditions. Provisions for loan losses are charged to earnings.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(f)	Derivatives

We carry derivative contracts at estimated fair value in the accompanying Consolidated Balance Sheets. Such balances reflect reductions permitted under master netting agreements with counterparties. The changes in fair value of derivative contracts that do not qualify as hedging instruments for financial reporting purposes are recorded in earnings as derivative gains/losses.

Cash collateral received from or paid to counterparties to secure derivative contract assets or liabilities is included in other liabilities or assets of finance and financial products businesses. Securities received from counterparties as collateral are not recorded as assets and securities delivered to counterparties as collateral continue to be reflected as assets in our Consolidated Balance Sheets.

(g)	Fair value measurements

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not under duress. Nonperformance or credit risk is considered in determining the fair value of liabilities. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange.

Effective April 1, 2009, the FASB amended ASC 820 Fair Value Measurements and Disclosures to clarify that adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. This amendment prescribes no specific methodology for making adjustments to transaction prices or quoted prices but rather confirms that different valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. In August 2009, the FASB issued Accounting Standards Update 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 provides guidance on valuing a liability when a quoted price in an active market is not available and was effective October 1, 2009. The adoption of the amendment to ASC 820 and ASU 2009-05 did not have a material impact on our Consolidated Financial Statements.

(h)	Inventories

Inventories consist of manufactured goods and purchased goods acquired for resale. Manufactured inventory costs include raw materials, direct and indirect labor and factory overhead. Inventories are stated at the lower of cost or market. As of December 31, 2009, approximately 40% of the total inventory cost was determined using the last-in-first-out (“LIFO”) method, 32% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method or average cost methods. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under FIFO methods was $661 million and $607 million as of December 31, 2009 and 2008, respectively.

(i)	Property, plant and equipment

Additions to property, plant and equipment are recorded at cost. The cost of major additions and betterments are capitalized, while the cost of replacements, maintenance and repairs that do not improve or extend the useful lives of the related assets are expensed as incurred. Interest over the construction period is capitalized as a component of cost of constructed assets. In addition, the cost of constructed assets of certain of our regulated utility and energy subsidiaries that are subject to ASC 980 Regulated Operations also includes an equity allowance for funds used during construction. Also see Note 1(p).

Depreciation is provided principally on the straight-line method over estimated useful lives. Depreciation of assets of certain regulated utility and energy subsidiaries is provided over recovery periods based on composite asset class lives as agreed to by regulators.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)
(i)	Property, plant and equipment (Continued)

We evaluate property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable or the assets are being held for sale. Upon the occurrence of a triggering event, we review the asset to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, we write down the asset to the estimated present value of the expected future cash flows from use of the asset. Impairment losses are reflected in the Consolidated Statements of Earnings, except with respect to impairments of assets of certain domestic regulated utility and energy subsidiaries where impairment losses are offset by the establishment of a regulatory asset to the extent recovery in future rates is probable.

(j)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business acquisitions. We evaluate goodwill for impairment at least annually. Evaluating goodwill for impairment involves a two-step process. The first step is to estimate the fair value of the reporting unit. There are several methods of estimating a reporting unit’s fair value, including market quotations, asset and liability fair values and other valuation techniques, such as discounted projected future net earnings or net cash flows and multiples of earnings. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, a second step is performed. Under the second step, the identifiable assets, including identifiable intangible assets, and liabilities of the reporting unit are estimated at fair value as of the current testing date. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets establishes the implied value of goodwill. The excess of the recorded goodwill over the implied value is charged to earnings as an impairment loss. A significant amount of judgment is required in estimating the fair value of the reporting unit and performing goodwill impairment tests.

(k)	Revenue recognition

Insurance premiums for prospective property/casualty insurance and reinsurance and health reinsurance policies are earned in proportion to the level of protection provided. In most cases, premiums are recognized as revenues ratably over the term of the contract with unearned premiums computed on a monthly or daily pro rata basis. Premiums for retroactive reinsurance property/casualty policies are earned at the inception of the contracts. Premiums for life reinsurance contracts are earned when due. Premiums earned are stated net of amounts ceded to reinsurers. Premiums are estimated with respect to certain reinsurance contracts where reports from ceding companies for the period are not contractually due until after the balance sheet date. For contracts containing experience rating provisions, premiums are based upon estimated loss experience under the contract.

Sales revenues derive from the sales of manufactured products and goods acquired for resale. Revenues from sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product delivery or acceptance, depending on terms of the sales arrangement.

Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period or upon completion of the elements specified in the contract depending on the terms of the contract. Revenues related to the sales of fractional ownership interests in aircraft are recognized ratably over the term of the related management services agreement as the transfer of ownership interest in the aircraft is inseparable from the management services agreement.

Interest income from investments in bonds and loans is earned under the constant yield method and includes accrual of interest due under terms of the bond or loan agreement as well as amortization of acquisition premiums and accruable discounts. In determining the constant yield for mortgage-backed securities, anticipated counterparty prepayments are estimated and evaluated periodically. Dividends from equity securities are earned on the ex-dividend date.

Operating revenue of utilities and energy businesses resulting from the distribution and sale of natural gas and electricity to customers is recognized when the service is rendered or the energy is delivered. Amounts recognized include unbilled as well as billed amounts. Rates charged are generally subject to federal and state regulation or established under contractual arrangements. When preliminary rates are permitted to be billed prior to final approval by the applicable regulator, certain revenue collected may be subject to refund and a liability for estimated refunds is accrued.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(l)	Losses and loss adjustment expenses

Liabilities for unpaid losses and loss adjustment expenses represent estimated claim and claim settlement costs of property/casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted as discussed below. Estimated ultimate payment amounts are based upon (1) individual case estimates, (2) reports of losses from policyholders and (3) estimates of incurred but not reported losses.

Provisions for losses and loss adjustment expenses are charged to earnings after deducting amounts recovered and estimates of amounts recoverable under reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.

The estimated liabilities of workers’ compensation claims assumed under certain reinsurance contracts are carried at discounted amounts. Discounted amounts are based upon an annual discount rate of 4.5% for claims arising prior to January 1, 2003 and 1% for claims arising thereafter, consistent with discount rates used under statutory accounting principles. The periodic discount accretion is included in earnings as a component of losses and loss adjustment expenses.

(m)	Deferred charges reinsurance assumed

Estimated liabilities for claims and claim costs in excess of the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk are established as deferred charges at inception of such contracts. Deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. Changes to the estimated timing or amount of loss payments produce changes in periodic amortization. Such changes in estimates are determined retrospectively and are included in insurance losses and loss adjustment expenses in the period of the change. The unamortized balances of deferred charges reinsurance assumed were $3,957 million and $3,923 million at December 31, 2009 and 2008, respectively.

(n)	Insurance premium acquisition costs

Costs that vary with and are related to the issuance of insurance policies are deferred, subject to ultimate recoverability, and are charged to underwriting expenses as the related premiums are earned. Acquisition costs consist of commissions, premium taxes, advertising and certain other costs. The recoverability of premium acquisition costs generally reflects anticipation of investment income. The unamortized balances of deferred premium acquisition costs are included in other assets and were $1,770 million and $1,698 million at December 31, 2009 and 2008, respectively.

(p)	Regulated utilities and energy businesses

Certain domestic energy subsidiaries prepare their financial statements in accordance with ASC 980 Regulated Operations, reflecting the economic effects from the ability to recover certain costs from customers and the requirement to return revenues to customers in the future through the regulated rate-setting process. Accordingly, certain costs are deferred as regulatory assets and obligations are accrued as regulatory liabilities which will be amortized over various future periods. At December 31, 2009, the Consolidated Balance Sheet includes $2,093 million in regulatory assets and $1,603 million in regulatory liabilities. At December 31, 2008, the Consolidated Balance Sheet includes $2,156 million in regulatory assets and $1,506 million in regulatory liabilities. Regulatory assets and liabilities are components of other assets and other liabilities of utilities and energy businesses.

Regulatory assets and liabilities are continually assessed for probable future inclusion in regulatory rates by considering factors such as applicable regulatory changes, recent rate orders received by other regulated entities and the status of any pending or potential legislation. If future inclusion in regulatory rates ceases to be probable, the amount no longer probable of inclusion in regulatory rates is charged to earnings, refunded to customers or reflected as an adjustment to rates.

(q)	Foreign currency

The accounts of our foreign-based subsidiaries are measured in most instances using the local currency of the subsidiary as the functional currency. Revenues and expenses of these businesses are generally translated into U.S.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

Dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity that is party to the transaction are included in earnings.

(r)	Income taxes

We file a consolidated federal income tax return in the United States. In addition, we also file income tax returns in state, local and foreign jurisdictions as applicable. Provisions for current income tax liabilities are calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year.

Deferred income taxes are calculated under the liability method. Deferred income tax assets and liabilities are based on differences between the financial statement and tax basis of assets and liabilities at the current enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense. Changes in deferred income tax assets and liabilities attributable to changes in enacted tax rates are charged or credited to income tax expense in the period of enactment. Valuation allowances are established for certain deferred tax assets where realization is not likely.

Assets and liabilities are established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions are judged to not meet the “more-likely-than-not” threshold based on the technical merits of the positions. Estimated interest and penalties related to uncertain tax positions are included as a component of income tax expense.

(s)	Subsequent events

In May 2009, the FASB amended ASC 855 Subsequent Events to set forth general accounting and disclosure requirements for events that occur subsequent to the balance sheet date but before the company’s financial statements are issued. We have evaluated events that have occurred subsequent to December 31, 2009 as prescribed by the FASB.

(t)	Accounting pronouncements to be adopted in the future

In June 2009, the FASB issued revised standards relating to securitizations and special-purpose entities. The guidance eliminates the concept of a qualifying special-purpose entity (“QSPE”) and the exemption for QSPE’s from previous consolidation guidance and also modifies the derecognition criteria for transfers of financial assets. The guidance includes new criteria for determining the primary beneficiary of variable interest entities and increases the frequency in which reassessments must be made to determine the primary beneficiary of such variable interest entities. The guidance also requires additional disclosures and is effective for financial statements issued for fiscal periods beginning after November 15, 2009. We are evaluating the impact these changes in accounting standards will have on our Consolidated Financial Statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Improving Disclosures About Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires disclosing separately the amount of significant transfers in and out of the Level 1 and Level 2 categories and the reasons for the transfers and it requires that Level 3 purchases, sales, issuances and settlements activity be reported on a gross rather than a net basis. ASU 2010-06 also requires fair value measurement disclosures for each class of assets and liabilities and disclosures about valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and Level 3 measurements. These disclosures are effective for fiscal periods beginning after December 15, 2009, except for the Level 3 gross reporting which is effective for fiscal periods beginning after December 15, 2010. We do not anticipate that the adoption of ASU 2010-06 will have a material impact on our Consolidated Financial Statements.

Notes to Consolidated Financial Statements (Continued)

(2)	Significant business acquisitions

Our long-held acquisition strategy is to purchase businesses with consistent earning power, good returns on equity and able and honest management at sensible prices. We had no significant business acquisitions in 2009.

During 2008, we acquired approximately 64% of Marmon Holdings, Inc. (“Marmon”), a private company owned by trusts for the benefit of members of the Pritzker Family of Chicago, for approximately $4.8 billion in the aggregate. Marmon is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Under the terms of the purchase agreement, we will acquire the remaining equity interests in Marmon between 2011 and 2014 for consideration to be based on the future earnings of Marmon. We also acquired several other relatively small businesses during 2008. Consideration paid for all businesses acquired in 2008 was approximately $6.1 billion.

In 2007, we acquired TTI, Inc., a privately held electronic components distributor headquartered in Fort Worth, Texas. TTI, Inc. is a leading distributor specialist of passive, interconnect and electromechanical components. Effective April 1, 2007, we acquired the intimate apparel business of VF Corporation. We also acquired several other relatively smaller businesses during 2007. Consideration paid for all businesses acquired in 2007 was approximately $1.6 billion.

(3)	Acquisition of Burlington Northern Santa Fe Corporation

On February 12, 2010, we acquired all of the outstanding common stock of the Burlington Northern Santa Fe Corporation (“BNSF”) that we did not already own (about 264.5 million shares or 77.5%) for a combination of cash and Berkshire stock consideration of $100 per BNSF share. On that date, BNSF became a wholly-owned subsidiary. BNSF is based in Fort Worth, Texas and operates one of the largest railroad systems in North America with approximately 32,000 route miles of track in 28 states and two Canadian provinces. The aggregate consideration paid of $26.5 billion consisted of cash of approximately $15.9 billion with the remainder in Berkshire Class A and B stock (about 95,000 shares on an equivalent Class A basis). Approximately 50% of the cash component was funded with existing cash balances and the remaining 50% was funded with the proceeds from newly issued debt.

At December 31, 2009, we already owned 76.8 million shares of BNSF (22.5% of the outstanding shares), which were acquired over time beginning in 2006, and we accounted for those shares pursuant to the equity method. See Note 6. As of December 31, 2009, our investment in BNSF had a carrying value of $6.6 billion. Upon completion of the acquisition of the remaining BNSF shares, as required under ASC 805 Business Combinations, we will re-measure our previously owned investment in BNSF at fair value (approximately $7.7 billion based upon the market price of the BNSF stock at the acquisition date). In the first quarter of 2010, we will record a one-time holding gain of approximately $1.1 billion for the difference between the fair value and our carrying value immediately prior to the acquisition date.

We will account for the BNSF transaction pursuant to the acquisition method. Due to the relatively short period of time between the BNSF acquisition date and the date our Consolidated Financial Statements were issued, and given that our evaluations of the fair values of certain significant assets and liabilities of BNSF as of the acquisition date are not sufficiently completed, it is impracticable for us to disclose the allocation of the aggregate purchase price to the assets and liabilities of BNSF at this time. Since the pro forma statement of earnings data is dependent on the purchase price allocation, we are also unable to provide pro forma information for the year ending December 31, 2009 at this time. We expect to include these disclosures in our interim Consolidated Financial Statements for the period ending March 31, 2010.

Notes to Consolidated Financial Statements (Continued)

(4)	Investments in fixed maturity securities

Investments in securities with fixed maturities as of December 31, 2009 and 2008 are summarized below (in millions).

	Amortized Cost	Unrealized Gains	Unrealized Losses *	Fair Value
December 31, 2009
U.S. Treasury, U.S. government corporations and agencies	$2,362	$46	$(1)	$2,407
States, municipalities and political subdivisions	3,689	275	(1)	3,963
Foreign governments	11,518	368	(42)	11,844
Corporate bonds	13,094	2,080	(502)	14,672
Mortgage-backed securities	3,961	310	(26)	4,245

	$34,624	$3,079	$(572)	$37,131

Insurance and other	$30,512	$2,553	$(542)	$32,523
Finance and financial products	4,112	526	(30)	4,608

	$34,624	$3,079	$(572)	$37,131

December 31, 2008
U.S. Treasury, U.S. government corporations and agencies	$2,107	$123	$(2)	$2,228
States, municipalities and political subdivisions	4,504	242	(5)	4,741
Foreign governments	9,106	343	(59)	9,390
Corporate bonds	10,798	394	(1,568)	9,624
Mortgage-backed securities	5,400	338	(89)	5,649

	$31,915	$1,440	$(1,723)	$31,632

Insurance and other	$27,618	$1,151	$(1,654)	$27,115
Finance and financial products	4,297	289	(69)	4,517

	$31,915	$1,440	$(1,723)	$31,632

*	Includes $471 million at December 31, 2009 and $176 million at December 31, 2008 related to securities that have been in an unrealized loss position for 12 months or more.

The amortized cost and estimated fair value of securities with fixed maturities at December 31, 2009 are summarized below by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Mortgage-backed securities	Total
Amortized cost	$5,149	$15,910	$6,289	$3,315	$3,961	$34,624
Fair value	5,361	16,752	6,805	3,968	4,245	37,131

Notes to Consolidated Financial Statements (Continued)

(5)	Investments in equity securities

Investments in equity securities as of December 31, 2009 and December 31, 2008 are summarized below (in millions).

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2009
American Express Company	$1,287	$4,856	$—	$6,143
The Coca-Cola Company	1,299	10,101	—	11,400
Kraft Foods Inc.	4,330	—	(789)	3,541
The Procter & Gamble Company	4,962	78	—	5,040
Wells Fargo & Company	7,394	2,721	(1,094)	9,021
Other	17,935	7,118	(1,164)	23,889

	$37,207	$24,874	$(3,047)	$59,034

Insurance and other	$36,538	$23,070	$(3,046)	$56,562
Utilities and energy *	232	1,754	—	1,986
Finance and financial products *	437	50	(1)	486

	$37,207	$24,874	$(3,047)	$59,034

December 31, 2008
American Express Company	$1,287	$1,525	$—	$2,812
The Coca-Cola Company	1,299	7,755	—	9,054
Kraft Foods Inc.	4,330	—	(832)	3,498
The Procter & Gamble Company	5,484	200	—	5,684
Wells Fargo & Company	6,703	2,850	(580)	8,973
Other	21,037	2,452	(4,437)	19,052

	$40,140	$14,782	$(5,849)	$49,073

*	Included in Other assets.

Unrealized losses at December 31, 2009 included $1,864 million related to securities that have been in an unrealized loss position for 12 months or more. Approximately 90% of the gross unrealized losses at December 31, 2009 were concentrated in four issuers. We use no bright-line test in determining whether impairments are temporary or other than temporary. We consider several factors in determining other-than-temporary impairment losses including the current and expected long-term business prospects of the issuer, the length of time and relative magnitude of the price decline and our ability and intent to hold the investment until the price recovers. In our judgment, the future earnings potential and underlying business economics of these companies are favorable and we possess the ability and intent to hold these securities until their prices recover. Changing market conditions and other facts and circumstances may change the business prospects of these issuers as well as our ability and intent to hold these securities until the prices recover. Accordingly, other-than-temporary impairment charges may be recorded in future periods with respect to one or more of these securities.

Notes to Consolidated Financial Statements (Continued)

(6)	Other Investments

A summary of other investments follows (in millions).

	Cost	Unrealized Gains/Losses	Fair Value	Carrying Value
December 31, 2009
Fixed maturity and equity	$21,089	$5,879	$26,968	$26,014
Equity method	5,851	1,721	7,572	6,586

	$26,940	$7,600	$34,540	$32,600

Insurance and other	$23,738	$7,094	$30,832	$28,980
Finance and financial products	3,202	506	3,708	3,620

	$26,940	$7,600	$34,540	$32,600

December 31, 2008
Fixed maturity and equity	$14,452	$36	$14,488	$14,675
Equity method	5,919	352	6,271	6,860

	$20,371	$388	$20,759	$21,535

Insurance and other	$17,269	$391	$17,660	$18,419
Finance and financial products	3,102	(3)	3,099	3,116

	$20,371	$388	$20,759	$21,535

Fixed maturity and equity investments in the preceding table include our investments in The Goldman Sachs Group, Inc. (“GS”) and The General Electric Company (“GE”), which were acquired in 2008 and investments in Swiss Reinsurance Company Ltd. (“Swiss Re”) and The Dow Chemical Company (“Dow”) that were made in 2009. In addition, fixed maturity and equity investments include investments in Wm. Wrigley Jr. Company (“Wrigley”) that we acquired in both 2008 and 2009. Additional information regarding these investments follows.

We own 50,000 shares of 10% Cumulative Perpetual Preferred Stock of GS (“GS Preferred”) and Warrants to purchase 43,478,260 shares of common stock of GS (“GS Warrants”) which were acquired for a combined cost of $5 billion. The GS Preferred may be redeemed at any time by GS at a price of $110,000 per share ($5.5 billion in aggregate). The GS Warrants expire in 2013 and can be exercised for an additional aggregate cost of $5 billion ($115/share). We also own 30,000 shares of 10% Cumulative Perpetual Preferred Stock of GE (“GE Preferred”) and Warrants to purchase 134,831,460 shares of common stock of GE (“GE Warrants”) which were acquired for a combined cost of $3 billion. The GE Preferred may be redeemed by GE beginning in October 2011 at a price of $110,000 per share ($3.3 billion in aggregate). The GE Warrants expire in 2013 and can be exercised for an additional aggregate cost of $3 billion ($22.25/share).

We own $4.4 billion par amount of 11.45% subordinated notes due 2018 of Wrigley (“Wrigley Notes”) and $2.1 billion of 5% preferred stock of Wrigley (“Wrigley Preferred”). The Wrigley Notes and Wrigley Preferred were acquired in 2008 in connection with Mars, Incorporated’s acquisition of Wrigley. During 2009, we also acquired $1.0 billion par amount of Wrigley senior notes due in 2013 and 2014. The Wrigley subordinated and senior notes are classified as held-to-maturity and accordingly we are carrying such investments at cost.

On March 23, 2009, we acquired a 12% convertible perpetual capital instrument issued by Swiss Re at a cost of $2.7 billion. The instrument has a face amount of 3 billion Swiss Francs (“CHF”) and has no maturity or mandatory redemption date but can be redeemed under certain conditions at the option of Swiss Re at 140% of the face amount until March 23, 2011 and thereafter at 120% of the face amount. The instrument possesses no voting rights and is subordinated to senior securities of Swiss Re as defined in the agreement. Beginning on March 23, 2012, the instrument can be converted at our option into 120,000,000 common shares of Swiss Re (a rate of 25 CHF per share of Swiss Re common stock).

On April 1, 2009, we acquired 3,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock of Dow (“Dow Preferred”) for a cost of $3 billion. The Dow Preferred was issued in connection with Dow’s acquisition of the Rohm and Haas Company. Under certain conditions, each share of the Dow Preferred is convertible into 24.201 shares of Dow

Notes to Consolidated Financial Statements (Continued)

(6)	Other Investments (Continued)

common stock. Beginning in April 2014, if Dow’s common stock price exceeds $53.72 per share for any 20 trading days in a consecutive 30-day window, Dow, at its option, at any time, in whole or in part, may convert the Dow Preferred into Dow common stock at the then applicable conversion rate. The Dow Preferred is entitled to dividends at a rate of 8.5% per annum.

As of December 31, 2008, equity method investments included Burlington Northern Santa Fe Corporation (“BNSF”) and Moody’s Corporation (“Moody’s”). During the fourth quarter of 2008, our investment in common stock and our related voting interest in each of these companies exceeded 20%. Accordingly, we adopted the equity method of accounting with respect to these investments as of December 31, 2008. Prior to December 31, 2008, these investments were accounted for as available-for-sale equity securities and recorded in our financial statements at fair value. The cumulative effect of adopting the equity method with respect to the investments in BNSF and Moody’s was recorded in our financial statements as of December 31, 2008. Prior years’ financial statements were not restated due to immateriality.

As of December 31, 2009, we owned 22.5% of BNSF’s outstanding common stock. See Note 3 for additional information regarding our acquisition of BNSF on February 12, 2010. As of December 31, 2009, our equity in net assets of BNSF was $2,884 million and the excess of our carrying value over our equity in net assets of BNSF was $3,702 million.

During the third quarter of 2009, we sold shares of Moody’s common stock, which reduced our ownership and voting interest to less than 20%. As a result, we discontinued the use of the equity method with respect to our investment in Moody’s as of the beginning of the third quarter. As of December 31, 2009, our remaining investment in Moody’s common stock is carried at fair value and included as a component of equity securities in the Consolidated Balance Sheet. This change did not have a material impact on our Consolidated Financial Statements.

(7)	Investment gains/losses

Investment gains/losses are summarized below (in millions).

	2009	2008	2007
Fixed maturity securities —
Gross gains from sales and other disposals	$357	$212	$657
Gross losses from sales and other disposals	(54)	(20)	(35)
Equity securities —
Gross gains from sales and other disposals	701	1,256	4,880
Gross losses from sales	(617)	(530)	(7)
Other	(69)	255	103

	$318	$1,173	$5,598

Net investment gains/losses are reflected in the Consolidated Statements of Earnings as follows.

Insurance and other	$251	$1,166	$5,405
Finance and financial products	67	7	193

	$318	$1,173	$5,598

Notes to Consolidated Financial Statements (Continued)

(8)	Receivables

Receivables of insurance and other businesses are comprised of the following (in millions).

	2009	2008
Insurance premiums receivable	$5,295	$4,961
Reinsurance recoverables	2,922	3,235
Trade and other receivables	6,977	7,141
Allowances for uncollectible accounts	(402)	(412)

	$14,792	$14,925

Loans and finance receivables of finance and financial products businesses are comprised of the following (in millions).

	2009	2008
Consumer installment loans and finance receivables	$12,779	$13,190
Commercial loans and finance receivables	1,558	1,050
Allowances for uncollectible loans	(348)	(298)

	$13,989	$13,942

Allowances for uncollectible loans primarily relate to consumer installment loans. Provisions for consumer loan losses were $380 million in 2009 and $305 million in 2008. Loan charge-offs were $335 million in 2009 and $215 million in 2008. Consumer loan amounts are net of acquisition discounts of $594 million at December 31, 2009 and $684 million at December 31, 2008.

(9)	Inventories

Inventories are comprised of the following (in millions).

	2009	2008
Raw materials	$924	$1,161
Work in process and other	438	607
Finished manufactured goods	1,959	2,580
Purchased goods	2,826	3,152

	$6,147	$7,500

(10)	Goodwill

A reconciliation of the change in the carrying value of goodwill is as follows (in millions).

	2009	2008
Balance at beginning of year	$33,781	$32,862
Acquisitions of businesses and other	191	919

Balance at end of year	$33,972	$33,781

Notes to Consolidated Financial Statements (Continued)

(11)	Property, plant and equipment

Property, plant and equipment of our insurance and other businesses is comprised of the following (in millions).

	Ranges of estimated useful life	2009	2008
Land	—	$740	$751
Buildings and improvements	3 – 40 years	4,606	4,351
Machinery and equipment	3 – 25 years	10,845	11,009
Furniture, fixtures and other	3 – 20 years	1,595	1,856
Assets held for lease	12 – 30 years	5,706	5,311

		23,492	23,278
Accumulated depreciation		(7,772)	(6,575)

		$15,720	$16,703

Assets held for lease consist primarily of railroad tank cars, intermodal tank containers and other equipment in the transportation and equipment services businesses of Marmon. As of December 31, 2009, the minimum future lease rentals to be received on the equipment lease fleet (including rail cars leased from others) were as follows (in millions): 2010 – $597; 2011 – $458; 2012 – $329; 2013 – $216; 2014 – $133; and thereafter – $291.

Property, plant and equipment of utilities and energy businesses is comprised of the following (in millions).

	Ranges of estimated useful life	2009	2008
Utility generation, distribution and transmission system	5 – 85 years	$35,616	$32,795
Interstate pipeline assets	3 – 67 years	5,809	5,649
Independent power plants and other assets	3 – 30 years	1,157	1,228
Construction in progress	—	2,152	1,668

		44,734	41,340
Accumulated depreciation		(13,798)	(12,886)

		$30,936	$28,454

The utility generation, distribution and transmission system and interstate pipeline assets are the regulated assets of public utility and natural gas pipeline subsidiaries. At December 31, 2009 and 2008, accumulated depreciation and amortization related to regulated assets was $13.3 billion and $12.5 billion, respectively. Substantially all of the construction in progress at December 31, 2009 and 2008 related to the construction of regulated assets.

Notes to Consolidated Financial Statements (Continued)

(12)	Derivative contracts

We enter into derivative contracts primarily through our finance and financial products businesses and our energy and utilities businesses. The derivative contracts of our finance and financial products businesses, with limited exceptions, are not designated as hedges for financial reporting purposes. These contracts were initially entered into with the expectation that the premiums received would exceed the amounts ultimately paid to counterparties. Changes in the fair values of such contracts are reported in earnings as derivative gains/losses. A summary of derivative contracts of our finance and financial products businesses follows (in millions).

	December 31, 2009				December 31, 2008
	Assets (3)	Liabilities	Notional Value		Assets (3)	Liabilities	Notional Value
Equity index put options	$—	$7,309	$37,990	(1)	$—	$10,022	$37,134	(1)
Credit default obligations:
High yield indexes	—	781	5,533	(2)	—	3,031	7,892	(2)
States/municipalities	—	853	16,042	(2)	—	958	18,364	(2)
Individual corporate	81	—	3,565	(2)	—	105	3,900	(2)
Other	378	360			503	528
Counterparty netting and funds held as collateral	(193)	(34)			(295)	(32)

	$266	$9,269			$208	$14,612

(1)	Represents the aggregate undiscounted amount payable at the contract expiration dates assuming that the value of each index is zero at the contract expiration date.

(2)

Represents the maximum undiscounted future value of losses payable under the contracts, assuming a sufficient number of credit defaults occur. The number of losses required to exhaust contract limits under substantially all of the contracts is dependent on the loss recovery rate related to the specific obligor at the time of the default.

(3)	Included in Other assets of finance and financial products businesses.

A summary of derivative gains/losses included in the Consolidated Statements of Earnings are as follows (in millions).

	2009	2008
Equity index put options	$2,713	$(5,028)
Credit default obligations	789	(1,774)
Other	122	(19)

	$3,624	$(6,821)

From 2004 until the first quarter of 2008, we wrote equity index put option contracts on four major equity indexes including three indexes outside of the United States. These contracts are European style options and will be settled on the contract expiration dates, which occur between June 2018 and January 2028. Future payments, if any, under these contracts will be required if the underlying index value is below the strike price at the contract expiration dates. We received the premiums on these contracts in full at the contract inception dates and therefore we have no counterparty credit risk.

At December 31, 2009, the aggregate intrinsic value (the undiscounted liability assuming the contracts are settled on their future expiration dates based on the December 31, 2009 index values) was approximately $4.6 billion. However, these contracts may not be terminated or fully settled before the expiration dates and therefore the ultimate amount of cash basis gains or losses on these contracts will not be known for many years. The remaining weighted average life of all contracts was approximately 11.5 years at December 31, 2009.

In 2009, we agreed with certain counterparties to amend six of the equity index put option contracts. The amendments reduced the related contract expiration dates between 3.5 and 9.5 years and reduced the strike prices of those contracts between 29% and 39%. In addition, the aggregate notional value related to three of the amended contracts increased by approximately $161 million. No consideration was paid by either party with respect to these amendments. Other changes in notional amounts also occur from period to period because of foreign currency exchange rate fluctuations.

Notes to Consolidated Financial Statements (Continued)

(12)	Derivative contracts (Continued)

Our credit default contracts pertain to various indexes of high yield corporate issuers, state/municipal debt issuers and individual corporate issuers. These contracts cover the loss in value of specified debt obligations of the issuers arising from default events, which are usually for non-payment or bankruptcy. Loss amounts are subject to contract limits.

The high yield indexes are comprised of specified North American corporate issuers (usually 100 in number) whose obligations are rated below investment grade. The weighted average contract life of contracts in-force at December 31, 2009 was approximately 2 years. State and municipality contracts are comprised of over 500 state and municipality issuers and had a weighted average contract life at December 31, 2009 of approximately 11 years. Potential obligations related to approximately 50% of the notional amount of the state and municipality contracts cannot be settled before the maturity dates of the underlying obligations, which range from 2019 to 2054.

Premiums on the high yield index and state/municipality contracts are received in full at the inception dates of the contracts and, as a result, we have no counterparty credit risk. Our payment obligations under certain of these contracts are on a first loss basis. Several other contracts are subject to aggregate loss deductibles that must be satisfied before we have any payment obligations.

We also wrote credit default contracts on individual corporate issuers primarily related to investment grade obligations. Installment premiums are due from counterparties over the terms of the contracts. In most instances, premiums are due from counterparties on a quarterly basis. As of December 31, 2009, all of the in-force individual corporate issuer contracts expire in 2013.

With limited exceptions, our equity index put option and credit default contracts contain no collateral posting requirements with respect to changes in either the fair value or intrinsic value of the contracts and/or a downgrade of Berkshire’s credit ratings. Under certain conditions, a few contracts require that we post collateral. As of December 31, 2009, our collateral posting requirement under such contracts was $35 million compared to about $550 million at December 31, 2008. As of December 31, 2009, had Berkshire’s credit ratings (currently AA+ from Standard & Poor’s and Aa2 from Moody’s) been downgraded below either A- by Standard & Poor’s or A3 by Moody’s an additional $1.1 billion would have been required to be posted as collateral.

We are also exposed to variations in the market prices in the purchases and sales of natural gas and electricity and in commodity fuel costs through our regulated utility operations. Derivative instruments, including forward purchases and sales, futures, swaps and options are used to manage these commodity price risks. Unrealized gains and losses under these contracts are either probable of recovery through rates and therefore are recorded as a regulatory net asset or liability or are accounted for as cash flow hedges and therefore are recorded as accumulated other comprehensive income or loss. Derivative contract assets included in other assets of utilities and energy businesses were $188 million and $324 million as of December 31, 2009 and 2008, respectively. Derivative contract liabilities included in accounts payable, accruals and other liabilities of utilities and energy businesses were $581 million and $729 million as of December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements (Continued)

(13)	Supplemental cash flow information

A summary of supplemental cash flow information for each of the three years ending December 31, 2009 is presented in the following table (in millions).

	2009	2008	2007
Cash paid during the year for:
Income taxes	$2,032	$3,530	$5,895
Interest of finance and financial products businesses	622	537	569
Interest of utilities and energy businesses	1,142	1,172	1,118
Interest of insurance and other businesses	138	182	182

Non-cash investing and financing activities:
Investments received in connection with the Equitas reinsurance transaction	—	—	6,529
Liabilities assumed in connection with acquisitions of businesses	278	4,763	612
Fixed maturity securities sold or redeemed offset by decrease in directly related repurchase agreements	—	—	599
Equity/fixed maturity securities exchanged for other securities/investments	—	2,329	258

(14)	Unpaid losses and loss adjustment expenses

The liabilities for unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with property and casualty claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities.

A reconciliation of the changes in liabilities for unpaid losses and loss adjustment expenses of our property/casualty insurance subsidiaries is as follows (in millions).

	2009	2008	2007
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$56,620	$56,002	$47,612
Ceded losses and deferred charges at beginning of year	(7,133)	(7,126)	(4,833)

Net balance at beginning of year	49,487	48,876	42,779

Incurred losses recorded during the year:
Current accident year	19,156	17,399	22,488
Prior accident years	(905)	(1,140)	(1,478)

Total incurred losses	18,251	16,259	21,010

Payments during the year with respect to:
Current accident year	(7,207)	(6,905)	(6,594)
Prior accident years	(8,315)	(8,486)	(8,865)

Total payments	(15,522)	(15,391)	(15,459)

Unpaid losses and loss adjustment expenses:
Net balance at end of year	52,216	49,744	48,330
Ceded losses and deferred charges at end of year	6,879	7,133	7,126
Foreign currency translation adjustment	232	(616)	534
Acquisitions	89	359	12

Gross liabilities at end of year	$59,416	$56,620	$56,002

Incurred losses “prior accident years” reflects the amount of estimation error charged or credited to earnings in each calendar year with respect to the liabilities established as of the beginning of that year. We reduced the beginning of the year net losses and loss adjustment expenses liability by $1,507 million in 2009, $1,690 million in 2008 and $1,793 million in 2007, which excludes the effects of prior years’ discount accretion and deferred charge amortization referred to below. In each year, the reductions in loss estimates for occurrences in prior years were primarily due to lower than expected severities and frequencies on reported and settled claims in primary private passenger and commercial auto lines and lower than expected reported reinsurance losses in both property and casualty lines. Accident year loss estimates are regularly adjusted to consider emerging loss development patterns of prior years’ losses, whether favorable or unfavorable.

Notes to Consolidated Financial Statements (Continued)

(14)	Unpaid losses and loss adjustment expenses (Continued)

Incurred losses for prior accident years also include amortization of deferred charges related to retroactive reinsurance contracts incepting prior to the beginning of the year and the accretion of the net discounts recorded on certain workers’ compensation loss reserves. Amortization charges included in prior accident years’ losses were $504 million in 2009, $451 million in 2008 and $213 million in 2007. Net discounted workers’ compensation liabilities at December 31, 2009 and 2008 were $2,356 million and $2,403 million, respectively, reflecting net discounts of $2,473 million and $2,616 million, respectively. The accretion of discounted liabilities related to prior years’ incurred losses was approximately $98 million in 2009, $99 million in 2008 and $102 million in 2007.

We are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Loss reserve estimates for environmental and asbestos exposures include case basis reserves and also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon our historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

The liabilities for environmental, asbestos and latent injury claims and claims expenses net of reinsurance recoverables were approximately $10.6 billion at December 31, 2009 and $10.7 billion at December 31, 2008. These liabilities included approximately $9.1 billion at December 31, 2009 and $9.2 billion at December 31, 2008 of liabilities assumed under retroactive reinsurance contracts. Liabilities arising from retroactive contracts with exposure to claims of this nature are generally subject to aggregate policy limits. Thus, our exposure to environmental and latent injury claims under these contracts is, likewise, limited. We monitor evolving case law and its effect on environmental and latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to our results of operations. It is not possible to reliably estimate the amount of additional net loss or the range of net loss that is reasonably possible.

In 2007, we entered into a reinsurance agreement with Equitas, a London based entity established to reinsure and manage the 1992 and prior years’ non-life insurance and reinsurance liabilities of the Names or Underwriters at Lloyd’s of London. Under the agreement as amended, we have agreed to provide up to $7 billion of reinsurance to Equitas in excess of its undiscounted loss and allocated loss adjustment expense reserves as of March 31, 2006. The agreement requires that we pay all claims and related costs that arise from the underlying insurance and reinsurance contracts of Equitas, subject to the aforementioned excess limit of indemnification. A significant amount of loss exposure associated with Equitas is related to asbestos, environmental and latent injury claims.

(15)	Notes payable and other borrowings

Notes payable and other borrowings are summarized below (in millions).

	2009	2008
Insurance and other:
Issued or guaranteed by Berkshire due 2010-2035	$2,021	$2,275
Issued by subsidiaries and not guaranteed by Berkshire due 2010-2038	1,698	2,074

	$3,719	$4,349

Debt issued or guaranteed by Berkshire includes short-term borrowings of $1.6 billion as of December 31, 2009 and $1.8 billion as of December 31, 2008. In February 2010, Berkshire issued $8.0 billion aggregate par amount of senior notes consisting of $2.0 billion par amount of floating rate notes due in 2011; $1.1 billion par amount of floating rate notes due in 2012; $1.2 billion par amount of floating rate notes due in 2013; $600 million par amount of 1.4% notes due in 2012; $1.4 billion par amount of 2.125% notes due in 2013; and $1.7 billion par amount of 3.2% notes due in 2015. These notes were issued in connection with the BNSF acquisition.

Notes to Consolidated Financial Statements (Continued)

(15)	Notes payable and other borrowings (Continued)

	2009	2008
Utilities and energy:
Issued by MidAmerican Energy Holdings Company (“MidAmerican”) and its subsidiaries and not guaranteed by Berkshire:
MidAmerican senior unsecured debt due 2012-2037	$5,371	$5,121
Subsidiary and other debt due 2010-2039	14,208	14,024

	$19,579	$19,145

MidAmerican senior debt is unsecured and has a weighted average interest rate of about 6.2% as of December 31, 2009. Subsidiary debt of utilities and energy businesses represents amounts issued by subsidiaries of MidAmerican pursuant to separate financing agreements and has a weighted average interest rate of about 6% as of December 31, 2009. All or substantially all of the assets of certain MidAmerican subsidiaries are or may be pledged or encumbered to support or otherwise secure the debt. These borrowing arrangements generally contain various covenants including, but not limited to, leverage ratios, interest coverage ratios and debt service coverage ratios. As of December 31, 2009, MidAmerican and its subsidiaries were in compliance with all applicable covenants.

	2009	2008
Finance and financial products:
Issued by Berkshire Hathaway Finance Corporation (“BHFC”) and guaranteed by Berkshire	$12,051	$10,778
Issued by other subsidiaries and guaranteed by Berkshire due 2010-2027	776	706
Issued by other subsidiaries and not guaranteed by Berkshire 2010-2036	1,784	1,904

	$14,611	$13,388

BHFC is a 100% owned finance subsidiary of Berkshire, which has fully and unconditionally guaranteed its securities. Debt issued by BHFC matures between 2010 and 2018 and has a weighted average interest rate of approximately 4.2% as of December 31, 2009. In January 2010, BHFC issued $1 billion par amount of senior notes consisting of $750 million par of 5.75% notes due in 2040 and $250 million par of floating rate notes due in 2012. In January 2010, BHFC repaid $1.5 billion par amount of senior notes that matured.

Our subsidiaries have approximately $4.7 billion of available unused lines of credit and commercial paper capacity in the aggregate to support our short-term borrowing programs and provide additional liquidity. Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations of the issuer.

Principal payments expected during the next five years are as follows (in millions).

	2010	2011	2012	2013	2014
Insurance and other *	$2,015	$120	$107	$99	$118
Utilities and energy	371	1,141	1,666	650	970
Finance and financial products	2,251	1,638	2,649	3,556	489

	$4,637	$2,899	$4,422	$4,305	$1,577

*	The amounts in the table above exclude amounts that will be repaid with respect to the $8 billion aggregate par amount of senior notes due between 2011 and 2015 that we issued subsequent to December 31, 2009 in connection with the BNSF acquisition.

Notes to Consolidated Financial Statements (Continued)

(16)	Income taxes

The liability for income taxes as of December 31, 2009 and 2008 as reflected in our Consolidated Balance Sheets is as follows (in millions).

	2009	2008
Payable currently	$(396)	$161
Deferred	18,695	9,316
Other	926	803

	$19,225	$10,280

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are shown below (in millions).

	2009	2008
Deferred tax liabilities:
Investments – unrealized appreciation and cost basis differences	$11,880	$4,805
Deferred charges reinsurance assumed	1,385	1,373
Property, plant and equipment	8,135	7,004
Other	4,236	4,024

	25,636	17,206

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(1,010)	(896)
Unearned premiums	(500)	(495)
Accrued liabilities	(1,643)	(1,698)
Derivative contract liabilities	(875)	(2,144)
Other	(2,913)	(2,657)

	(6,941)	(7,890)

Net deferred tax liability	$18,695	$9,316

We have not established deferred income taxes with respect to undistributed earnings of certain foreign subsidiaries. Earnings expected to remain reinvested indefinitely were approximately $3.8 billion as of December 31, 2009. Upon distribution as dividends or otherwise, such amounts would be subject to taxation in the United States as well as foreign countries. However, U.S. income tax liabilities could be offset, in whole or in part, by tax credits allowable from taxes paid to foreign jurisdictions. Determination of the potential net tax due is impracticable due to the complexities of hypothetical calculations involving uncertain timing and amounts of taxable income and the effects of multiple taxing jurisdictions.

The Consolidated Statements of Earnings reflect charges for income taxes as shown below (in millions).

	2009	2008	2007
Federal	$2,833	$915	$5,740
State	124	249	234
Foreign	581	814	620

	$3,538	$1,978	$6,594

Current	$1,619	$3,811	$5,708
Deferred	1,919	(1,833)	886

	$3,538	$1,978	$6,594

Notes to Consolidated Financial Statements (Continued)

(16)	Income taxes (Continued)

Charges for income taxes are reconciled to hypothetical amounts computed at the U.S. federal statutory rate in the table shown below (in millions).

	2009	2008	2007
Earnings before income taxes	$11,552	$7,574	$20,161

Hypothetical amounts applicable to above computed at the federal statutory rate	$4,043	$2,651	$7,056
Tax-exempt interest income	(33)	(88)	(33)
Dividends received deduction	(479)	(415)	(306)
State income taxes, less federal income tax benefit	81	162	152
Foreign tax rate differences	(92)	(59)	(36)
Effect of income tax rate changes on deferred income taxes *	—	—	(90)
Non-taxable exchange of investment	—	(154)	—
Other differences, net	18	(119)	(149)

Total income taxes	$3,538	$1,978	$6,594

*	Relates to adjustments made to deferred income tax assets and liabilities in 2007 upon the enactment of reductions to corporate income tax rates in the United Kingdom and Germany.

We file income tax returns in the U.S. federal jurisdiction and in many state, local and foreign jurisdictions. We are under examination by the taxing authorities in many of these jurisdictions. With few exceptions, we have settled tax return liabilities with U.S. federal, state, local, and foreign tax authorities for years before 1999. Berkshire and the U.S. Internal Revenue Service (“IRS”) resolved all proposed adjustments for the 1999 through 2001 tax years at the IRS Appeals Division and are awaiting Joint Committee on Taxation approval. The IRS has completed its examination of the consolidated U.S. federal income tax returns for the 2002 through 2006 tax years and the proposed adjustments are currently being reviewed in the IRS appeals process. The IRS is currently auditing our consolidated U.S. federal income tax returns for the 2007 and 2008 tax years. While it is reasonably possible that certain of the income tax examinations will be settled within the next twelve months, we currently believe that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to the Consolidated Financial Statements.

At December 31, 2009 and 2008, net unrecognized tax benefits were $926 million and $803 million, respectively. Included in the balance at December 31, 2009, are approximately $700 million of tax positions that, if recognized, would impact the effective tax rate. The remaining balance in net unrecognized tax benefits principally relates to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. As of December 31, 2009, we do not expect any material changes to the estimated amount of unrecognized tax benefits in the next twelve months.

(17)	Dividend restrictions – Insurance subsidiaries

Payments of dividends by our insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, our principal insurance subsidiaries may declare up to approximately $7 billion as ordinary dividends before the end of 2010.

Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $64 billion at December 31, 2009 and $51 billion at December 31, 2008. Statutory surplus differs from the corresponding amount determined on the basis of GAAP. The major differences between statutory basis accounting and GAAP are that deferred charges reinsurance assumed, deferred policy acquisition costs, unrealized gains and losses on investments in fixed maturity securities and related deferred income taxes are recognized under GAAP but not for statutory reporting purposes. In addition, statutory accounting for goodwill of acquired businesses requires amortization of goodwill over 10 years, whereas under GAAP, goodwill is not amortized and is subject to periodic tests for impairment.

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements

The estimated fair values of our financial instruments as of December 31, 2009 and 2008 are shown in the following table (in millions). The carrying values of cash and cash equivalents, accounts receivable and accounts payable, accruals and other liabilities are deemed to be reasonable estimates of their fair values.

	Carrying Value		Fair Value
	2009	2008	2009	2008
Insurance and other:
Investments in fixed maturity securities	$32,523	$27,115	$32,523	$27,115
Investments in equity securities	56,562	49,073	56,562	49,073
Other investments	28,980	18,419	30,832	17,660
Notes payable and other borrowings	3,719	4,349	3,723	4,300
Utilities and energy:
Investments in equity securities (1)	1,986	—	1,986	—
Derivative contract assets (1)	188	324	188	324
Notes payable and other borrowings	19,579	19,145	20,868	19,144
Derivative contract liabilities (2)	581	729	581	729
Finance and financial products:
Investments in fixed maturity securities	4,608	4,517	4,608	4,517
Investments in equity securities (1)	486	—	486	—
Other investments	3,620	3,116	3,708	3,099
Derivative contract assets (1)	266	208	266	208
Loans and finance receivables	13,989	13,942	12,415	14,016
Notes payable and other borrowings	14,611	13,388	15,301	13,820
Derivative contract liabilities	9,269	14,612	9,269	14,612

(1)	Included in Other assets

(2)	Included in Accounts payable, accruals and other liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Fair value measurements assume the asset or liability is exchanged in an orderly manner; the exchange is in the principal market for that asset or liability (or in the most advantageous market when no principal market exists); and the market participants are independent, knowledgeable, able and willing to transact an exchange.

Fair values for substantially all of our financial instruments were measured using market or income approaches. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in an actual current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

The hierarchy for measuring fair value consists of Levels 1 through 3.

Level 1 – Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets. Substantially all of our equity investments are traded on an exchange in active markets and fair value is based on the closing prices as of the balance sheet date.

Level 2 – Inputs include directly or indirectly observable inputs (other than Level 1 inputs) such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that may be considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Fair values for our investments in fixed maturity securities are primarily based on market prices and market data available for instruments with similar characteristics. Pricing evaluations are based on yield curves for instruments with similar characteristics, such as credit rating, estimated duration, and yields for other instruments of the issuer or entities in the same industry sector.

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements (Continued)

Level 3 – Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities. Measurements of non-exchange traded derivative contracts and certain other investments carried at fair value are based primarily on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. We value equity index put option contracts based on the Black-Scholes option valuation model which we believe is widely used by market participants. Inputs to this model include current index price, expected volatility, dividend and interest rates and contract duration. Credit default contracts are primarily valued based on indications of bid or offer data as of the balance sheet date. These contracts are not exchange traded and certain of the terms of our contracts are not standard in derivatives markets. For example, we are not required to post collateral under most of our contracts. For these reasons, we classified these contracts as Level 3.

Financial assets and liabilities measured and carried at fair value on a recurring basis in our financial statements as of December 31, 2009 and December 31, 2008 are summarized according to the hierarchy previously described as follows (in millions).

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2009
Insurance and other:
Investments in fixed maturity securities	$32,523	$5,407	$26,596	$520
Investments in equity securities	56,562	56,169	89	304
Other investments	17,504	—	—	17,504
Utilities and energy:
Investments in equity securities	1,986	1,986	—	—
Net derivative contract (assets)/liabilities	393	(1)	35	359
Finance and financial products:
Investments in fixed maturity securities	4,608	—	4,210	398
Investments in equity securities	486	485	1	—
Other investments	1,058	—	—	1,058
Net derivative contract liabilities	9,003	—	166	8,837

December 31, 2008
Insurance and other:
Investments in fixed maturity securities	$27,115	$4,961	$21,650	$504
Investments in equity securities	49,073	48,666	79	328
Other investments	8,223	—	—	8,223
Utilities and energy:
Net derivative contract liabilities	405	—	2	403
Finance and financial products:
Investments in fixed maturity securities	4,517	—	4,382	135
Net derivative contract liabilities	14,404	—	288	14,116

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements (Continued)

Reconciliations of assets and liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) for the years ended December 31, 2008 and 2009 follow (in millions).

	Investments in fixed maturity securities	Investments in equity securities	Other investments	Net derivative contract liabilities
Balance at January 1, 2008	$393	$356	$—	$(6,784)
Gains (losses) included in:
Earnings *	3	—	—	(6,765)
Other comprehensive income	(16)	(29)	223	1
Regulatory assets and liabilities	—	—	—	(110)
Purchases, sales, issuances and settlements	259	—	8,000	(874)
Transfers into (out of) Level 3	—	1	—	13

Balance at December 31, 2008	$639	$328	$8,223	$(14,519)
Gains (losses) included in:
Earnings *	1	4	—	3,635
Other comprehensive income	49	25	4,702	—
Regulatory assets and liabilities	—	—	—	47
Purchases, sales, issuances and settlements	244	(8)	5,637	1,664
Transfers in to (out of) Level 3	(15)	(45)	—	(23)

Balance at December 31, 2009	$918	$304	$18,562	$(9,196)

*	Gains and losses related to changes in valuations are included in our Consolidated Statements of Earnings as components of investment gains/losses, derivative gains/losses or other revenues as appropriate. Substantially all of the gains and losses included in earnings were related to derivative contract liabilities.

(19)	Common stock

On January 20, 2010, our shareholders approved proposals to increase the authorized number of Class B common shares from 55,000,000 to 3,225,000,000 and to effect a 50-for-1 split of the Class B common stock which became effective on January 21, 2010. The Class A common stock was not split. Thereafter, each share of Class A common stock became convertible, at the option of the holder, into 1,500 shares of Class B common stock. Class B common stock is not convertible into Class A common stock. The Class B share data in the following table and the related disclosures regarding Class B shares are presented on a post-split basis for all periods.

Changes in issued and outstanding Berkshire common stock during the three years ended December 31, 2009 are shown in the table below.

	Class A, $5 Par Value	Class B, $0.0033 Par Value
	(1,650,000 shares authorized) Shares Issued and Outstanding	(3,225,000,000 shares authorized) Shares Issued and Outstanding
Balance December 31, 2006	1,117,568	637,621,550
Conversions of Class A common stock to Class B common stock and other	(36,544)	62,382,450

Balance December 31, 2007	1,081,024	700,004,000
Conversions of Class A common stock to Class B common stock and other	(22,023)	35,345,800

Balance December 31, 2008	1,059,001	735,349,800
Conversions of Class A common stock to Class B common stock and other	(3,720)	9,351,500

Balance December 31, 2009	1,055,281	744,701,300

Notes to Consolidated Financial Statements (Continued)

(19) Common stock (Continued)

Class B common stock possesses dividend and distribution rights equal to one-fifteen-hundredth (1/1,500) of such rights of Class A common stock. Each Class A common share is entitled to one vote per share. Each Class B common share possesses voting rights equivalent to one-ten-thousandth (1/10,000) of the voting rights of a Class A share. Unless otherwise required under Delaware General Corporation Law, Class A and Class B common shares vote as a single class.

On an equivalent Class A common stock basis, there were 1,551,749 shares outstanding as of December 31, 2009 and 1,549,234 shares outstanding as of December 31, 2008. The Class B stock split had no effect on the number of equivalent Class A common shares outstanding. In addition to our common stock, we have 1,000,000 shares of preferred stock authorized, none of which are issued and outstanding.

(20)	Pension plans

Several of our subsidiaries individually sponsor defined benefit pension plans covering certain employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. Contributions to the plans are made, generally, to meet regulatory requirements. Additional amounts may be contributed as determined by management based on actuarial valuations.

The components of net periodic pension expense for each of the three years ending December 31, 2009 are as follows (in millions).

	2009	2008	2007
Service cost	$162	$176	$202
Interest cost	455	452	439
Expected return on plan assets	(417)	(463)	(444)
Other	35	20	65

Net pension expense	$235	$185	$262

The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. As of December 31, 2009 and 2008, the accumulated benefit obligation was $7,379 million and $6,693 million, respectively. The projected benefit obligation is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and, if applicable, includes assumptions regarding future compensation levels. Information regarding the projected benefit obligations is shown in the table that follows (in millions).

	2009	2008
Projected benefit obligation, beginning of year	$7,587	$7,683
Service cost	162	176
Interest cost	455	452
Benefits paid	(408)	(455)
Business acquisitions	—	249
Actuarial (gain) or loss and other	340	(518)

Projected benefit obligation, end of year	$8,136	$7,587

Notes to Consolidated Financial Statements (Continued)

(20)	Pension plans (Continued)

Benefit obligations under qualified U.S. defined benefit plans are funded through assets held in trusts and are not included as assets in our Consolidated Financial Statements. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. As of December 31, 2009, projected benefit obligations of non-qualified U.S. plans and non-U.S. plans which are not funded through assets held in trusts were $653 million. A reconciliation of the changes in plan assets and a summary of plan assets held as of December 31, 2009 and 2008 is presented in the table that follows (in millions).

	2009	2008		2009	2008
Plan assets at beginning of year	$5,322	$7,063	Cash and equivalents	$408	$535
Employer contributions	224	279	Government obligations	674	426
Benefits paid	(408)	(455)	Investment funds	1,470	877
Actual return on plan assets	749	(1,244)	Corporate obligations	744	715
Business acquisitions	—	188	Equity securities	2,152	2,213
Other and expenses	39	(509)	Other	478	556

Plan assets at end of year	$5,926	$5,322		$5,926	$5,322

Fair value measurements for pension assets as of December 31, 2009 follow (in millions).

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and equivalents	$408	$401	$7	$—
Government obligations	674	554	120	—
Investment funds	1,470	174	1,296	—
Corporate debt obligations	744	157	587	—
Equity securities	2,152	2,131	21	—
Other	478	27	223	228

	$5,926	$3,444	$2,254	$228

Refer to Note 18 for a discussion of the three levels in the hierarchy of fair values. Pension assets measured at fair value with significant unobservable inputs (Level 3) for the year ended December 31, 2009 consisted primarily of real estate and limited partnership interests.

Pension plan assets are generally invested with the long-term objective of earning sufficient amounts to cover expected benefit obligations, while assuming a prudent level of risk. There are no target investment allocation percentages with respect to individual or categories of investments. Allocations may change as a result of changing market conditions and investment opportunities. The expected rates of return on plan assets reflect subjective assessments of expected invested asset returns over a period of several years. Generally, past investment returns are not given significant consideration when establishing assumptions for expected long-term rates of returns on plan assets. Actual experience will differ from the assumed rates.

The defined benefit plans expect to pay benefits to participants over the next ten years, reflecting expected future service as appropriate, as follows (in millions): 2010 – $418; 2011 – $429; 2012 – $449; 2013 – $469; 2014 – $484; and 2015 to 2019 – $2,599. Sponsoring subsidiaries expect to contribute $284 million to defined benefit pension plans in 2010.

Notes to Consolidated Financial Statements (Continued)

(20) Pension plans (Continued)

As of December 31, 2009 and 2008, the net funded status of the plans is summarized in the table that follows (in millions).

	2009	2008
Amounts recognized in the Consolidated Balance Sheets:
Other liabilities	$2,288	$2,357
Other assets	(78)	(92)

	$2,210	$2,265

A reconciliation of amounts not yet recognized in net periodic benefit expense for the years ending December 31, 2009 and 2008 follows (in millions).

	2009	2008
Net amount included in accumulated other comprehensive income, beginning of year	$(853)	$(164)
Amount included in net periodic pension expense	34	10
Gains (losses) current period and other	(79)	(699)

Net amount included in accumulated other comprehensive income, end of year	$(898)*	$(853)

*	Includes $72 million that is expected to be included in net periodic pension expense in 2010.

Weighted average interest rate assumptions used in determining projected benefit obligations were as follows. These rates are substantially the same as the weighted average rates used in determining the net periodic pension expense.

	2009	2008
Discount rate	5.9%	6.3%
Expected long-term rate of return on plan assets	6.9	6.9
Rate of compensation increase	4.0	4.2

Several of our subsidiaries also sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Several of the plans require that the subsidiary match these contributions up to levels specified in the plans and provide for additional discretionary contributions as determined by management. The total expenses related to employer contributions for these plans were $540 million, $519 million and $506 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(21)	Contingencies and Commitments

We are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect our insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. We do not believe that such normal and routine litigation will have a material effect on its financial condition or results of operations. Berkshire and certain of its subsidiaries are also involved in other kinds of legal actions, some of which assert or may assert claims or seek to impose fines and penalties in substantial amounts.

a)	Governmental Investigations

On January 19, 2010, General Re Corporation (“General Re”), a wholly-owned subsidiary of Berkshire Hathaway Inc. (“Berkshire”), entered into settlements with the U.S. Department of Justice (the “DOJ”) and the Securities and Exchange Commission (the “SEC”) related to the investigations of non-traditional products previously disclosed by Berkshire. Berkshire, General Re and certain of Berkshire’s insurance subsidiaries had been fully cooperating in these investigations since General Re originally received subpoenas in January 2005.

As part of the settlements, General Re entered into a non-prosecution agreement (the “Non-Prosecution Agreement”) with the DOJ. Under the terms of the Non-Prosecution Agreement, among other things, the DOJ has agreed not to prosecute General Re for any crimes committed by General Re relating to General Re’s previously disclosed transaction with American

Notes to Consolidated Financial Statements (Continued)

(21)	Contingencies and Commitments (Continued)

International Group, Inc. (“AIG”) initially effected in 2000 (the “AIG Transaction”), and General Re has paid a monetary amount equal to $19.5 million to the United States. The Non-Prosecution Agreement provides that General Re’s agreement to pay $60.5 million, exclusive of attorneys’ fees and expenses, through the pending civil class action settlement with AIG shareholders more fully described below, when combined with the amounts to be paid by AIG and the other defendants, satisfies restitution with regard to the AIG Transaction. General Re also has agreed to continue to cooperate fully with the DOJ and the SEC in any ongoing investigations of individuals who may have been involved with the AIG Transaction. The Non-Prosecution Agreement acknowledges that General Re has instituted a number of internal corporate remediation measures applicable to itself and its subsidiaries and, under the terms of the Non-Prosecution Agreement, General Re has agreed to maintain such remediation measures at least during the three-year term thereof. General Re has also agreed to toll the statute of limitations for the term of the Non-Prosecution Agreement on crimes related to the AIG Transaction, and that neither it nor its directors, executive officers or representatives will make, cause others to make or acknowledge as true any statements inconsistent with the agreed statement of facts in the Non-Prosecution Agreement. The Non-Prosecution Agreement provides that if the DOJ determines that General Re or any of its employees, officers or directors have failed to comply with or knowingly violated any of the provisions of the Non-Prosecution Agreement, have provided deliberately false, incomplete or misleading information thereunder, or have violated any provision of the federal securities laws during the term of the Non-Prosecution Agreement, General Re shall thereafter be subject to prosecution for crimes committed by and through its employees related to the AIG Transaction. The Non-Prosecution Agreement is also applicable to, and binding upon, certain subsidiaries of General Re.

In connection with the SEC settlement, which concerns the AIG transaction, as well as a separate series of interrelated transactions with Prudential Financial, Inc. during the period 1997 through 2002, General Re is permanently enjoined from aiding and abetting any violations of the books and records and internal controls provisions of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Securities Act of 1934, as amended, and has paid $12.2 million in disgorgement and prejudgment interest (the “SEC Amount”) to the SEC. General Re has also agreed not to take any action or make or permit any public statement denying any allegations in the SEC’s complaint or creating the impression that the complaint is without factual basis, although this obligation does not affect General Re’s testimonial obligations or right to take legal or factual positions in litigation or other legal proceedings in which the SEC is not a party. If General Re breaches this agreement, the SEC may petition to vacate the General Re judgment and restore its action against General Re. On February 8, 2010, the judge in this matter issued an order permitting Liberty Mutual Insurance Company, which acquired Prudential Financial and claims to be entitled to the SEC Amount as a result of its own alleged damages, to file a motion to intervene in this matter and requiring the SEC to hold the SEC Amount separate pending a resolution. If the SEC is required to turn over the SEC Amount, or a portion thereof, to Liberty Mutual, General Re could be subject to additional claims for relief from the SEC.

The Office of the Director of Corporate Enforcement in Ireland is conducting a preliminary evaluation in relation to Cologne Reinsurance Company (Dublin) Limited (“CRD”), a wholly owned subsidiary of General Re, concerning, in particular, transactions between CRD and AIG. CRD is cooperating fully with this preliminary evaluation.

Except for the ongoing investigation by the Office of the Director of Corporate Enforcement in Ireland, we are not aware of any remaining governmental investigations of any of our subsidiaries involving non-traditional products or related transactions.

b)	Civil Litigation

Litigation Related to ROA

General Reinsurance Corporation (“General Reinsurance”), a subsidiary of General Re, and several current and former employees, along with numerous other defendants, have been sued in thirteen federal lawsuits involving Reciprocal of America (“ROA”) and related entities. ROA was a Virginia-based reciprocal insurer and reinsurer of physician, hospital and lawyer professional liability risks. Nine are putative class actions initiated by doctors, hospitals and lawyers that purchased insurance through ROA or certain of its Tennessee-based risk retention groups. These complaints seek compensatory, treble, and punitive damages in an amount plaintiffs contend is just and reasonable.

General Reinsurance is also subject to actions brought by the Virginia Commissioner of Insurance, as Deputy Receiver of ROA, the Tennessee Commissioner of Insurance, as Receiver for purposes of liquidating three Tennessee risk retention groups, a state lawsuit filed by a Missouri-based hospital group that was removed to federal court and another state lawsuit filed by an Alabama doctor that was also removed to federal court. The first of these actions was filed in March 2003 and additional actions

Notes to Consolidated Financial Statements (Continued)

(21) Contingencies and Commitments (Continued)

were filed in April 2003 through June 2006. In the action filed by the Virginia Commissioner of Insurance, the Commissioner asserts in several of its claims that the alleged damages are believed to exceed $200 million in the aggregate as against all defendants.

All of these cases are collectively assigned to the U.S. District Court for the Western District of Tennessee for pretrial proceedings. General Reinsurance filed motions to dismiss all of the claims against it in these cases and, in June 2006, the court granted General Reinsurance’s motion to dismiss the complaints of the Virginia and Tennessee receivers. The court granted the Tennessee receiver leave to amend her complaint, and the Tennessee receiver filed an amended complaint on August 7, 2006. General Reinsurance has filed a motion to dismiss the amended complaint in its entirety and that motion was granted, with the court dismissing the claim based on an alleged violation of RICO with prejudice and dismissing the state law claims without prejudice. One of the other defendants filed a motion for the court to reconsider the dismissal of the state law claims, requesting that the court retain jurisdiction over them. That motion is pending.

The Tennessee Receiver subsequently filed three Tennessee state court actions against General Reinsurance, essentially asserting the same state law claims that had been dismissed without prejudice by the Federal court. General Reinsurance removed those actions to Federal court, and the Judicial Panel on Multi-District Litigation ultimately transferred these actions to the U.S. District Court for the Western District of Tennessee.

The Virginia receiver has moved for reconsideration of the dismissal and for leave to amend his complaint, which was opposed by General Reinsurance. The court affirmed its original ruling but has given the Virginia receiver leave to amend. In September 2006, the court also dismissed the complaint filed by the Missouri-based hospital group. The Missouri-based hospital group has filed a motion for reconsideration of the dismissal and for leave to file an amended complaint. General Reinsurance has filed its opposition to that motion and awaits a ruling by the court. The court has also not yet ruled on General Reinsurance’s motions to dismiss the complaints of the other plaintiffs.

General Reinsurance filed a Complaint and a motion in federal court to compel the Tennessee and Virginia receivers to arbitrate their claims against General Reinsurance. The receivers filed motions to dismiss the Complaint. These motions are pending.

General Reinsurance has reached tentative settlements with the Virginia and Tennessee receivers as well as the Missouri-based hospital group. If those settlements are consummated and approved, all the claims by these entities will be dismissed.

Actions related to AIG

General Reinsurance is a defendant in In re American International Group Securities Litigation, Case No. 04-CV-8141-(LTS), United States District Court, Southern District of New York, a putative class action (the “AIG Securities Litigation”) asserted on behalf of investors who purchased publicly-traded securities of AIG between October 1999 and March 2005. The complaint, originally filed in April 2005, asserts various claims against AIG and certain of its officers, directors, investment banks and other parties, including Ronald Ferguson, Richard Napier and John Houldsworth (whom the Complaint defines, together with General Reinsurance, as the “General Re Defendants”). The Complaint alleges that the General Re Defendants violated Section 10(b) of the Securities Exchange Act and Rule 10b-5 in connection with the AIG Transaction. The Complaint seeks damages and other relief in unspecified amounts. General Reinsurance has answered the Complaint, denying liability and asserting various affirmative defenses. Lead plaintiffs filed a motion for class certification on February 20, 2008. Various defendants, including General Reinsurance, have filed oppositions to class certification. On May 29, 2008, General Reinsurance filed a motion for judgment on the pleadings. Plaintiffs filed an opposition to that motion on June 30, 2008. The court has not ruled on that motion. The lead plaintiffs and General Reinsurance have reached agreement concerning the terms of a settlement that would resolve all claims against the General Re Defendants in exchange for a payment by General Reinsurance of $72 million, out of which the court may award plaintiffs’ counsel no more than $11.5 million in fees and reimbursement of costs, with the remaining amount of at least $60.5 million to be distributed to purchasers of AIG securities. This settlement remains subject to court approval. On February 22, 2010, the court granted class certification with respect to claims against AIG, and denied class certification with respect to claims against General Reinsurance. The order does not explicitly address whether the court will approve the above-described settlement.

A member of the putative class in the litigation described in the preceding paragraph has asserted similar claims against General Re and Mr. Ferguson in a separate complaint, Florida State Board of Administration v. General Re Corporation, et al., Case No. 06-CV-3967, United States District Court, Southern District of New York. The claims against General Re and Mr. Ferguson closely resemble those asserted in the class action. The complaint does not specify the amount of damages sought. General Re has

Notes to Consolidated Financial Statements (Continued)

(21) Contingencies and Commitments (Continued)

answered the Complaint, denying liability and asserting various affirmative defenses. No trial date has been established. The parties are coordinating discovery and other proceedings among this action, a similar action filed by the same plaintiff against AIG and others, the class action described in the preceding paragraph, and the shareholder derivative actions described in the next two paragraphs.

On July 27, 2005, General Reinsurance received a Summons and a Verified and Amended Shareholder Derivative Complaint in In re American International Group, Inc. Derivative Litigation, Case No. 04-CV-08406, United States District Court, Southern District of New York. The complaint, brought by several alleged shareholders of AIG, seeks damages, injunctive and declaratory relief against various officers and directors of AIG as well as a variety of individuals and entities with whom AIG did business, relating to a wide variety of allegedly wrongful practices by AIG. The allegations relating to General Reinsurance focus on the AIG Transaction, and the complaint purports to assert causes of action in connection with that transaction for aiding and abetting other defendants’ breaches of fiduciary duty and for unjust enrichment. The complaint does not specify the amount of damages or the nature of any other relief sought. This derivative litigation was stayed by stipulation between the plaintiffs and AIG. That stay remains in place.

In August 2005, General Reinsurance received a Summons and First Amended Consolidated Shareholders’ Derivative Complaint in In re American International Group, Inc. Consolidated Derivative Litigation, Case No. 769-N, Delaware Chancery Court. In June 2007, AIG filed an Amended Complaint in the Delaware Derivative Litigation asserting claims against two of its former officers, but not against General Reinsurance. On September 28, 2007, AIG and the shareholder plaintiffs filed a Second Combined Amended Complaint, in which AIG asserted claims against certain of its former officers and the shareholder plaintiffs asserted claims against a number of other defendants, including General Reinsurance and General Re. The claims asserted in the Delaware complaint are substantially similar to those asserted in the New York derivative complaint, except that the Delaware complaint makes clear that the plaintiffs are asserting claims against both General Reinsurance and General Re. General Reinsurance and General Re filed a motion to dismiss on November 30, 2007. On July 13, 2009, the Delaware Chancery Court entered judgment dismissing with prejudice the claims asserted against General Re, General Reinsurance and certain other defendants in the matter. Plaintiffs have appealed the judgment. General Re and General Reinsurance are vigorously opposing that appeal.

FAI/HIH Matter

In December 2003, the Liquidators of both FAI Insurance Limited (“FAI”) and HIH Insurance Limited (“HIH”) advised General Reinsurance Australia Limited (“GRA”) and Kölnische Rückversicherungs-Gesellschaft AG (“Cologne Re”) that they intended to assert claims arising from insurance transactions GRA entered into with FAI in May and June 1998. In August 2004, the Liquidators filed claims in the Supreme Court of New South Wales in order to avoid the expiration of a statute of limitations for certain plaintiffs. The focus of the Liquidators’ allegations against GRA and Cologne Re are the 1998 transactions GRA entered into with FAI (which was acquired by HIH in 1999). The Liquidators contend, among other things, that GRA and Cologne Re engaged in deceptive conduct that assisted FAI in improperly accounting for such transactions as reinsurance, and that such deception led to HIH’s acquisition of FAI and caused various losses to FAI and HIH. The Liquidator of HIH served its Complaint on GRA and Cologne Re in June 2006 and discovery has been ongoing. The FAI Liquidator dismissed his complaint against GRA and Cologne Re. GRA and Cologne Re have entered into a settlement in principle with the HIH Liquidator, which remains subject to court approval.

We have established reserves for certain of the legal proceedings discussed above where we have concluded that the likelihood of an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. For other legal proceedings discussed above, either we have determined that an unfavorable outcome is reasonably possible but we are unable to estimate a range of possible losses or we are unable to predict the outcome of the matter. We believe that any liability that may arise as a result of current pending civil litigation, including the matters discussed above, will not have a material effect on our financial condition or results of operations.

c)	Commitments

We lease certain manufacturing, warehouse, retail and office facilities as well as certain equipment. Rent expense for all leases was $701 million in 2009, $725 million in 2008 and $648 million in 2007. Minimum rental payments for operating leases having initial or remaining non-cancelable terms in excess of one year are as follows. Amounts are in millions.

2010	2011	2012	2013	2014	After 2014	Total
$577	$461	$379	$290	$230	$1,049	$2,986

Notes to Consolidated Financial Statements (Continued)

(21) Contingencies and Commitments (Continued)

Several of our subsidiaries have made long-term commitments to purchase goods and services used in their businesses. The most significant of these relate to MidAmerican’s commitments to purchase coal, electricity and natural gas. As of December 31, 2009, commitments under all such subsidiary arrangements were approximately $5.6 billion in 2010, $1.9 billion in 2011, $1.8 billion in 2012, $1.7 billion in 2013, $1.7 billion in 2014 and $4.0 billion after 2014.

We are obligated to acquire the remaining 36% equity interests of Marmon in stages between 2011 and 2014. Based upon the initial purchase price, the cost to Berkshire to acquire such interests would be approximately $2.7 billion. However, the consideration ultimately payable is contingent upon future operating results of Marmon and the per share cost could be greater than or less than the initial per share price.

Pursuant to the terms of shareholder agreements with noncontrolling shareholders in certain of our other less than wholly-owned subsidiaries, we may be obligated to acquire their equity ownership interests. The consideration payable for such interests is generally based on the fair value of the subsidiary. If we acquired all such outstanding noncontrolling interests holdings as of December 31, 2009, the cost would have been approximately $3 billion. However, the timing and the amount of any such future payments that might be required are contingent on future actions of the noncontrolling owners and future operating results of the related subsidiaries.

(22) Business segment data

Our reportable business segments are organized in a manner that reflects how management views those business activities. Certain businesses have been grouped together for segment reporting based upon similar products or product lines, marketing, selling and distribution characteristics, even though those business units are operated under separate local management.

The tabular information that follows shows data of reportable segments reconciled to amounts reflected in the Consolidated Financial Statements. Intersegment transactions are not eliminated in instances where management considers those transactions in assessing the results of the respective segments. Furthermore, our management does not consider investment and derivative gains/losses or amortization of purchase accounting adjustments in assessing the performance of reporting units. Collectively, these items are included in reconciliations of segment amounts to consolidated amounts.

Business Identity	Business Activity

GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for property and casualty insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

BH Finance, Clayton Homes, XTRA, CORT and other financial services (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing, furniture leasing, life annuities and risk management products

Marmon	An association of approximately 130 manufacturing and service businesses that operate within 11 diverse business sectors

McLane Company	Wholesale distribution of groceries and non-food items

MidAmerican	Regulated electric and gas utility, including power generation and distribution activities in the U.S. and internationally; domestic real estate brokerage

Shaw Industries	Manufacturing and distribution of carpet and floor coverings under a variety of brand names

Notes to Consolidated Financial Statements (Continued)

(22)	Business segment data (Continued)

Other businesses not specifically identified with reportable business segments consist of a large, diverse group of manufacturing, service and retailing businesses.

Business Identity	Business Activity
Manufacturing	Acme Building Brands, Benjamin Moore, H.H. Brown Shoe Group, CTB, Fechheimer Brothers, Forest River, Fruit of the Loom, Garan, IMC, Johns Manville, Justin Brands, Larson-Juhl, MiTek, Richline and Scott Fetzer

Service	Buffalo News, Business Wire, FlightSafety, International Dairy Queen, Pampered Chef, NetJets and TTI

Retailing	Ben Bridge Jeweler, Borsheims, Helzberg Diamond Shops, Jordan’s Furniture, Nebraska Furniture Mart, See’s Candies, Star Furniture and R.C. Willey

A disaggregation of our consolidated data for each of the three most recent years is presented in the tables which follow on this and the following two pages (in millions).

	Revenues			Earnings before income taxes, noncontrolling interests and equity method earnings
	2009	2008	2007	2009	2008	2007
Operating Businesses:
Insurance group:
Underwriting:
GEICO	$13,576	$12,479	$11,806	$649	$916	$1,113
General Re	5,829	6,014	6,076	477	342	555
Berkshire Hathaway Reinsurance Group	6,706	5,082	11,902	349	1,324	1,427
Berkshire Hathaway Primary Group	1,773	1,950	1,999	84	210	279
Investment income	5,223	4,759	4,791	5,173	4,722	4,758

Total insurance group	33,107	30,284	36,574	6,732	7,514	8,132

Finance and financial products	4,587	4,947	5,119	781	787	1,006
Marmon *	5,067	5,529	—	686	733	—
McLane Company	31,207	29,852	28,079	344	276	232
MidAmerican	11,443	13,971	12,628	1,528	2,963	1,774
Shaw Industries	4,011	5,052	5,373	144	205	436
Other businesses	21,380	25,666	25,648	884	2,809	3,279

	110,802	115,301	113,421	11,099	15,287	14,859
Reconciliation of segments to consolidated amount:
Investment and derivative gains/losses	787	(7,461)	5,509	787	(7,461)	5,509
Interest expense, not allocated to segments	—	—	—	(42)	(35)	(52)
Eliminations and other	904	(54)	(685)	(292)	(217)	(155)

	$112,493	$107,786	$118,245	$11,552	$7,574	$20,161

*	Includes results from the acquisition date of March 18, 2008.

Notes to Consolidated Financial Statements (Continued)

(22)	Business segment data (Continued)

	Capital expenditures			Depreciation of tangible assets
	2009	2008	2007	2009	2008	2007
Operating Businesses:
Insurance group	$50	$72	$52	$71	$70	$69
Finance and financial products	148	185	322	219	228	226
Marmon	436	553	—	521	361	—
McLane Company	172	180	175	120	109	100
MidAmerican	3,413	3,936	3,513	1,246	1,128	1,157
Shaw Industries	186	173	144	149	150	144
Other businesses	532	1,039	1,167	801	764	711

	$4,937	$6,138	$5,373	$3,127	$2,810	$2,407

	Goodwill at year-end		Identifiable assets at year-end
	2009	2008	2009	2008
Operating Businesses:
Insurance group:
GEICO	$1,372	$1,372	$22,996	$18,699
General Re	13,532	13,532	30,894	28,953
Berkshire Hathaway Reinsurance and Primary Groups	589	578	98,815	85,584

Total insurance group	15,493	15,482	152,705	133,236

Finance and financial products	1,024	1,024	28,017	22,918
Marmon	706	682	9,768	9,757
McLane Company	155	154	3,505	3,477
MidAmerican	5,334	5,280	39,437	36,290
Shaw Industries	2,256	2,258	3,068	2,924
Other businesses	9,004	8,901	19,820	21,323

	$33,972	$33,781	256,320	229,925

Reconciliation of segments to consolidated amount:
Corporate and other			6,845	3,693
Goodwill			33,972	33,781

			$297,137	$267,399

Insurance premiums written by geographic region (based upon the domicile of the insured or reinsured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2009	2008	2007	2009	2008	2007
United States	$19,280	$19,267	$18,589	$1,095	$1,119	$1,092
Western Europe	5,236	4,145	9,641	761	749	706
All other	737	797	588	774	720	681

	$25,253	$24,209	$28,818	$2,630	$2,588	$2,479

Insurance premiums written and earned in 2007 included $7.1 billion from a single reinsurance transaction with Equitas. See Note 14 for additional information. Premiums attributable to Western Europe were primarily in Switzerland, Luxembourg and Germany. In 2009, insurance premiums earned included approximately $4.6 billion from Swiss Reinsurance Company Ltd. and its affiliates.

Notes to Consolidated Financial Statements (Continued)

(22)	Business segment data (Continued)

Consolidated sales and service revenues in 2009, 2008 and 2007 were $62.6 billion, $65.9 billion and $58.2 billion, respectively. Approximately 90% of such amounts in each year were in the United States with the remainder primarily in Canada and Europe. In 2009, consolidated sales and service revenues included $12.2 billion of sales to Wal-Mart Stores, Inc. which were primarily related to McLane’s wholesale distribution business. At December 31, 2009, over 80% of our net property, plant and equipment were located in the United States with the remainder primarily in Canada and Europe.

Premiums written and earned by the property/casualty and life/health insurance businesses are summarized below (in millions).

	Property/Casualty			Life/Health
	2009	2008	2007	2009	2008	2007
Premiums Written:
Direct	$16,484	$16,953	$16,056
Assumed	9,321	7,960	13,316	$2,727	$2,690	$2,579
Ceded	(552)	(704)	(554)	(97)	(102)	(100)

	$25,253	$24,209	$28,818	$2,630	$2,588	$2,479

Premiums Earned:
Direct	$16,553	$16,269	$16,076
Assumed	9,284	7,332	13,744	$2,723	$2,682	$2,564
Ceded	(579)	(656)	(499)	(97)	(102)	(102)

	$25,258	$22,945	$29,321	$2,626	$2,580	$2,462

(23)	Quarterly data

A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2009
Revenues	$22,784	$29,607	$29,904	$30,198
Net earnings attributable to Berkshire *	(1,534)	3,295	3,238	3,056
Net earnings attributable to Berkshire per equivalent Class A common share	(990)	2,123	2,087	1,969
2008
Revenues	$25,175	$30,093	$27,926	$24,592
Net earnings attributable to Berkshire *	940	2,880	1,057	117
Net earnings attributable to Berkshire per equivalent Class A common share	607	1,859	682	76

*	Includes investment and derivative gains/losses, which, for any given period have no predictive value and variations in amount from period to period have no practical analytical value. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other factors. After-tax investment and derivative gains/losses for the periods presented above are as follows (in millions):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Investment and derivative gains/losses – 2009	$(3,239)	$1,515	$1,183	$1,027
Investment and derivative gains/losses – 2008	(991)	610	(1,012)	(3,252)

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

Net earnings attributable to Berkshire for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and exclude earnings attributable to noncontrolling interests. Amounts are in millions.

	2009	2008	2007
Insurance – underwriting	$1,013	$1,805	$2,184
Insurance – investment income	4,085	3,497	3,510
Utilities and energy	1,071	1,704	1,114
Manufacturing, service and retailing	1,113	2,283	2,353
Finance and financial products	494	479	632
Other	(207)	(129)	(159)
Investment and derivative gains/losses	486	(4,645)	3,579

Net earnings attributable to Berkshire	$8,055	$4,994	$13,213

Our operating businesses are managed on an unusually decentralized basis. There are essentially no centralized or integrated business functions (such as sales, marketing, purchasing, legal or human resources) and there is minimal involvement by our corporate headquarters in the day-to-day business activities of the operating businesses. Our senior corporate management team does participate in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses. The business segment data (Note 22 to the Consolidated Financial Statements) should be read in conjunction with this discussion.

The declines in global economic activity over the last half of 2008 continued through 2009. Our operating results in 2009 were significantly impacted by those declines. Earnings in 2009 of most of our diverse group of manufacturing, service and retailing businesses declined compared to the prior year. The effects from the economic recession resulted in lower sales volume, revenues and profit margins as consumers have significantly curtailed spending, particularly for discretionary items. Our two largest business segments, insurance and utilities, remain strong and operating results have not been negatively impacted in any significant way by the recession. In 2008 and the first part of 2009, equity and debt markets experienced major declines in market prices on a worldwide basis, which negatively impacted the fair value of our investments and derivative contracts. While market prices recovered somewhat over the remainder of 2009, the potential for significant declines in our investment values in the future remains.

We had after-tax net investment and derivative gains of $486 million in 2009, while in 2008 we had losses of $4.6 billion. The gains and losses primarily derived from credit default contracts, dispositions of certain equity securities, other-than-temporary impairment charges with respect to certain equity securities and changes in estimated fair values of long duration equity index put option contracts. Changes in the equity and credit markets from period to period have caused and may continue to cause significant volatility in our periodic earnings.

In response to the crises in the financial markets and the global recession, the U.S. government and governments around the world are taking measures to stabilize financial institutions, regulate markets (including over-the-counter derivatives markets) and stimulate economic activity. While we believe that general economic conditions will improve over time, the ultimate impact of these actions on us is not clear at this time. Our operating companies have taken and will continue to take cost reduction actions as necessary to manage through the current economic situation. We continue to believe that the economic franchises of our operating businesses remain intact and that our operating results will ultimately improve, although we cannot predict the timing of an economic recovery that will be required for this to occur.

Insurance—Underwriting

We engage in both primary insurance and reinsurance of property and casualty risks. In primary insurance activities, we assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, we assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Our insurance and reinsurance businesses are: (1) GEICO, (2) General Re, (3) Berkshire Hathaway Reinsurance Group and (4) Berkshire Hathaway Primary Group. Through General Re, we also reinsure life and health risks.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Our management views insurance businesses as possessing two distinct operations – underwriting and investing. Underwriting decisions are the responsibility of the unit managers; investing, with limited exceptions, is the responsibility of Berkshire’s Chairman and CEO, Warren E. Buffett. Accordingly, we evaluate performance of underwriting operations without any allocation of investment income.

Our periodic underwriting results can be affected significantly by changes in estimates for unpaid losses and loss adjustment expenses, including amounts established for occurrences in prior years. See the Critical Accounting Policies section of this discussion for information concerning the loss reserve estimation process. In addition, the timing and amount of catastrophe losses can produce significant volatility in our periodic underwriting results. In two out of the last three years, we benefited from relatively minor levels of catastrophe losses. In 2008, our underwriting results included estimated losses of approximately $900 million from Hurricanes Gustav and Ike. In 2009 and 2008, our underwriting results also included significant unrealized foreign currency transaction gains and losses arising from the valuation of certain non-U.S. Dollar denominated reinsurance liabilities into U.S. Dollars as a result of currency exchange rate fluctuations.

A key marketing strategy followed by all of our insurance businesses is the maintenance of extraordinary capital strength. Statutory surplus of our insurance businesses was approximately $64 billion at December 31, 2009. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet the unique needs of insurance and reinsurance buyers.

A summary follows of underwriting results from our insurance businesses for the past three years. Amounts are in millions.

	2009	2008	2007
Underwriting gain attributable to:
GEICO	$649	$916	$1,113
General Re	477	342	555
Berkshire Hathaway Reinsurance Group	349	1,324	1,427
Berkshire Hathaway Primary Group	84	210	279

Pre-tax underwriting gain	1,559	2,792	3,374
Income taxes and noncontrolling interests	546	987	1,190

Net underwriting gain	$1,013	$1,805	$2,184

GEICO

Through GEICO, we primarily write private passenger automobile insurance, offering coverages to insureds in all 50 states and the District of Columbia. GEICO’s policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company via the Internet, over the telephone or through the mail. This is a significant element in our strategy to be a low-cost auto insurer. In addition, we strive to provide excellent service to customers, with the goal of establishing long-term customer relationships. GEICO’s underwriting results for the past three years are summarized below. Dollars are in millions.

	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Premiums written	$13,758		$12,741		$11,931

Premiums earned	$13,576	100.0	$12,479	100.0	$11,806	100.0

Losses and loss adjustment expenses	10,457	77.0	9,332	74.8	8,523	72.2
Underwriting expenses	2,470	18.2	2,231	17.9	2,170	18.4

Total losses and expenses	12,927	95.2	11,563	92.7	10,693	90.6

Pre-tax underwriting gain	$649		$916		$1,113

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

GEICO (Continued)

Premiums earned in 2009 increased $1,097 million (8.8%) over premiums earned in 2008, reflecting growth in voluntary auto premiums earned as a result of an overall increase in policies-in-force of 7.8%. Policies-in-force grew more rapidly in the latter part of 2008 and the early part of 2009 and moderated over the remainder of 2009. As a result, premiums earned in 2009 increased at a higher rate than policies-in-force, despite a slight decline in premiums per policy. Voluntary auto new business sales in 2009 increased 9.0% versus 2008. Voluntary auto policies-in-force at December 31, 2009 were 684,000 greater than at December 31, 2008.

Losses and loss adjustment expenses incurred in 2009 increased $1,125 million (12.1%) compared with 2008. The loss ratio was 77.0% in 2009 compared to 74.8% in 2008. The higher loss ratio in 2009 reflected overall increases in average claim frequencies and injury claim severities. Claims frequencies in 2009 for physical damage coverages increased in the one to two percent range, while frequencies for injury coverages increased in the five to seven percent range compared with the very low frequency levels in 2008. Average injury severities in 2009 increased in the three to five percent range while average physical damage severities decreased in the two to four percent range from 2008. Incurred losses from catastrophe events in 2009 were $83 million, relatively unchanged from 2008. Underwriting expenses in 2009 increased $239 million (10.7%) due primarily to higher policy issuance costs and increased salary and employee benefit expenses, which included increased interest on deferred compensation liabilities.

Premiums earned in 2008 increased 5.7% over 2007, reflecting an 8.2% increase in voluntary auto policies-in-force partially offset by lower average premiums per policy. Average premiums per policy declined during 2007 but leveled off in 2008. Losses and loss adjustment expenses incurred in 2008 increased 9.5% over 2007. Incurred losses from catastrophe events for 2008 were $87 million compared to $34 million for 2007. Overall, the increase in the loss ratio reflected higher average claim severities and lower average premiums per policy, partially offset by lower average claims frequencies. Claims frequencies in 2008 for physical damage coverages decreased in the seven to nine percent range from 2007 and frequencies for injury coverages decreased in the four to six percent range. Physical damage severities in 2008 increased in the six to eight percent range and injury severities increased in the five to eight percent range over 2007. Underwriting expenses in 2008 increased $61 million (2.8%) over 2007. Policy acquisition expenses increased 8.5% in 2008 to $1,508 million, primarily due to increased advertising and policy issuance costs. The increase in policy acquisition expenses was partially offset by lower other underwriting expenses, including lower interest on deferred compensation liabilities.

General Re

General Re conducts a reinsurance business offering property and casualty and life and health coverages to clients worldwide. Property and casualty reinsurance is written in North America on a direct basis through General Reinsurance Corporation and internationally through Cologne Re (based in Germany) and other wholly-owned affiliates. Property and casualty reinsurance is also written through brokers with respect to Faraday in London. Life and health reinsurance is written in North America through General Re Life Corporation and internationally through Cologne Re. General Re strives to generate underwriting profits in essentially all of its product lines. Underwriting performance is not evaluated based upon market share and underwriters are instructed to reject inadequately priced risks. General Re’s underwriting results are summarized for the past three years in the following table. Amounts are in millions.

	Premiums written			Premiums earned			Pre-tax underwriting gain
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Property/casualty	$3,091	$3,383	$3,478	$3,203	$3,434	$3,614	$300	$163	$475
Life/health	2,630	2,588	2,479	2,626	2,580	2,462	177	179	80

	$5,721	$5,971	$5,957	$5,829	$6,014	$6,076	$477	$342	$555

Property/casualty

Premiums written in 2009 declined $292 million (8.6%) from 2008, which included $205 million with respect to a reinsurance-to-close transaction that increased our economic interest in the run-off of Lloyd’s Syndicate 435’s 2000 year of account from 39% to 100%. Under the reinsurance-to-close transaction, we also assumed a corresponding amount of net loss

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

General Re (Continued)

Property/casualty (Continued)

reserves and as a result, there was no impact on net underwriting gains in 2008. There was no similar transaction in 2009. Excluding the reinsurance-to-close transaction and the effects of foreign currency exchange rate changes, premiums written in 2009 increased $149 million (4.7%) compared to 2008, primarily due to increased volume in North American, European treaty and Lloyd’s market property business.

Premiums earned in 2009 declined $231 million (6.7%) from 2008. Excluding the effects of the reinsurance-to-close transaction in 2008 and the effects of foreign currency exchange rate changes, premiums earned increased $107 million (3.3%) in 2009 as compared to 2008. The increase in premiums earned in 2009 was primarily due to increased volume in European treaty and Lloyd’s market property business. Increased price competition and capacity within the industry could lead to a decline in our premium volume in 2010.

Underwriting results in 2009 included underwriting gains of $478 million from property business and losses of $178 million from casualty/workers’ compensation business. The property business produced underwriting gains of $173 million for the 2009 accident year, and $305 million from loss reserve reductions related to pre-2009 loss events. The property gains in 2009 were net of $48 million of losses from catastrophes, which were primarily from winter storm Klaus in Europe, the Victoria bushfires in Australia and an earthquake in Italy. The underwriting losses from casualty/workers’ compensation business were primarily the result of establishing higher loss reserves for 2009 accident year occurrences to reflect higher loss trends as well as $118 million of workers’ compensation loss reserve discount accretion and deferred charge amortization, offset in part by reserve reductions related to prior years’ casualty and workers’ compensation loss reserves.

Premiums written and earned in 2008 declined compared with 2007. Premiums in 2007 included $114 million from a reinsurance-to-close transaction which increased our economic interest in Lloyd’s Syndicate 435’s 2001 year of account to 100%. Otherwise, the declines in written and earned premiums in 2008 versus 2007 reflected underwriting discipline as the volume of business accepted declined where pricing was considered inadequate.

Underwriting results in 2008 included $275 million in underwriting gains from property business partially offset by $112 million in underwriting losses from casualty/workers’ compensation business. The property business produced underwriting losses of $120 million for the 2008 accident year, offset by $395 million of gains from loss reserve reductions related to pre-2008 loss events. The 2008 accident year results included $174 million of catastrophe losses from Hurricanes Gustav and Ike and $56 million of catastrophe losses from European storms. The underwriting losses from casualty/workers’ compensation business in 2008 included $117 million of workers’ compensation loss reserve discount accretion and deferred charge amortization, offset in part by reserve reductions related to prior years’ other casualty lines. The casualty results were adversely impacted by legal costs incurred in connection with regulatory investigations of finite reinsurance.

Underwriting results in 2007 included $519 million in underwriting gains from property business partially offset by $44 million in underwriting losses from casualty/workers’ compensation business. The property business produced underwriting gains of $90 million for the 2007 accident year and $429 million from loss reserve reductions related to pre-2007 loss events. The pre-tax underwriting losses from casualty business in 2007 included $120 million of loss reserve discount accretion and deferred charge amortization, as well as legal costs associated with finite reinsurance investigations. These charges were largely offset by underwriting gains in other casualty business.

Life/health

Life and health reinsurance premiums earned in 2009 increased 1.8% over 2008, which increased 4.8% over 2007. Excluding the effects of foreign currency, premiums earned increased 4.7% over 2008, which increased 2.2% over 2007. The increase in premiums earned in 2009 was primarily due to international business. The increase in premiums earned in 2008 was primarily from North American life business. Underwriting results for the global life/health operations produced underwriting gains of $177 million in 2009, $179 million in 2008 and $80 million in 2007. Life/health results were profitable in each of the past three years driven by gains from the life business due primarily to favorable mortality.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group

Through the Berkshire Hathaway Reinsurance Group (“BHRG”), we underwrite excess-of-loss reinsurance and quota-share coverages for insurers and reinsurers worldwide. Our business in BHRG includes catastrophe excess-of-loss reinsurance and excess direct and facultative reinsurance for large or otherwise unusual discrete risks referred to as individual risk. Retroactive reinsurance policies provide indemnification of losses and loss adjustment expenses with respect to past loss events. Other multi-line refers to other business written on both a quota-share and excess basis, participations in and contracts with Lloyd’s syndicates as well as property, aviation and workers’ compensation programs. BHRG’s underwriting results are summarized in the table below. Amounts are in millions.

	Premiums earned			Pre-tax underwriting gain/loss
	2009	2008	2007	2009	2008	2007
Catastrophe and individual risk	$823	$955	$1,577	$782	$776	$1,477
Retroactive reinsurance	1,989	204	7,708	(448)	(414)	(375)
Other multi-line	3,894	3,923	2,617	15	962	325

	$6,706	$5,082	$11,902	$349	$1,324	$1,427

Catastrophe and individual risk contracts may provide exceptionally large limits of indemnification, often several hundred million dollars and occasionally in excess of $1 billion, and cover catastrophe risks (such as hurricanes, earthquakes or other natural disasters) or other property and liability risks (such as aviation and aerospace, commercial multi-peril or terrorism). The timing and magnitude of losses produce extraordinary volatility in periodic underwriting results of BHRG’s catastrophe and individual risk business. In early 2009, we constrained the volume of business written in response to the decline in our consolidated net worth that occurred in the first quarter. Though our net worth recovered significantly since then, we have continued to constrain the volume of business written in light of the BNSF acquisition. Also, premium rates were not attractive enough in 2009 to warrant increasing volume.

Catastrophe and individual risk premiums written were approximately $725 million in 2009, $1.1 billion in 2008 and $1.2 billion in 2007. The decreases in premium volume were principally attributable to increased industry capacity for catastrophe reinsurance and, consequently, fewer opportunities to write business at prices we considered adequate. Based on soft market conditions prevailing at the end of 2009, we expect premium volume will continue to be constrained for at least the first half of 2010. The level of catastrophe and individual risk business we write in a given period will vary significantly based upon market conditions and our assessment of the adequacy of premium rates. Premiums earned from catastrophe and individual risk contracts in 2009 declined 14% from 2008, which decreased 39% from 2007.

Underwriting results of our catastrophe and individual risk business in 2009 reflected no significant losses from catastrophes during the year, while in 2008 we incurred approximately $270 million of estimated losses from Hurricanes Gustav and Ike. Underwriting gains in 2008 included $224 million from a contract in which we agreed to purchase, under certain conditions, up to $4 billion of revenue bonds issued by the Florida Hurricane Catastrophe Fund Finance Corporation. Our obligation was conditioned upon, among other things, the occurrence of a specified amount of Florida hurricane losses during a period that expired on December 31, 2008 and which was not met. Catastrophe and individual risk underwriting results in 2007 reflected no significant losses from catastrophe events occurring in that year.

Premiums earned in 2009 from retroactive reinsurance included 2 billion Swiss Francs (“CHF”) (approximately $1.7 billion) from an adverse loss development contract with Swiss Reinsurance Company Ltd. and its affiliates (“Swiss Re”) covering substantially all of Swiss Re’s non-life insurance losses and allocated loss adjustment expenses for loss events occurring prior to January 1, 2009. The Swiss Re contract provides aggregate limits of indemnification of 5 billion CHF in excess of a retention of Swiss Re’s reported loss reserves at December 31, 2008 (58.725 billion CHF) less 2 billion CHF. The impact on underwriting results from this contract was negligible as the premiums earned were offset by a corresponding amount of losses incurred. Premiums earned from retroactive reinsurance in 2007 included $7.1 billion from a reinsurance agreement with Equitas which became effective on March 30, 2007. See Note 14 to the Consolidated Financial Statements.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

Underwriting losses from retroactive reinsurance include the recurring amortization of deferred charges that were initially established at the inception of these reinsurance contracts. At the inception of a contract, deferred charges represent the difference between the premium received and the estimated ultimate losses payable. Deferred charges are subsequently amortized over the estimated claims payment period using the interest method and are based on estimates of the timing and amount of loss payments. Amortization charges are recorded as a component of losses and loss adjustment expenses.

Premiums earned in 2009 from other multi-line business of $3.89 billion were relatively unchanged from 2008. Premiums earned in 2009 and 2008 included $2.77 billion and $1.83 billion, respectively, from a 20% quota-share contract with Swiss Re covering substantially all of Swiss Re’s property/casualty risks incepting from January 1, 2008 and running through December 31, 2012. Excluding the Swiss Re quota-share contract, other multi-line business premiums earned in 2009 declined $969 million (46%) compared to 2008, primarily due to significant reductions in aviation, property, workers’ compensation and Lloyd’s market volume. Other multi-line premiums earned in 2008 increased $1.31 billion (50%) over 2007 reflecting premiums earned from the Swiss Re quota-share contract partially offset by lower premium volume from workers’ compensation programs.

Pre-tax underwriting results from other multi-line reinsurance in 2009 included foreign currency transaction losses of about $280 million. The non-cash losses arose from the conversion of certain reinsurance loss reserves and other liabilities denominated in foreign currencies (primarily the U.K. Pound Sterling). The value of these currencies rose overall relative to the U.S. Dollar in 2009, resulting in losses. In 2008, underwriting results included foreign currency transaction gains of approximately $930 million, resulting from sharp declines in the Euro and U.K. Pound Sterling versus the U.S. Dollar.

Excluding the effects of the currency gains/losses, other multi-line business produced a pre-tax underwriting gain of $295 million in 2009, $32 million in 2008 and $435 million in 2007. Pre-tax underwriting results in 2008 included approximately $435 million of estimated catastrophe losses from Hurricanes Gustav and Ike. There were no significant catastrophe losses in 2009 or 2007, which also benefited from relatively low property loss ratios and favorable loss experience on workers’ compensation business.

In December 2007, we formed a monoline financial guarantee insurance company, Berkshire Hathaway Assurance Corporation (“BHAC”). BHAC commenced operations during the first quarter of 2008 and is licensed in 49 states. In its first year of operation, BHAC produced $595 million of written premiums. In 2009, as a result of changing market conditions and demand, BHAC wrote about $40 million in premiums, most of which was in the first half of the year.

Berkshire Hathaway Primary Group

Our primary insurance group consists of a wide variety of independently managed insurance businesses that principally write liability coverages for commercial accounts. These businesses include: Medical Protective Corporation (“MedPro”), a provider of professional liability insurance to physicians, dentists and other healthcare providers; National Indemnity Company’s primary group operation (“NICO Primary Group”), a writer of commercial motor vehicle and general liability coverages; U.S. Investment Corporation, whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Homestate” operations, providers of standard commercial multi-line insurance; Central States Indemnity Company, a provider of credit and disability insurance to individuals nationwide through financial institutions; Applied Underwriters, a provider of integrated workers’ compensation solutions; and BoatU.S., a writer of insurance for owners of boats and small watercraft.

Earned premiums by our primary insurance businesses were $1,773 million in 2009, $1,950 million in 2008 and $1,999 million in 2007. In 2009, with the exception of BoatU.S., each of our primary businesses generated lower premiums written and earned compared to 2008. Pre-tax underwriting gains as percentages of premiums earned were approximately 5% in 2009, 11% in 2008 and 14% in 2007. The declines in underwriting gains in 2009 compared to 2008 and 2007 resulted from higher loss ratios as increased price competition narrowed profit margins, and higher expense ratios, which reflected the impact of fixed costs on lower premium volume.

Management’s Discussion (Continued)

Insurance—Investment Income

A summary of net investment income of our insurance operations follows. Amounts are in millions.

	2009	2008	2007
Investment income before taxes, noncontrolling interests and equity method earnings	$5,173	$4,722	$4,758
Income taxes and noncontrolling interests	1,515	1,225	1,248

Net investment income before equity method earnings	3,658	3,497	3,510
Equity method earnings	427	—	—

Net investment income	$4,085	$3,497	$3,510

Investment income consists of interest and dividends earned on cash equivalents and investments allocable to our insurance businesses. Pre-tax investment income in 2009 exceeded 2008 by $451 million. The increase in investment income in 2009 primarily reflected earnings from several large investments made in the fourth quarter of 2008 and first half of 2009, partially offset by lower earnings on cash and cash equivalents due to lower short-term interest rates and lower average cash balances.

In October 2008, we acquired securities issued by Wrigley, Goldman Sachs and General Electric. In March 2009, we acquired a 12% convertible perpetual instrument of Swiss Re and in April 2009, we acquired an 8.5% Cumulative Convertible Perpetual Preferred Stock of Dow. In December 2009, we also acquired $1.0 billion par amount of new senior notes issued by Wrigley. See Note 6 to the Consolidated Financial Statements. These investments were purchased at an aggregate cost of approximately $21.1 billion. At December 31, 2009, approximately 85% of these securities were held in our insurance group, with the remainder held primarily in our finance and financial products businesses. Our insurance group earned about $1.65 billion in interest and dividends from the aforementioned investments in 2009. Partially offsetting these increases were reductions in dividends earned from our investments in Wells Fargo and U.S. Bancorp common stock as a result of dividend rate cuts by those companies.

Beginning in 2009, our insurance investment income also includes earnings from equity method investments (BNSF and Moody’s). Equity method earnings represent our proportionate share of the net earnings of these companies. As a result of a reduction of our ownership of Moody’s in July of 2009, we discontinued the use of the equity method for our investment in Moody’s as of the beginning of the third quarter. Dividends earned on equity method investments are not reflected in our earnings.

A summary of cash and investments held in our insurance businesses follows. Amounts are in millions.

	2009	2008	2007
Cash and cash equivalents	$18,655	$18,845	$28,257
Equity securities *	56,289	48,892	74,681
Fixed maturity securities	32,331	26,932	27,922
Other *	28,780	18,419	—

	$136,055	$113,088	$130,860

*	Other investments include the investments in Wrigley, Goldman Sachs, General Electric, Swiss Re and Dow as well as the investment in BNSF, which as of December 31, 2008 is accounted for under the equity method. Berkshire’s investment in Moody’s was accounted for under the equity method at December 31, 2008 but included in equity securities at December 31, 2009. In 2007, investments in BNSF and Moody’s are included in equity securities.

Management’s Discussion (Continued)

Insurance—Investment Income (Continued)

Fixed maturity investments as of December 31, 2009 were as follows. Amounts are in millions.

	Amortized cost	Unrealized gains/losses	Fair value
U.S. Treasury, U.S. government corporations and agencies	$2,356	$45	$2,401
States, municipalities and political subdivisions	3,689	274	3,963
Foreign governments	11,325	331	11,656
Corporate bonds and redeemable preferred stocks, investment grade	4,375	469	4,844
Corporate bonds and redeemable preferred stocks, non-investment grade	6,386	825	7,211
Mortgage-backed securities	2,185	71	2,256

	$30,316	$2,015	$32,331

All U.S. government obligations are rated AAA by the major rating agencies and approximately 85% of all state, municipal and political subdivisions, foreign government obligations and mortgage-backed securities were rated AA or higher. Non-investment grade securities represent securities that are rated below BBB- or Baa3.

Invested assets derive from shareholder capital and reinvested earnings as well as net liabilities under insurance contracts or “float.” The major components of float are unpaid losses, unearned premiums and other liabilities to policyholders less premiums and reinsurance receivables, deferred charges assumed under retroactive reinsurance contracts and deferred policy acquisition costs. Float approximated $62 billion at December 31, 2009, $58 billion at December 31, 2008 and $59 billion at December 31, 2007. The cost of float, as represented by the ratio of underwriting gain or loss to average float, was negative for the last three years, as our insurance businesses generated underwriting gains in each year.

Utilities and Energy (“MidAmerican”)

Revenues and earnings of MidAmerican for each of the past three years are summarized below. Amounts are in millions.

	Revenues			Earnings
	2009	2008	2007	2009	2008	2007
MidAmerican Energy Company	$3,711	$4,742	$4,325	$285	$425	$412
PacifiCorp	4,543	4,558	4,319	788	703	692
Natural gas pipelines	1,073	1,221	1,088	457	595	473
U.K. utilities	829	1,001	1,114	248	339	337
Real estate brokerage	1,071	1,147	1,511	43	(45)	42
Other	216	1,302	271	25	1,278	130

	$11,443	$13,971	$12,628

Earnings before corporate interest and taxes				1,846	3,295	2,086
Interest, other than to Berkshire				(318)	(332)	(312)
Interest on Berkshire junior debt				(58)	(111)	(108)
Income taxes and noncontrolling interests				(313)	(1,002)	(477)

Net earnings				$1,157	$1,850	$1,189

Earnings attributable to Berkshire *				$1,071	$1,704	$1,114
Debt owed to others at December 31				19,579	19,145	19,002
Debt owed to Berkshire at December 31				353	1,087	821

*	Net of noncontrolling interests and includes interest earned by Berkshire (net of related income taxes).

Through our 89.5% ownership interest in MidAmerican Energy Holdings Company (“MidAmerican”), we operate an international energy business. MidAmerican’s domestic regulated energy interests are comprised of two regulated utility companies and two interstate natural gas pipeline companies. In the United Kingdom, MidAmerican operates two electricity distribution businesses. The rates that our utilities and natural gas pipelines charge customers for energy and other services are

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

generally subject to regulatory approval. Rates are based in large part on the costs of business operations, including a return on capital. To the extent we are not allowed to include such costs in the approved rates, operating results will be adversely affected. In addition, MidAmerican also operates a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm in the United States.

Our U.S. based regulated utilities businesses are conducted through MidAmerican Energy Company (“MEC”) and PacifiCorp. Revenues of MEC in 2009 declined $1,031 million (22%) from 2008, primarily due to lower regulated natural gas and electricity sales. Regulated natural gas revenues decreased by $520 million in 2009 primarily due to a lower average per-unit cost of gas sold, which is passed on to customers and a 5% decline in sales volume. MEC’s regulated electricity revenues declined $315 million primarily as a result of a 35% decline in average wholesale prices and lower volumes, which are attributable to reduced demand in the current economic environment as well as mild temperatures in 2009. MEC’s earnings before corporate interest and income taxes (“EBIT”) in 2009 declined $140 million (33%) compared to 2008, primarily due to the lower regulated electricity revenues and increased depreciation due to additions of new wind-power generation facilities, partially offset by lower costs of purchased electricity and natural gas.

MEC’s revenues in 2008 increased $417 million (10%) over 2007. The increase reflects (1) increased regulated natural gas revenues from cost based price increases that are largely passed on to customers, (2) increased non-regulated gas revenues due primarily to higher prices and, to a lesser degree, increased volume and (3) increased wholesale regulated electricity revenues driven by volume increases. EBIT of MEC in 2008 increased $13 million (3%) versus 2007, resulting primarily from higher operating margins on wholesale regulated electricity and slightly higher margins from regulated gas sales, partially offset by increased interest expense and lower miscellaneous income.

PacifiCorp’s revenues in 2009 of $4,543 million were relatively unchanged from 2008. Revenues in 2009 reflect an overall decrease in sales volume (both wholesale and retail) of approximately 2% and lower wholesale prices, somewhat offset by higher retail prices approved by regulators and higher renewable energy credit sales. PacifiCorp’s EBIT in 2009 of $788 million increased $85 million (12%) over 2008, primarily due to lower volume and prices of energy purchased in response to lower sales volumes and the use of lower-cost generation facilities put into service in the second half of 2008 and first quarter of 2009.

PacifiCorp’s revenues in 2008 increased $239 million (6%) over 2007. The increase was primarily related to higher retail revenues due to regulator approved rate increases as well as increased customer growth and usage. PacifiCorp’s EBIT in 2008 increased $11 million (2%) versus 2007, as higher revenues were substantially offset by increased fuel costs and interest expense.

Our natural gas pipeline businesses are conducted through Northern Natural Gas and Kern River. Natural gas pipelines revenues and EBIT in 2009 declined $148 million and $138 million, respectively, from 2008 due primarily to lower volumes due to the current economic climate, lower price spreads and the effects of a favorable rate proceeding included in the results for 2008. Natural gas pipelines revenues in 2008 increased $133 million (12%) over 2007. The increase reflected increased transportation revenue as a result of stronger market conditions at Northern Natural Gas, the impact of system expansion projects and changes related to Kern River’s current rate proceeding. EBIT in 2008 of the natural gas pipeline businesses increased $122 million (26%) over 2007, reflecting the impact of increased revenues.

U.K. utility revenues in 2009 declined $172 million (17%) versus 2008, principally due to the impact from foreign currency exchange rates as a result of a stronger U.S. Dollar in 2009 as compared with 2008. EBIT of the U.K. utilities in 2009 declined $91 million (27%) compared to 2008. The decline in EBIT reflects foreign currency exchange rate changes as well as higher depreciation expense and charges to write down certain exploration and development assets. U.K. utility revenues in 2008 declined $113 million (10%) versus 2007 primarily from the effect of the significant strengthening of the U.S. Dollar versus the U.K. Pound Sterling over the second half of 2008. EBIT in 2008 was relatively unchanged from 2007 as the revenue decline was offset primarily by lower operating costs and interest expense.

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

Real estate brokerage revenues declined $76 million (7%) as compared to 2008. The revenue decline was primarily due to lower home sales prices, as transaction volume was relatively unchanged from 2008. EBIT was $43 million in 2009 compared to a $45 million loss in 2008. The improvement in 2009 was principally due to lower commission and other operating expenses. Real estate brokerage revenues in 2008 declined $364 million (24%) compared to 2007 due to significant declines in transaction volume as well as lower average home sale prices. Real estate brokerage activities generated a loss before interest and taxes of $45 million in 2008 versus EBIT of $42 million in 2007. The loss in 2008 reflected the weak U.S. housing markets.

EBIT from other activities in 2009 included $125 million in stock-based compensation expense recorded in the first quarter of 2009 as a result of the purchase of common stock issued by MidAmerican upon the exercise of the last remaining stock options that had been granted to certain members of management at the time of Berkshire’s acquisition of MidAmerican in 2000. Revenues and EBIT in 2008 from other activities included a gain of $917 million from MidAmerican’s investments in Constellation Energy and a fee of $175 million received as a result of the termination of the planned acquisition of Constellation Energy.

Manufacturing, Service and Retailing

A summary of revenues and earnings of our manufacturing, service and retailing businesses for each of the past three years follows. Amounts are in millions.

	Revenues			Earnings
	2009	2008	2007	2009	2008	2007
Marmon	$5,067	$5,529	$—	$686	$733	$—
McLane Company	31,207	29,852	28,079	344	276	232
Shaw Industries	4,011	5,052	5,373	144	205	436
Other manufacturing	11,926	14,127	14,459	814	1,675	2,037
Other service *	6,585	8,435	7,792	(91)	971	968
Retailing	2,869	3,104	3,397	161	163	274

	$61,665	$66,099	$59,100

Pre-tax earnings				$2,058	$4,023	$3,947
Income taxes and noncontrolling interests				945	1,740	1,594

				$1,113	$2,283	$2,353

*	We evaluate the results of NetJets using accounting standards for recognition of revenue and planned major maintenance expenses that were generally accepted when we acquired NetJets but are no longer acceptable due to subsequent changes adopted by the FASB. Revenues and pre-tax earnings for our other service businesses shown above reflect these prior revenue and expense recognition methods. Revenues shown above exceeded (were less than) the amounts reported in our Consolidated Financial Statements by $(942) million in 2009, $130 million in 2008 and $709 million in 2007. Pre-tax earnings in this table exceeded (were less than) the amounts included in our Consolidated Financial Statements by $(142) million in 2009, $(4) million in 2008 and $48 million in 2007.

Marmon

We acquired a 60% interest in Marmon Holdings, Inc. (“Marmon”) on March 18, 2008 and currently own a 64% interest. Marmon’s revenues, costs and expenses are included in our Consolidated Financial Statements beginning as of the initial acquisition date. Revenues in 2009 declined approximately 27% from 2008 (including periods in 2008 prior to our acquisition). The revenue decline in 2009 reflected the impact of the recession which led to lower customer demand across all sectors, and particularly in the Building Wire, Engineered Wire and Cable, Flow Products and Distribution Services sectors. Pre-tax earnings in 2009 declined approximately 26% from the full year of 2008 which reflects the decline in revenues, somewhat offset by a $160 million reduction in operating costs resulting from cost reduction efforts. In 2009, the Retail Store Fixtures, Food Service Equipment and Water Treatment sectors produced comparable or improved earnings with 2008 despite lower revenues. The remaining sectors experienced lower earnings in 2009 compared to 2008.

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

McLane Company

McLane Company, Inc., (“McLane”) is a wholesale distributor of grocery and non-food products to retailers, convenience stores and restaurants. McLane’s business is marked by high sales volume and very low profit margins. Revenues were $31,207 million in 2009, an increase of $1,355 million (5%) compared to 2008. The increase in revenues in 2009 reflected an 8% increase in the grocery business, partially offset by an 11% decline from the foodservice business. The revenue increases in 2009 reflected additional grocery customers as well as manufacturer price increases and state excise tax increases. Approximately one-third of McLane’s annual revenues are from Wal-Mart. A curtailment of purchasing by Wal-Mart could have a material adverse impact on McLane’s earnings.

Pre-tax earnings in 2009 increased $68 million (25%) over 2008. Earnings in 2009 included the impact of a substantial inventory price change gain associated with an increase in federal excise tax on cigarettes. Many tobacco manufacturers raised prices in anticipation of the tax increase, which allowed McLane to generate a one-time price change gain. The increase in earnings from the inventory price change gain was partially offset by a federally mandated one-time floor stock tax on related inventory held and by lower earnings from the foodservice business. The gross margin rate in 2009 was 5.72%. Cigarette excise tax inflation has a negative impact on margins by inflating gross sales while providing only marginal increases in profit since most markups are on a fixed amount per unit as opposed to a percentage of gross sales. Operating results in 2009 also benefited from lower fuel costs and operating expense control efforts.

In 2008, revenues increased $1,773 million (6%) compared to 2007, reflecting increased customers and manufacturer price increases and state excise tax increases. Pre-tax earnings in 2008 increased $44 million (19%) over 2007. The increase in earnings in 2008 was primarily attributable to the increase in sales and to a lesser degree a slight increase in gross margins. The gross margin rate was 5.91% in 2008 compared to 5.79% in 2007. The comparative increase in the gross margin rate reflected price changes related to certain categories of grocery products and the impact of a heavy liquids sales surcharge.

Shaw Industries

Shaw Industries (“Shaw”) is the world’s largest manufacturer of tufted broadloom carpets and is a full-service flooring company. Shaw’s sales volume and earnings during the last two years have been negatively impacted by the depressed residential housing market and the economic recession in the U.S.

Revenues in 2009 were $4,011 million, a decline of $1,041 million (21%) from 2008. The revenue decrease in 2009 was primarily due to an 18% reduction in year-to-date carpet sales volume. In 2009, pre-tax earnings declined $61 million (30%) from 2008. Our operating results in 2009 benefitted from lower raw material costs. However, the favorable impact of the lower material costs was more than offset by relatively higher manufacturing costs attributable to significant declines in sales volume, which decreased plant operating levels and manufacturing efficiencies and resulted in lower selling and general expense coverage. During 2009, Shaw incurred costs of $101 million related to plant closures compared to $59 million in 2008.

Revenues in 2008 declined $321 million (6%) compared to 2007, principally due to a reduction in year-to-date carpet sales volume, partially offset by higher average selling prices and revenues from business acquisitions. In 2008, pre-tax earnings declined $231 million (53%) to $205 million. The decline was attributable to both lower sales volume and higher product costs. Increases in petrochemical based raw material costs along with reduced manufacturing efficiencies caused the product cost increase. Pre-tax earnings in 2008 also included the aforementioned $59 million of charges related to plant closures.

Other manufacturing

Our other manufacturing businesses include a wide array of businesses. Included in this group are several manufacturers of building products (Acme Building Brands, Benjamin Moore, Johns Manville and MiTek) and apparel (led by Fruit of the Loom which includes the Russell athletic apparel and sporting goods business and the Vanity Fair Brands women’s intimate apparel business). Also included in this group are Forest River, a leading manufacturer of leisure vehicles, CTB International (“CTB”), a manufacturer of equipment for the livestock and agricultural industries and ISCAR Metalworking Companies (“IMC”), an industry leader in the metal cutting tools business with operations worldwide.

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Other manufacturing (Continued)

Nearly all of the businesses in our manufacturing group experienced the adverse effects of the global economic recession in 2009 as consumers and customers cut purchases. Revenues in 2009 were $11,926 million, a decrease of $2,201 million (16%) from 2008. Revenues were lower for apparel (11%), building products (20%) and other businesses (16%) as compared to 2008. Pre-tax earnings of our other manufacturing businesses were $814 million in 2009, a decrease of $861 million (51%) versus 2008. The declines in earnings reflected the lower revenues as well as relatively higher costs resulting from lower manufacturing efficiencies. Revenues of $14,127 million in 2008 declined $332 million (2%) versus 2007. Pre-tax earnings were $1,675 million in 2008, a decline of $362 million (18%) versus 2007. Pre-tax earnings declined or were relatively unchanged in nearly all of our other manufacturing operations. All of our other manufacturing businesses have taken actions to reduce costs and reduce or delay capital spending until the economy improves.

Other service

Our other service businesses include NetJets, the world’s leading provider of fractional ownership programs for general aviation aircraft, and FlightSafety, a provider of high technology training to operators of aircraft. Among the other businesses included in this group are: TTI, a leading electronic components distributor (acquired March 2007); Business Wire, a leading distributor of corporate news, multimedia and regulatory filings; The Pampered Chef, a direct seller of high quality kitchen tools; International Dairy Queen, a licensor and service provider to about 5,800 stores that offer prepared dairy treats and food; The Buffalo News, a publisher of a daily and Sunday newspaper; and businesses that provide management and other services to insurance companies.

Revenues in 2009 were $6,585 million, a decrease of $1,850 million (22%) compared to 2008. Essentially all of our service businesses generated lower revenues in 2009, particularly at NetJets and to a lesser degree at TTI. In 2009, NetJets’ revenues declined $1,465 million (32%) versus 2008 due to a 77% decline in aircraft sales as well as lower flight operations revenues primarily due to a 19% decline in flight revenue hours. Revenues at TTI were 17% lower in 2009 than in 2008 which we attribute primarily to the economic recession.

NetJets produced a pre-tax loss in 2009 of $711 million compared to pre-tax earnings of $213 million in 2008. The pre-tax loss at NetJets in 2009 included asset writedowns and other downsizing costs of $676 million compared to $54 million of such charges in 2008. NetJets owns more planes than is required for its present level of operations and plans to dispose of selected aircraft over time provided that prices are reasonable. We do not believe at this point that further downsizing will be required. We also believe, as a result of actions taken to date, that NetJets is likely to operate at a profit in 2010, assuming there is no further deterioration in the U.S. economy or negative actions directed at the ownership of private aircraft.

Excluding the results of NetJets, our other service businesses produced pre-tax earnings of $620 million in 2009 compared to pre-tax earnings of $758 million in 2008. The negative impact of the global recession was evident on substantially all of our other service businesses.

In 2008, revenues were $8,435 million, an increase of $643 million (8%) over 2007. The inclusion of twelve months of revenues from TTI in 2008 versus nine months in 2007 accounted for over 80% of the revenue increase. Excluding the impact of TTI, other service revenues in 2008 increased 2% over 2007. Pre-tax earnings in 2008 were $971 million, relatively unchanged from 2007. The impact from the TTI acquisition and increased earnings of FlightSafety were offset by lower earnings from NetJets and The Pampered Chef.

Retailing

Our retailing operations consist of four home furnishings businesses (Nebraska Furniture Mart, R.C. Willey, Star Furniture and Jordan’s), three jewelry businesses (Borsheims, Helzberg and Ben Bridge) and See’s Candies. Retailing revenues were $2,869 million in 2009, a decrease of $235 million (8%) compared to 2008. In 2009, our home furnishings revenues declined 7% while jewelry revenues declined 12% versus 2008. Pre-tax earnings in 2009 of $161 million were relatively unchanged from 2008. See’s Candies, Star Furniture and Nebraska Furniture Mart generated increased pre-tax earnings, while in the aggregate our jewelry businesses posted a pre-tax loss. Throughout 2008 as the impact of the economic recession in the U.S. worsened, consumer spending declined and these conditions continued in 2009.

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Retailing (Continued)

Retailing revenues were $3,104 million in 2008, a decrease of $293 million (9%) versus 2007. Pre-tax earnings of $163 million in 2008 declined $111 million (41%) compared to 2007. Seven of the eight retail operations experienced revenue declines and all eight of these operations had declines in earnings compared to 2007.

Finance and Financial Products

A summary of revenues and earnings from our finance and financial products businesses follows. Amounts are in millions.

	Revenues			Earnings
	2009	2008	2007	2009	2008	2007
Manufactured housing and finance	$3,257	$3,560	$3,665	$187	$206	$526
Furniture/transportation equipment leasing	661	773	810	14	87	111
Other	669	614	644	580	494	369

	$4,587	$4,947	$5,119

Pre-tax earnings				781	787	1,006
Income taxes and noncontrolling interests				287	308	374

				$494	$479	$632

Revenues in 2009 of our manufactured housing and finance business (Clayton Homes) declined $303 million (9%) from 2008. The decrease was primarily due to a 16% decline in units sold partially offset by higher average selling prices as a result of product mix changes and a slight increase in installment loan interest and other investment income. Revenues in 2008 declined $105 million (3%) from 2007, reflecting lower revenues from home sales and was partially offset by higher installment loan interest income. Also, revenues in 2007 included approximately $90 million from the housing communities division which was sold in the first quarter of 2008. Installment loan balances were approximately $12.3 billion as of December 31, 2009, a decline of about $300 million from December 31, 2008.

Pre-tax earnings of Clayton Homes were $187 million in 2009, a decline of $19 million (9%) from 2008. Pre-tax earnings in 2009 were negatively impacted by a $79 million increase in estimated loan loss provisions partially offset by improved margins from manufactured home sales and lower selling, general and administrative expenses arising from cost reduction efforts. Pre-tax earnings in 2008 declined $320 million (61%) from 2007. Earnings in 2008 included a $125 million increase in estimated loan loss provisions, $25 million of losses arising from Hurricanes Gustav and Ike and $38 million in losses from asset writedowns and plant closure costs. In both years overall operating results were negatively impacted by declines in home sales, increased borrowing costs and higher levels of borrowings.

Revenues and pre-tax earnings from our furniture/transportation equipment leasing businesses in 2009 declined $112 million (14%) and $73 million (84%), respectively, compared to 2008. The declines primarily reflected lower rental income driven by relatively low utilization rates for over-the-road trailer and storage units, and lower furniture rentals. Significant cost components of this business are fixed (depreciation and facility expenses), so earnings declined disproportionately to revenues. Revenues and pre-tax earnings for 2008 decreased $37 million (5%) and $24 million (22%), respectively, as compared to 2007, primarily for the reasons previously stated.

Revenues and earnings of Clayton Homes and the furniture/transportation equipment leasing businesses have been negatively affected by the economic recession as well as the credit crisis. Our manufactured housing loan programs are currently at a competitive disadvantage to the traditional single family mortgage market, which is currently receiving favorable interest rate subsidies from the U.S. government through government agency insured mortgages. Unlike site-built homes, very few factory-built homes qualify for these mortgages. This has produced a negative impact on manufactured housing construction and sales. However, even under these conditions, we believe Clayton Homes will continue to operate profitably.

Earnings from our other finance business activities include investment income earned from a portfolio of fixed maturity and equity investments held by certain finance subsidiaries; interest earned from a small portfolio of long-held commercial real estate loans; net interest earned from an annuity insurance business, whose earnings primarily consist of the net interest accruing on interest bearing assets and liabilities; and earnings from an interest rate spread over the cost of Berkshire Hathaway Finance Corporation borrowing costs charged to and reflected in Clayton Homes’ earnings.

Management’s Discussion (Continued)

Finance and Financial Products (Continued)

Revenues and pre-tax earnings of other finance business activities in 2009 increased $55 million (9%) and $86 million (17%), respectively, due primarily to increased investment income earned from our acquisitions of higher yielding fixed maturity and equity investments, including portions of our acquisitions of Goldman Sachs and Wrigley securities.

Investment and Derivative Gains/Losses

A summary of investment and derivative gains and losses and other-than-temporary impairment losses on investments follows. Amounts are in millions.

	2009	2008	2007
Investment gains/losses from –
Sales and other disposals of investments –
Insurance and other	$277	$912	$5,308
Finance and financial products	110	6	187
Other-than-temporary impairment losses on investments	(3,155)	(1,813)	—
Other	(69)	255	103

	(2,837)	(640)	5,598

Derivative gains/losses from –
Credit default contracts	789	(1,774)	127
Equity index put option contracts	2,713	(5,028)	(283)
Other derivative contracts	122	(19)	67

	3,624	(6,821)	(89)

Gains/losses before income taxes and noncontrolling interests	787	(7,461)	5,509
Income taxes and noncontrolling interests	301	(2,816)	1,930

Net gains/losses	$486	$(4,645)	$3,579

Investment gains or losses are recognized upon the sales of investments or as otherwise required under GAAP. The timing of realized gains or losses from sales can have a material effect on periodic earnings. However, such gains or losses usually have little, if any, impact on total shareholders’ equity because most equity and fixed maturity investments are carried at fair value with any unrealized gain or loss included as components of accumulated other comprehensive income.

The recognition of an other-than-temporary impairment loss results in reductions in the cost basis of the investment, but not a reduction in fair value. Although we have recorded other-than-temporary impairment losses in earnings, we may continue to hold positions in most of these securities. The recognition of such losses does not necessarily indicate that sales are imminent or planned and sales ultimately may not occur. We use no bright line tests in determining whether impairments are temporary or other than temporary. We consider several factors in determining impairment losses including the current and expected long-term business prospects of the issuer, the length of time and relative magnitude of the price decline and our ability and intent to hold the investment until the price recovers.

Other-than-temporary impairment losses in 2009 predominantly relate to a first quarter charge with respect to our investment in ConocoPhillips common stock. The market price of ConocoPhillips shares declined sharply over the last half of 2008. In 2009, we sold over half of the ConocoPhillips position we held at the end of 2008. Since a significant portion of the decline in the market value of our investment in ConocoPhillips occurred during the last half of 2008, a significant portion of the other-than-temporary impairment losses recorded in earnings in the first quarter of 2009 were recognized in other comprehensive income as of December 31, 2008.

Other-than-temporary impairment losses recorded in 2008 (approximately $1.8 billion) were primarily related to investments in twelve equity securities. The unrealized losses in these securities generally ranged from 40% to 90% of cost. After reviewing these investments, we concluded that there was considerable uncertainty in the business prospects of these companies and thus greater uncertainty on the recoverability of the cost of the security.

Management’s Discussion (Continued)

Investment and Derivative Gains/Losses (Continued)

With respect to equity securities with gross unrealized losses at December 31, 2009 and where other-than-temporary impairments were not recorded at December 31, 2009, approximately 90% of the losses were concentrated in four issuers. Unrealized losses were no greater than 30% of cost. In our judgment, the future earnings potential and underlying business economics of these companies are favorable and as of December 31, 2009, we possessed the ability and intent to hold these securities until their prices recover. Changing market conditions and other facts and circumstances may change the business prospects of these issuers as well as our ability and intent to hold these securities until the prices recover. Accordingly, we may record other-than-temporary impairment charges in future periods with respect to one or more of these securities.

Derivative gains/losses primarily represent the changes in fair value of our credit default and equity index put option contracts. Changes in the fair values of these contracts are reflected in earnings and can be significant, reflecting the volatility of equity and credit markets. We do not view the periodic gains or losses from the changes in fair value as meaningful given the volatile nature of equity and credit markets over short periods of time, particularly with respect to equity index put option contracts.

The fair values of our credit default contracts are impacted by changes in credit default spreads, which have been volatile in recent periods. In the first quarter of 2009, we increased our estimates of credit default liabilities, which produced a pre-tax loss of approximately $1.35 billion. This loss resulted from several corporate defaults and the widening of credit default spreads, primarily with respect to the underlying non-investment grade issuers included in our high yield contracts. These non-investment grade issuers are typically highly leveraged and therefore dependent on having ongoing access to the capital markets. The freezing of the credit markets in late 2008 and early 2009 was particularly detrimental to these issuers. As a result, there were a number of defaults in 2009 and we made loss payments of approximately $1.9 billion. Over the last nine months of 2009, credit default spreads narrowed significantly and the estimated values of our liabilities declined resulting in pre-tax gains of approximately $2.14 billion.

The losses from our credit default contracts in 2008 derived primarily from increases in the fair value of our liabilities due to a significant widening of credit default spreads during the fourth quarter of 2008. The estimated fair value of credit default contracts at December 31, 2008 was $4.1 billion, an increase of $2.3 billion from December 31, 2007. The year-to-date increase included fair value pre-tax losses of $1.8 billion and premiums from contracts entered into in 2008 of $633 million, partially offset by loss payments of $152 million.

In 2009, our gains on equity index put option contracts were $2.7 billion, compared to losses of $5.0 billion in 2008. The gains in 2009 reflected increases in the underlying equity indexes ranging from approximately 19% to 23%, partially offset by the impact of a weaker U.S. Dollar on non-U.S. contracts and lower interest rates. These factors combined to produce a decrease in our estimated liabilities. The losses in 2008 reflected declines of between 30% and 45% in underlying indexes. During the fourth quarter of 2008, these indexes declined between 10% and 22%. Our ultimate payment obligations, if any, under equity index put option contracts will be determined as of the contract expiration dates, which begin in 2018. As previously noted, we do not believe that the gains or losses reflected in earnings in the past two years to be meaningful relative to evaluating our ultimate payment obligations, if any. There have been no loss payments to date.

Financial Condition

Our balance sheet continues to reflect significant liquidity and financial strength. Our consolidated shareholders’ equity increased $21.8 billion during 2009 to $131.1 billion at December 31, 2009. Our consolidated cash and invested assets, excluding assets of utilities and energy and finance and financial products businesses, was approximately $146.0 billion at December 31, 2009 (including cash and cash equivalents of $27.9 billion) and $118.9 billion at December 31, 2008 (including cash and cash equivalents of $24.3 billion). Our invested assets are held predominantly in our insurance businesses.

In 2009, we acquired a 12% convertible perpetual security issued by Swiss Re for $2.7 billion, an 8.5% Cumulative Convertible Perpetual Preferred Stock of Dow for $3 billion and senior notes of Wrigley due in 2013 and 2014 for $1.0 billion. Investment income generated by these investments will greatly exceed income currently earned on short-term investments.

Management’s Discussion (Continued)

Financial Condition (Continued)

Notes payable and other borrowings of our insurance and other businesses declined $630 million in 2009 to approximately $3.7 billion at December 31. The decline was primarily due to a combination of term debt maturities and a reduction in short-term borrowings.

On February 12, 2010, we completed the acquisition of BNSF by acquiring the outstanding shares of BNSF that we did not already own for aggregate consideration of approximately $26.5 billion ($100 per BNSF share). The aggregate consideration consisted of a combination of $15.9 billion in cash and about 95,000 equivalent Class A shares of Berkshire common stock. In connection with the BNSF acquisition, we issued $8.0 billion aggregate par amount of senior notes consisting of $2.0 billion par amount of notes due in 2011; $1.7 billion par amount of notes due in 2012; $2.6 billion par amount of notes due in 2013; and $1.7 billion par amount of notes due in 2015. In connection with its railroad operations, BNSF regularly issues debt to finance capital expenditures and for other corporate purposes. We expect this practice to continue after our acquisition. As of December 31, 2009, BNSF had debt outstanding of about $10.3 billion. We do not intend to provide guarantees on BNSF debt outstanding at the acquisition date or issued in the future.

Capital expenditures of our utilities and energy businesses in 2009 were approximately $3.4 billion and are currently forecasted to be approximately $2.6 billion in 2010. We expect MidAmerican and its operating subsidiaries to fund future capital expenditures with cash flows from operations and debt proceeds. MidAmerican’s borrowings were $19.6 billion at December 31, 2009, an increase of $434 million from December 31, 2008. MidAmerican and its operating subsidiaries currently have no significant debt maturities until 2011, when about $1.1 billion matures. We have committed until February 28, 2011 to provide up to $3.5 billion of additional capital to MidAmerican to permit the repayment of its debt obligations or to fund its regulated utility subsidiaries. Berkshire does not intend to guarantee the repayment of debt by MidAmerican or any of its subsidiaries.

Assets of the finance and financial products businesses, which consisted primarily of loans and finance receivables, fixed maturity securities, other investments and cash and cash equivalents, were approximately $29.0 billion as of December 31, 2009 and $27.1 billion at December 31, 2008. Our finance and financial products liabilities were $26.4 billion as of December 31, 2009 and $30.7 billion at December 31, 2008. The decline in liabilities was primarily attributable to a decrease of $5.3 billion in derivative contract liabilities. As of December 31, 2009, notes payable and other borrowings of $14.6 billion included approximately $12.1 billion par amount of medium-term notes issued by Berkshire Hathaway Finance Corporation (“BHFC”), a wholly-owned finance subsidiary of Berkshire. The BHFC notes that were outstanding at December 31, 2009, are unsecured and mature at various dates between 2010 and 2018. The proceeds from the medium-term notes were used to finance originated and acquired loans of Clayton Homes. The full and timely payment of principal and interest on the notes is guaranteed by Berkshire. In January 2010, BHFC repaid $1.5 billion of its maturing notes and issued new notes consisting of $250 million par amount due in 2012 and $750 million par amount due in 2040.

During 2008 and continuing into the first part of 2009, access to credit markets became limited as a consequence of the worldwide credit crisis. As a result, interest rates for investment grade corporate issuers increased relative to government obligations, even for companies with strong credit histories and ratings. However, we believe that the credit crisis has abated and interest rates for investment grade issuers relative to government obligations have declined. Nevertheless, restricted access to credit markets at affordable rates in the future could have a significant negative impact on our operations, particularly the utilities and energy and the finance and financial products operations. We believe we currently maintain ample liquidity to cover our existing contractual obligations and provide for contingent liquidity needs.

Contractual Obligations

We regularly enter into contracts, which obligate us to make cash payments to counterparties in future periods. Contractual obligations arise under financing and other agreements, which are reflected in our Consolidated Financial Statements and other long-term contracts to acquire goods or services in the future, which are not currently reflected in our financial statements. Such obligations, including future minimum rentals under operating leases, will be reflected in future periods as the goods are delivered or services provided. Amounts due as of the balance sheet date for purchases where the goods and services have been received and a liability incurred are not included to the extent that such amounts are due within one year of the balance sheet date.

The obligations of our insurance businesses to make payments of losses and loss adjustment expenses arising under property and casualty insurance contracts are estimates. The timing and amount of such payments are contingent upon the outcome of claim settlement activities that will occur over many years. The amounts presented in the following table were

Management’s Discussion (Continued)

Contractual Obligations (Continued)

estimated based upon past claim settlement activities and therefore are subject to significant estimation error. The factors affecting the ultimate amount of claims are discussed in the following section regarding our critical accounting policies. Although certain insurance losses and loss adjustment expenses are ceded to and recoverable from others under reinsurance contracts, such recoverables are not reflected in the table.

A summary of contractual obligations as of December 31, 2009 follows. Amounts are in millions.

	Estimated payments due by period
	Total	2010	2011-2012	2013-2014	After 2014
Notes payable and other borrowings (1)	$60,760	$6,394	$10,562	$8,360	$35,444
Operating leases	2,986	577	840	520	1,049
Purchase obligations	16,689	5,628	3,711	3,339	4,011
Unpaid losses and loss expenses (2)	61,889	13,423	14,546	8,072	25,848
Other	24,848	1,619	2,685	2,599	17,945

Total	$167,172	$27,641	$32,344	$22,890	$84,297

(1)	Includes interest.

(2)	Before reserve discounts of $2,473 million.

Critical Accounting Policies

Certain accounting policies require management to make estimates and judgments concerning transactions that will be settled several years in the future. Amounts recognized in our financial statements from such estimates are necessarily based on numerous assumptions involving varying and potentially significant degrees of judgment and uncertainty. Accordingly, the amounts currently reflected in our financial statements will likely increase or decrease in the future as additional information becomes available.

Property and casualty losses

A summary of our consolidated liabilities for unpaid property and casualty losses is presented in the table below. Except for certain workers’ compensation reserves, liabilities for unpaid property and casualty losses (referred to in this section as “gross unpaid losses”) are reflected in the Consolidated Balance Sheets without discounting for time value, regardless of the length of the claim-tail. Amounts are in millions.

	Gross unpaid losses		Net unpaid losses *
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
GEICO	$8,561	$7,336	$8,211	$7,012
General Re	17,594	18,241	16,170	17,235
BHRG	28,109	26,179	23,145	21,386
Berkshire Hathaway Primary Group	5,152	4,864	4,774	4,470

Total	$59,416	$56,620	$52,300	$50,103

*	Net of reinsurance recoverable and deferred charges on reinsurance assumed and before foreign currency translation effects.

We record liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts with respect to losses occurring on or before the balance sheet date. The timing and amount of loss payments is subject to a great degree of variability and is contingent upon, among other things, the timing of claim reporting from insureds and cedants and the determination of the ultimate amount through the loss adjustment process. A variety of techniques are used in establishing the liabilities for unpaid losses. Regardless of the techniques used, significant judgments and assumptions are necessary in projecting the ultimate amounts payable in the future. As a result, uncertainties are imbedded in and permeate the actuarial loss reserving techniques and processes used.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

As of any balance sheet date, not all claims that have occurred have been reported and not all reported claims have been settled. Loss and loss adjustment expense reserves include provisions for reported claims (referred to as “case reserves”) and for claims that have not been reported (referred to as incurred but not yet reported (“IBNR”) reserves). The time period between the loss occurrence date and settlement payment date is referred to as the “claim-tail.” Property claims usually have fairly short claim-tails and, absent litigation, are reported and settled within a few years of occurrence. Casualty losses usually have very long claim-tails, occasionally extending for decades. Casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations. The legal environment further contributes to extending claim-tails.

Receivables are recorded with respect to losses ceded to other reinsurers and are estimated in a manner similar to liabilities for insurance losses. In addition to the factors cited above, reinsurance recoverables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

We utilize loss reserving techniques that are believed to best fit the particular business. Additional information regarding reserving processes of our significant insurance businesses (GEICO, General Re and BHRG) follows.

GEICO

GEICO’s gross unpaid losses and loss adjustment expense reserves as of December 31, 2009 were $8,561 million. As of December 31, 2009, gross reserves included $6,187 million of reported average, case and case development reserves and $2,374 million of IBNR reserves. GEICO predominantly writes private passenger auto insurance which has a relatively short claim-tail. The key assumptions affecting the setting of our reserves include projections of ultimate claim counts (“frequency”) and average loss per claim (“severity”), which includes loss adjustment expenses.

Our reserving methodologies produce reserve estimates based upon the individual claims (or a “ground-up” approach), which yields an aggregate estimate of the ultimate losses and loss adjustment expenses. Ranges of loss estimates are not determined in the aggregate.

Our actuaries establish and evaluate unpaid loss reserves using recognized standard actuarial loss development methods and techniques. The significant reserve components (and percentage of gross reserves) are: (1) average reserves (20%), (2) case and case development reserves (55%) and (3) IBNR reserves (25%). Each component of loss reserves is affected by the expected frequency and average severity of claims. Such amounts are analyzed using statistical techniques on historical claims data and adjusted when appropriate to reflect perceived changes in loss patterns. Data is analyzed by policy coverage, rated state, reporting date and occurrence date, among other factors. A brief discussion of each reserve component follows.

We establish average reserve amounts for reported auto damage claims and new liability claims prior to the development of an individual case reserve. The average reserves are established as a reasonable estimate for incurred claims for which our claims adjusters have insufficient time and information to make specific claim estimates and for a large number of minor physical damage claims that are paid within a relatively short time after being reported. Average reserve amounts are driven by the estimated average severity per claim and the number of new claims opened.

Our claims adjusters generally establish individual liability claim case loss and loss adjustment expense reserve estimates as soon as the specific facts and merits of each claim can be evaluated. Case reserves represent the amounts that in the judgment of the adjusters are reasonably expected to be paid in the future to completely settle the claim, including expenses. Individual case reserves are revised as more information becomes known.

For most liability coverages, case reserves alone are an insufficient measure of the ultimate cost due in part to the longer claim-tail, the greater chance of protracted litigation and the incompleteness of facts available at the time the case reserve is established. Therefore, we establish additional case development reserve estimates, which are usually percentages of the case reserve. As of December 31, 2009, case development reserves averaged approximately 20% of total established case reserves. In general, case development factors are selected by a retrospective analysis of the overall adequacy of historical case reserves. Case development factors are reviewed and revised periodically.

For unreported claims, IBNR reserve estimates are calculated by first projecting the ultimate number of claims expected (reported and unreported) for each significant coverage by using historical quarterly and monthly claim counts to develop

Management’s Discussion (Continued)

Property and casualty losses (Continued)

GEICO (Continued)

age-to-age projections of the ultimate counts by accident quarter. Reported claims are subtracted from the ultimate claim projections to produce an estimate of the number of unreported claims. The number of unreported claims is multiplied by an estimate of the average cost per unreported claim to produce the IBNR reserve amount. Actuarial techniques are difficult to apply reliably in certain situations, such as to new legal precedents, class action suits or recent catastrophes. Consequently, supplemental IBNR reserves for these types of events may be established through the collaborative effort of actuarial, claims and other management.

For each of GEICO’s major coverages, we test the adequacy of the total loss reserves using one or more actuarial projections based on claim closure models, paid loss triangles and incurred loss triangles. Each type of projection analyzes loss occurrence data for claims occurring in a given period and projects the ultimate cost.

Loss reserve estimates recorded at the end of 2008 developed downward by $194 million when reevaluated through December 31, 2009, producing a corresponding increase to pre-tax earnings in 2009. These downward reserve developments represented approximately 1% of earned premiums in 2009 and approximately 2.6% of the prior year-end reserve amount. Reserving assumptions at December 31, 2009 were modified appropriately to reflect the most recent frequency and severity results. Future reserve development will depend on whether actual frequency and severity are more or less than anticipated.

Within the automobile line of business, reserves for liability coverages are more uncertain due to the longer claim-tails. Approximately 90% of GEICO’s reserves as of December 31, 2009 were for automobile liability, of which bodily injury (“BI”) coverage accounted for approximately 55%. We believe it is reasonably possible that the average BI severity will change by at least one percentage point from the severity used. If actual BI severity changes one percentage point from what was used in establishing the reserves, our reserves would develop up or down by approximately $124 million resulting in a corresponding decrease or increase in pre-tax earnings. Many of the same economic forces that would likely cause BI severity to be different from expected would likely also cause severities for other injury coverages to differ in the same direction.

Our exposure in GEICO to highly uncertain losses is believed to be limited to certain commercial excess umbrella policies written during a period from 1981 to 1984. Remaining reserves associated with such exposure are currently a relatively insignificant component of GEICO’s total reserves (approximately 2%) and there is minimal apparent asbestos or environmental liability exposure. Related claim activity over the past year was insignificant.

General Re and BHRG

Property and casualty loss reserves of our General Re and BHRG underwriting units derive primarily from assumed reinsurance. Additional uncertainties are unique to loss reserving processes for reinsurance. The nature, extent, timing and perceived reliability of information received from ceding companies varies widely depending on the type of coverage, the contractual reporting terms (which are affected by market conditions and practices) and other factors. Due to the lack of standardization of contract terms and conditions, the wide variability of coverage needs of individual clients and the tendency for those needs to change rapidly in response to market conditions, the ongoing economic impact of such uncertainties, in and of themselves, cannot be reliably measured.

The nature and extent of loss information provided under many facultative, per occurrence excess contracts or retroactive contracts may not differ significantly from the information received under a primary insurance contract. This occurs when company personnel either work closely with the ceding company in settling individual claims or manage the claims themselves. Loss information from aggregate excess-of-loss contracts, including catastrophe losses and quota-share treaties, is often less detailed. Occasionally, loss information is reported in summary format rather than on an individual claim basis. Loss data is provided through periodic reports and may include the amount of ceded losses paid where reimbursement is sought as well as case loss reserve estimates. Ceding companies infrequently provide IBNR estimates to reinsurers.

Each of our reinsurance businesses has established practices to identify and gather needed information from clients. These practices include, for example, comparison of expected premiums to reported premiums to help identify delinquent client periodic reports and claim reviews to facilitate loss reporting and identify inaccurate or incomplete claim reporting. These practices are periodically evaluated and changed as conditions, risk factors and unanticipated areas of exposures are identified.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re and BHRG (Continued)

The timing of claim reporting to reinsurers is delayed in comparison with primary insurance. In some instances there are multiple reinsurers assuming and ceding parts of an underlying risk causing multiple contractual intermediaries between us and the primary insured. In these instances, the delays in reporting can be compounded. The relative impact of reporting delays on the reinsurer varies depending on the type of coverage, contractual reporting terms and other factors. Contracts covering casualty losses on a per occurrence excess basis may experience longer delays in reporting due to the length of the claim-tail as regards to the underlying claim. In addition, ceding companies may not report claims to the reinsurer until they believe it is reasonably possible that the reinsurer will be affected, usually determined as a function of its estimate of the claim amount as a percentage of the reinsurance contract retention. However, the timing of reporting large per occurrence excess property losses or property catastrophe losses may not vary significantly from primary insurance.

Under contracts where periodic premium and claims reports are required from ceding companies, such reports are generally required at quarterly intervals which in the U.S. range from 30 to 90 days after the end of the accounting period. Outside the U.S., reinsurance reporting practices vary. In certain countries clients report annually, often 90 to 180 days after the end of the annual period. The different client reporting practices generally do not result in a significant increase in risk or uncertainty as the actuarial reserving methodologies are adjusted to compensate for the delays.

Premium and loss data is provided to us through at least one intermediary (the primary insurer), so there is a risk that the loss data provided is incomplete, inaccurate or outside the coverage terms. Information provided by ceding companies is reviewed for completeness and compliance with the contract terms. Reinsurance contracts generally allow us to have access to the cedant’s books and records with respect to the subject business and provide us the ability to conduct audits to determine the accuracy and completeness of information. Audits are conducted as we deem them appropriate.

In the normal course of business, disputes with clients occasionally arise concerning whether certain claims are covered under the reinsurance policies. We resolve most coverage disputes through the involvement of our claims department personnel and the appropriate client personnel or by independent outside counsel. If disputes cannot be resolved, our contracts generally specify whether arbitration, litigation, or alternative dispute resolution will be invoked. There are no coverage disputes at this time for which an adverse resolution would likely have a material impact on our consolidated results of operations or financial condition.

In summary, the scope, number and potential variability of assumptions required in estimating ultimate losses from reinsurance contracts are more uncertain than primary property and casualty insurance due to the factors previously discussed.

General Re

General Re’s gross and net unpaid losses and loss adjustment expenses and gross reserves by major line of business as of December 31, 2009 are summarized below. Amounts are in millions.

Type		Line of business
Reported case reserves	$9,355	Workers’ compensation (1)	$3,076
IBNR reserves	8,239	Professional liability (2)	1,314

Gross reserves	17,594	Mass tort–asbestos/environmental	1,738
Ceded reserves and deferred charges	(1,424)	Auto liability	3,076

Net reserves	$16,170	Other casualty (3)	2,968

		Other general liability	2,890
		Property	2,532

		Total	$17,594

(1)	Net of discounts of $2,473 million.

(2)	Includes directors and officers and errors and omissions coverage.

(3)	Includes medical malpractice and umbrella coverage.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

The discussion that follows describes our process of establishing loss reserve estimates at General Re. Our loss reserve estimation process is based upon a ground-up approach, beginning with case estimates and supplemented by additional case reserves (“ACRs”) and IBNR reserves. Critical judgments in establishing loss reserves involve the establishment of ACRs by claim examiners, the expectation of ultimate loss ratios which drive IBNR reserve amounts and comparison of case reserve reporting trends to the expected loss reporting patterns. Recorded reserve amounts are subject to “tail risk” where reported losses develop beyond the maximum expected loss emergence pattern time period.

We do not routinely determine loss reserve ranges because we believe that the techniques necessary have not sufficiently developed and the myriad of assumptions required render such resulting ranges to be unreliable. In addition, counts of claims or average amounts per claim are not utilized because clients do not consistently provide reliable data in sufficient detail.

Upon notification of a reinsurance claim from a ceding company, our claim examiners make independent evaluations of loss amounts. In some cases, examiners’ estimates differ from amounts reported by ceding companies. If the examiners’ estimates are significantly greater than the ceding company’s estimates, the claims are further investigated. If deemed appropriate, ACRs are established above the amount reported by the ceding company. As of December 31, 2009, ACRs aggregated $3.0 billion before discounts and were concentrated in workers’ compensation reserves, and to a lesser extent in professional liability reserves. Our examiners also periodically conduct detailed claim reviews of individual clients and case reserves are often increased as a result. In 2009, we conducted about 330 claim reviews.

Our actuaries classify all loss and premium data into segments (“reserve cells”) primarily based on product (e.g., treaty, facultative and program) and line of business (e.g., auto liability, property, etc.). For each reserve cell, premiums and losses are aggregated by accident year, policy year or underwriting year (depending on client reporting practices) and analyzed over time. We internally refer to these loss aggregations as loss triangles, which serve as the primary basis for our IBNR reserve calculations. We review over 300 reserve cells for our North American business and approximately 900 reserve cells with respect to our international business.

We use loss triangles to determine the expected case loss emergence patterns for most coverages and, in conjunction with expected loss ratios by accident year, loss triangles are further used to determine IBNR reserves. While additional calculations form the basis for estimating the expected loss emergence pattern, the determination of the expected loss emergence pattern is not strictly a mechanical process. In instances where the historical loss data is insufficient, we use estimation formulas along with reliance on other loss triangles and judgment. Factors affecting our loss development triangles include but are not limited to the following: changes in client claims practices, changes in claim examiners’ use of ACRs or the frequency of client company claim reviews, changes in policy terms and coverage (such as client loss retention levels and occurrence and aggregate policy limits), changes in loss trends and changes in legal trends that result in unanticipated losses, as well as other sources of statistical variability. Collectively, these factors influence the selection of the expected loss emergence patterns.

We select expected loss ratios by reserve cell, by accident year, based upon reviewing forecasted losses and indicated ultimate loss ratios that are predicted from aggregated pricing statistics. Indicated ultimate loss ratios are calculated using the selected loss emergence pattern, reported losses and earned premium. If the selected emergence pattern is not accurate, then the indicated ultimate loss ratios may not be accurate, which can affect the selected loss ratios and hence the IBNR reserve. As with selected loss emergence patterns, selecting expected loss ratios is not a strictly mechanical process and judgment is used in the analysis of indicated ultimate loss ratios and department pricing loss ratios.

We estimate IBNR reserves by reserve cell, by accident year, using the expected loss emergence patterns and the expected loss ratios. The expected loss emergence patterns and expected loss ratios are the critical IBNR reserving assumptions and are updated annually. Once the annual IBNR reserves are determined, our actuaries calculate expected case loss emergence for the upcoming calendar year. These calculations do not involve new assumptions and use the prior year-end expected loss emergence patterns and expected loss ratios. The expected losses are then allocated into interim estimates that are compared to actual reported losses in the subsequent year. This comparison provides a test of the adequacy of prior year-end IBNR reserves and forms the basis for possibly changing IBNR reserve assumptions during the course of the year.

In 2009, for prior years’ workers’ compensation losses, our reported claims were less than expected claims by about $186 million. However, further analysis of the workers’ compensation reserve cells by segment indicated the need for additional IBNR. These developments precipitated about $133 million of a net increase in nominal IBNR reserve estimates for unreported

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

occurrences. After deducting $148 million for the change in net reserve discounts during the year, workers’ compensation losses from prior years reduced pre-tax earnings in 2009 by $95 million. To illustrate the sensitivity of changes in expected loss emergence patterns and expected loss ratios for our significant excess-of-loss workers’ compensation reserve cells, an increase of ten points in the tail of the expected emergence pattern and an increase of ten percent in the expected loss ratios would produce a net increase in our nominal IBNR reserves of approximately $704 million and $408 million on a discounted basis as of December 31, 2009. The increase in discounted reserves would produce a corresponding decrease in pre-tax earnings. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Our other casualty and general liability reported losses (excluding mass tort losses) were favorable in 2009 relative to expectations. Casualty losses tend to be long-tail and it should not be assumed that favorable loss experience in a given year means that loss reserve amounts currently established will continue to develop favorably. For our significant other casualty and general liability reserve cells (including medical malpractice, umbrella, auto and general liability), an increase of five points in the tails of the expected emergence patterns and an increase of five percent in expected loss ratios (one percent for large international proportional reserve cells) would produce a net increase in our nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $922 million. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates in any of the individual aforementioned reserve cells. However, given the diversification in worldwide business, more likely outcomes are believed to be less than $922 million.

Our property losses were lower than expected in 2009 but the nature of property loss experience tends to be more volatile because of the effect of catastrophes and large individual property losses. In response to favorable claim developments and another year of information, estimated remaining World Trade Center losses were reduced by $17 million.

In certain reserve cells within excess directors and officers and errors and omissions (“D&O and E&O”) coverages, IBNR reserves are based on estimated ultimate losses without consideration of expected emergence patterns. These cells often involve a spike in loss activity arising from recent industry developments making it difficult to select an expected loss emergence pattern. For our large D&O and E&O reserve cells an increase of ten points in the tail of the expected emergence pattern (for those cells where emergence patterns are considered) and an increase of ten percent in the expected loss ratios would produce a net increase in nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $220 million. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Overall industry-wide loss experience data and informed judgment are used when internal loss data is of limited reliability, such as in setting the estimates for mass tort, asbestos and hazardous waste (collectively, “mass tort”) claims. Unpaid mass tort reserves at December 31, 2009 were approximately $1.7 billion gross and $1.3 billion net of reinsurance. Such reserves were approximately $1.8 billion gross and $1.2 billion net of reinsurance as of December 31, 2008. Mass tort net claims paid were about $87 million in 2009. In 2009, ultimate loss estimates for asbestos and environmental claims were increased by $83 million. In addition to the previously described methodologies, we consider “survival ratios” based on net claim payments in recent years versus net unpaid losses as a rough guide to reserve adequacy. The survival ratio based on claims payments made over the last three years was approximately 14.5 years as of December 31, 2009. The insurance industry’s comparable survival ratio for asbestos and pollution reserves was approximately 8 years. Estimating mass tort losses is very difficult due to the changing legal environment. Although such reserves are believed to be adequate, significant reserve increases may be required in the future if new exposures or claimants are identified, new claims are reported or new theories of liability emerge.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

BHRG

BHRG’s unpaid losses and loss adjustment expenses as of December 31, 2009 are summarized as follows. Amounts are in millions.

	Property	Casualty	Total
Reported case reserves	$1,524	$2,669	$4,193
IBNR reserves	1,889	4,054	5,943
Retroactive	—	17,973	17,973

Gross reserves	$3,413	$24,696	28,109

Deferred charges and ceded reserves			(4,964)

Net reserves			$23,145

A discussion of our loss reserve estimation processes used by our BHRG underwriting unit follows. In general, the methodologies we use to establish loss reserves vary widely and encompass many of the common methodologies employed in the actuarial field today. Certain traditional methodologies such as paid and incurred loss development techniques, incurred and paid loss Bornhuetter-Ferguson techniques and frequency and severity techniques are utilized as well as ground-up techniques where appropriate. Additional judgments must also be employed to consider changes in contract conditions and terms as well as the incidence of litigation or legal and regulatory change.

As of December 31, 2009, our gross loss reserves related to retroactive reinsurance policies were predominantly casualty losses. Our retroactive policies include excess-of-loss contracts, in which losses (relating to loss events occurring before a specified date on or before the contract date) above a contractual retention are indemnified or contracts that indemnify all losses paid by the counterparty after the policy effective date. We paid retroactive reinsurance losses and loss adjustment expenses of $1.1 billion in 2009. The classification “reported case reserves” has no practical analytical value with respect to retroactive policies since the amount is often derived from reports in bulk from ceding companies, who may have inconsistent definitions of “case reserves.” We review and establish loss reserve estimates, including estimates of IBNR reserves, in the aggregate by contract.

In establishing retroactive reinsurance reserves, we often analyze historical aggregate loss payment patterns and project losses into the future under various scenarios. The claim-tail is expected to be very long for many policies and may last several decades. We assign judgmental probability factors to these aggregate loss payment scenarios and an expectancy outcome is determined. We monitor claim payment activity and review ceding company reports and other information concerning the underlying losses. Since the claim-tail is expected to be very long for such contracts, we reassess expected ultimate losses as significant events related to the underlying losses are reported or revealed during the monitoring and review process. During 2009, retroactive reserves developed upward by approximately $420 million.

Our liabilities for environmental, asbestos, and latent injury losses and loss adjustment expenses are presently concentrated within retroactive reinsurance contracts. Reserves for such losses were approximately $9.1 billion at December 31, 2009 and $9.2 billion at December 31, 2008. We paid losses in 2009 attributable to these exposures of approximately $600 million. BHRG, as a reinsurer, does not regularly receive reliable information regarding asbestos, environmental and latent injury claims from all ceding companies on a consistent basis, particularly with respect to multi-line treaty or aggregate excess-of-loss policies. Periodically, we conduct a ground-up analysis of the underlying loss data of the reinsured to make an estimate of ultimate reinsured losses. When detailed loss information is unavailable, our estimates can only be developed by applying recent industry trends and projections to aggregate client data. Judgments in these areas necessarily include the stability of the legal and regulatory environment under which these claims will be adjudicated. Potential legal reform and legislation could also have a significant impact on establishing loss reserves for mass tort claims in the future.

The maximum losses payable under our retroactive policies are not expected to exceed approximately $29 billion as of December 31, 2009. Absent significant judicial or legislative changes affecting asbestos, environmental or latent injury exposures, we currently believe it unlikely that unpaid losses as of December 31, 2009 ($18.0 billion) will develop upward to the maximum loss payable or downward by more than 15%.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

BHRG (Continued)

A significant number of our reinsurance contracts are expected to have a low frequency of claim occurrence combined with a potential for high severity of claims. These include property losses from catastrophes, terrorism and aviation risks under catastrophe and individual risk contracts. Loss reserves related to catastrophe and individual risk contracts were approximately $1.1 billion at December 31, 2009, a decline of about $200 million from December 31, 2008. In 2009 and 2008, loss reserves for prior years’ events declined by approximately $280 million and $200 million, respectively, which produced corresponding increases to pre-tax earnings each year. Reserving techniques for catastrophe and individual risk contracts generally rely more on a per-policy assessment of the ultimate cost associated with the individual loss event rather than with an analysis of the historical development patterns of past losses. Catastrophe loss reserves are provided when it is probable that an insured loss has occurred and the amount can be reasonably estimated. Absent litigation affecting the interpretation of coverage terms, the expected claim-tail is relatively short and thus the estimation error in the initial reserve estimates usually emerges within 24 months after the loss event.

Other reinsurance reserve amounts are generally based upon loss estimates reported by ceding companies and IBNR reserves that are primarily a function of reported losses from ceding companies and anticipated loss ratios established on an individual contract basis, supplemented by management’s judgment of the impact on each contract of major catastrophe events as they become known. Anticipated loss ratios are based upon management’s judgment considering the type of business covered, analysis of each ceding company’s loss history and evaluation of that portion of the underlying contracts underwritten by each ceding company, which are in turn ceded to BHRG. A range of reserve amounts as a result of changes in underlying assumptions is not prepared.

Derivative contract liabilities

Our Consolidated Balance Sheets include significant amounts of derivative contract liabilities that are measured at fair value. Our significant derivative contract exposures are concentrated in credit default and equity index put option contracts. These contracts were primarily entered into in over-the-counter markets and certain elements in the terms and conditions of such contracts are not standardized. In particular, we are not required to post collateral under most of our contracts. Furthermore, there is no source of independent data available to us showing trading volume and actual prices of completed transactions. As a result, the values of these liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Such models or other valuation techniques may use inputs that are observable in the marketplace, while others are unobservable. Unobservable inputs require us to make certain projections and assumptions about the information that would be used by market participants in establishing prices. Considerable judgment may be required in making assumptions, including the selection of interest rates, default and recovery rates and volatility. Changes in assumptions may have a significant effect on values. For these reasons, we classify our credit default and equity index put option contracts as Level 3 measurements under GAAP.

The fair values of our high yield credit default contracts are primarily based on indications of bid/ask pricing data. The bid/ask data represents non-binding indications of prices for which similar contracts would be exchanged. Pricing data for the high yield index contracts is obtained from one to three sources depending on the particular index. For the single name and municipal issuer credit default contracts, our fair values are generally based on credit default spread information obtained from a widely used reporting source. We monitor and review pricing data for consistency as well as reasonableness with respect to current market conditions. We generally base estimated fair value on the ask prices (the average of such prices if more than one indication is obtained). We make no significant adjustments to the pricing data referred to above. Further, we make no significant adjustments to fair value for non-performance risk. We concluded that the values produced from this data (without adjustment) reasonably represented the value for which we could have transferred these liabilities. However, our contract terms (particularly the lack of collateral posting requirements) likely preclude any transfer of the contracts to third parties. Accordingly, prices in a current actual settlement or transfer could differ significantly from the fair values used in the financial statements. We do not operate as a derivatives dealer and currently we do not utilize offsetting strategies to hedge these contracts. We intend to allow our credit default contracts to run off to their respective expiration dates.

Pricing data for newer high yield credit default contracts tends to vary little among the different pricing sources, which we believe indicates that trading of such contracts is relatively active. As contracts age towards their expiration dates, the variations in pricing data can widen, which we believe is indicative of less active markets. However, the impact of such variations is partially mitigated by shorter remaining durations, lower exposures due to losses paid to date and by the relatively greater

Management’s Discussion (Continued)

Derivative contract liabilities (Continued)

availability of data on newer contracts, which is used for comparison. We entered into one credit default contract in 2009, while several contracts expired or terminated. Accordingly, our remaining risk under credit default contracts has declined from year end 2008.

We determine the estimated fair value of equity index put option contracts based on the widely used Black-Scholes option valuation model. Inputs to the model include the current index value, strike price, discount rate, dividend rate and contract expiration date. The weighted average discount and dividend rates used as of December 31, 2009 were 4.0% and 2.7%, respectively, and were each approximately 4.0% as of December 31, 2008. The discount rates as of December 31, 2009 and 2008 were approximately 55 basis points and 125 basis points (on a weighted average basis), respectively, over benchmark interest rates and represented an estimate of the spread between our borrowing rates and the benchmark rates for comparable durations. The spread adjustments were based on spreads for our obligations and obligations for comparably rated issuers. We believe the most significant economic risks relate to changes in the index value component and to a lesser degree to the foreign currency component. For additional information, see our Market Risk Disclosures.

The Black-Scholes model also incorporates volatility estimates that measure potential price changes over time. The weighted average volatility used as of December 31, 2009 was approximately 22%, which was relatively unchanged from year end 2008. The weighted average volatilities are based on the volatility input for each equity index put option contract weighted by the notional value of each equity index put option contract as compared to the aggregate notional value of all equity index put option contracts. The volatility input for each equity index put option contract is based upon the implied volatility at the inception of each equity index put option contract. The impact on fair value as of December 31, 2009 ($7.3 billion) from changes in volatility is summarized below. The values of contracts in an actual exchange are affected by market conditions and perceptions of the buyers and sellers. Actual values in an exchange may differ significantly from the values produced by any mathematical model. Dollars are in millions.

Hypothetical change in volatility (percentage points)	Hypothetical fair value
Increase 2 percentage points	$7,885
Increase 4 percentage points	8,459
Decrease 2 percentage points	6,734
Decrease 4 percentage points	6,163

Other Critical Accounting Policies

We record deferred charges with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts, the deferred charges represent the difference between the consideration received and the estimated ultimate liability for unpaid losses. Deferred charges are amortized using the interest method over an estimate of the ultimate claim payment period with the periodic amortization reflected in earnings as a component of losses and loss expenses. Deferred charge balances are adjusted periodically to reflect new projections of the amount and timing of loss payments. Adjustments to these assumptions are applied retrospectively from the inception of the contract. Unamortized deferred charges were $4.0 billion at December 31, 2009. Significant changes in the estimated amount and payment timing of unpaid losses may have a significant effect on unamortized deferred charges and the amount of periodic amortization.

Our Consolidated Balance Sheet as of December 31, 2009 includes goodwill of acquired businesses of approximately $34.0 billion. We evaluate goodwill for impairment at least annually and conducted an annual review in the fourth quarter. Such tests include determining the estimated fair value of our reporting units and performing goodwill impairment tests. There are several methods of estimating a reporting unit’s fair value, including market quotations, underlying asset and liability fair value determinations and other valuation techniques, such as discounted projected future net earnings or net cash flows and multiples of earnings. We primarily use discounted projected future earnings or cash flow methods. The key assumptions and inputs used in such methods may involve forecasting revenues and expenses, operating cash flows and capital expenditures as well as an appropriate discount rate. A significant amount of judgment is required in estimating the fair value of the reporting unit and performing goodwill impairment tests. Due to the inherent uncertainty in forecasting cash flows and earnings, actual future results may vary significantly from the forecasts. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets (including identifiable intangible assets) and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Management’s Discussion (Continued)

Market Risk Disclosures

Our Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Our significant market risks are primarily associated with interest rates, equity prices, foreign currency exchange rates and commodity prices. The fair values of our investment portfolios and equity index put option contracts remain subject to considerable volatility, particularly over the short term. The following sections address the significant market risks associated with our business activities.

Interest Rate Risk

We regularly invest in bonds, loans or other interest rate sensitive instruments. Our strategy is to acquire securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur with respect to assets. We strive to maintain high credit ratings so that the cost of debt is minimized. We utilize derivative products, such as interest rate swaps, to manage interest rate risks on a limited basis.

The fair values of our fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. The fair values of fixed interest rate investments may be more sensitive to interest rate changes than variable rate investments.

The following table summarizes the estimated effects of hypothetical changes in interest rates on our assets and liabilities that are subject to interest rate risk. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risk, and that no other significant factors change that determine the value of the instrument. The hypothetical changes in interest rates do not reflect what could be deemed best or worst case scenarios. Variations in interest rates could produce significant changes in the timing of repayments due to prepayment options available. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

		Estimated Fair Value after Hypothetical Change in Interest Rates
		(bp=basis points)
	Fair Value	100 bp decrease	100 bp increase	200 bp increase	300 bp increase
December 31, 2009
Investments in fixed maturity securities	$37,131	$38,155	$36,000	$34,950	$34,013
Other investments (1)	22,197	23,056	21,391	20,620	19,892
Loans and finance receivables	12,415	12,896	11,965	11,545	11,151

Notes payable and other borrowings:
Insurance and other	3,723	3,792	3,660	3,602	3,548
Utilities and energy	20,868	22,841	19,217	17,792	16,564
Finance and financial products	15,372	15,851	14,921	14,499	14,102

December 31, 2008
Investments in fixed maturity securities	$31,632	$32,478	$30,598	$29,638	$28,790
Loans and finance receivables	14,016	14,626	13,448	12,921	12,429
Other investments (1)	11,861	12,778	11,035	10,309	9,655

Notes payable and other borrowings:
Insurance and other	4,300	4,370	4,234	4,173	4,117
Utilities and energy	19,144	20,864	17,673	16,415	15,328
Finance and financial products	13,869	14,425	13,356	12,882	12,441

(1)	Includes other investments that are subject to a significant level of interest rate risk.

Management’s Discussion (Continued)

Equity Price Risk

Historically, we have maintained large amounts of invested assets in exchange traded equity securities. Strategically, we strive to invest in businesses that possess excellent economics, with able and honest management and at sensible prices and prefer to invest a meaningful amount in each investee. Consequently, equity investments may be concentrated in relatively few investees. At December 31, 2009, approximately 60% of the total fair value of equity investments was concentrated in five investees.

We prefer to hold equity investments for very long periods of time so we are not troubled by short-term equity price volatility with respect to our investments provided that the underlying business, economic and management characteristics of the investees remain favorable. We strive to maintain above average levels of shareholder capital to provide a margin of safety against short-term equity price volatility.

Market prices for equity securities are subject to fluctuation and consequently the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions.

We are also subject to equity price risk with respect to our equity index put option contracts. While our ultimate potential loss with respect to these contracts is determined from the movement of the underlying stock index between contract inception date and expiration, the change in fair value resulting from current changes in the index values are also affected by changes in other factors such as interest rates, expected dividend rates and the remaining duration of the contract. These contracts generally expire 15 to 20 years from inception and may not be settled before their respective expiration dates.

The following table summarizes our equity investments and derivative contract liabilities with equity price risk as of December 31, 2009 and 2008. The effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates is also shown. The selected 30% hypothetical change does not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in our equity investment portfolio. Dollar amounts are in millions.

	Fair Value	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Prices	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
December 31, 2009
Equity securities	$59,034	30% increase	$76,744	8.7
		30% decrease	41,324	(8.7)
Other investments (1)	8,011	30% increase	10,696	1.3
		30% decrease	5,743	(1.1)
Equity index put option contracts	(7,309)	30% increase	(5,291)	1.0
		30% decrease	(10,428)	(1.5)
December 31, 2008
Equity securities	$49,073	30% increase	$63,795	8.8
		30% decrease	34,351	(8.8)
Other investments (1)	2,627	30% increase	3,920	0.8
		30% decrease	1,610	(0.6)
Equity index put option contracts	(10,022)	30% increase	(7,952)	1.2
		30% decrease	(12,799)	(1.7)

(1)	Includes other investments that possess significant equity price risk. Excludes investments accounted for under the equity method.

Foreign Currency Risk

We generally do not use derivative contracts to hedge foreign currency price changes primarily because of the natural hedging that occurs between assets and liabilities denominated in foreign currencies in the consolidated financial statements. Financial statements of subsidiaries that do not use the U.S. Dollar as their functional currency are translated into U.S. Dollars using period-end exchange rates for assets and liabilities and weighted-average exchange rates for revenues and expenses. Adjustments resulting from translating the financial statements of these subsidiaries are reported in accumulated other comprehensive income. Foreign currency transaction gains or losses are included in earnings primarily as a result of the translation of foreign currency denominated assets and liabilities held by our U.S. subsidiaries. In addition, we hold investments in major multinational companies that have significant foreign business and foreign currency risk of their own, such as The Coca-Cola Company.

Management’s Discussion (Continued)

Foreign Currency Risk (Continued)

Our net assets subject to translation are primarily in our insurance and utilities and energy businesses, and to a lesser extent in our manufacturing and services businesses. The translation impact is somewhat offset by transaction gains or losses on net reinsurance liabilities denominated in foreign currencies of certain U.S. subsidiaries as well as the equity index put option liabilities of U.S. subsidiaries relating to contracts that would be settled in foreign currencies.

Commodity Price Risk

Through our ownership of MidAmerican, we are subject to commodity price risk. Exposures include variations in the price of wholesale electricity that is purchased and sold, fuel costs to generate electricity and natural gas supply for regulated retail gas customers. Electricity and natural gas prices are subject to wide price swings as demand responds to, among many other items, changing weather, limited storage, transmission and transportation constraints, and lack of alternative supplies from other areas. To mitigate a portion of the risk, MidAmerican uses derivative instruments, including forwards, futures, options, swaps and other agreements, to effectively secure future supply or sell future production generally at fixed prices. The settled cost of these contracts is generally recovered from customers in regulated rates. Accordingly, gains and losses associated with interim price movements on such contracts are recorded as regulatory assets or liabilities. Financial results may be negatively impacted if the costs of wholesale electricity, fuel or natural gas are higher than what is permitted to be recovered in rates. MidAmerican also uses futures, options and swap agreements to economically hedge gas and electric commodity prices for physical delivery to non-regulated customers. MidAmerican does not engage in a material amount of proprietary trading activities.

The table that follows summarizes our commodity price risk on energy derivative contracts of MidAmerican as of December 31, 2009 and 2008 and shows the effects of a hypothetical 10% increase and a 10% decrease in forward market prices by the expected volumes for these contracts as of that date. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Dollars are in millions.

	Fair Value Net Assets (Liabilities)	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Price
December 31, 2009	$(438)	10% increase	$(398)
		10% decrease	(478)
December 31, 2008	$(528)	10% increase	$(474)
		10% decrease	(582)

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of our officials during presentations about us, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Berkshire actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about us, economic and market factors and the industries in which we do business, among other things. These statements are not guaranties of future performance and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or an act of terrorism that causes losses insured by our insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we do business.

In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “An Owner’s Manual*” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following pages.

OWNER-RELATED BUSINESS PRINCIPLES

At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.

1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or American Express shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 80% or more of its net worth in Berkshire shares; I have more than 98%. In addition, many of my relatives – my sisters and cousins, for example – keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future – a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

*	Copyright © 1996 By Warren E. Buffett

All Rights Reserved

In recent years we have made a number of acquisitions. Though there will be dry years, we expect to make many more in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses – including additional pieces of businesses we already own – at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets – as it will from time to time – neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, the large majority of our businesses have exceeded our expectations. But sometimes we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress – for instance, you will be reading in our annual reports about insurance “float” – we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $80 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt – an ability to have more assets working for us – but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

In our present configuration (2010) we expect additional borrowings to be concentrated in our utilities and railroad businesses, loans that are non-recourse to Berkshire. Here, we will favor long-term, fixed-rate loans. When we make a truly large purchase, as we did with BNSF, we will borrow money at the parent company level with the intent of quickly paying it back.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

I should have written the “five-year rolling basis” sentence differently, an error I didn’t realize until I received a question about this subject at the 2009 annual meeting.

When the stock market has declined sharply over a five-year stretch, our market-price premium to book value has sometimes shrunk. And when that happens, we fail the test as I improperly formulated it. In fact, we fell far short as early as 1971-75, well before I wrote this principle in 1983.

The five-year test should be: (1) during the period did our book-value gain exceed the performance of the S&P; and (2) did our stock consistently sell at a premium to book, meaning that every $1 of retained earnings was always worth more than $1? If these tests are met, retaining earnings has made sense.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance – not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company – and that is what the issuance of shares amounts to – on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued – and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.

TWO ADDED PRINCIPLES

14.	To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.

15.	We regularly compare the gain in Berkshire’s per-share book value to the performance of the S&P 500. Over time, we hope to outpace this yardstick. Otherwise, why do our investors need us? The measurement, however, has certain shortcomings that are described in the next section. Moreover, it now is less meaningful on a year-to-year basis than was formerly the case. That is because our equity holdings, whose value tends to move with the S&P 500, are a far smaller portion of our net worth than they were in earlier years. Additionally, gains in the S&P stocks are counted in full in calculating that index, whereas gains in Berkshire’s equity holdings are counted at 65% because of the federal tax we incur. We, therefore, expect to outperform the S&P in lackluster years for the stock market and underperform when the market has a strong year.

INTRINSIC VALUE

Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.

Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.

The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover – and this would apply even to Charlie and me – will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.

Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.

The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.

Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.

You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.

Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.

THE MANAGING OF BERKSHIRE

I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 257,000 employees, only 21 of these are at headquarters.

Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.

Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.

As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.

On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of the cash bequests I have made or for taxes. Other assets of mine will take care of these requirements. All Berkshire shares will be left to foundations that will likely receive the stock in roughly equal installments over a dozen or so years.

At my death, the Buffett family will not be involved in managing the business but, as very substantial shareholders, will help in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts. One executive will become CEO and responsible for operations. The responsibility for investments will be given to one or more executives. If the acquisition of new businesses is in prospect, these executives will cooperate in making the decisions needed, subject, of course, to board approval. We will continue to have an extraordinarily shareholder-minded board, one whose interests are solidly aligned with yours.

Were we to need the management structure I have just described on an immediate basis, our directors know my recommendations for both posts. All candidates currently work for or are available to Berkshire and are people in whom I have total confidence. Our managerial roster has never been stronger.

I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of various foundations for a considerable period after my death, you can be sure that the directors and I have thought through the succession question carefully and that we are well prepared. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me and that our unusually strong and well-defined culture will remain intact. As an added assurance that this will be the case, I believe it would be wise when I am no longer CEO to have a member of the Buffett family serve as the non-paid, non-executive Chairman of the Board. That decision, however, will be the responsibility of the then Board of Directors.

Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett

Chairman

STOCK PERFORMANCE GRAPH

The following chart compares the subsequent value of $100 invested in Berkshire common stock on December 31, 2004 with a similar investment in the Standard and Poor’s 500 Stock Index and in the Standard and Poor’s Property—Casualty Insurance Index.**

*	Cumulative return for the Standard and Poor’s indices based on reinvestment of dividends.

**	It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor’s Property—Casualty Insurance Index for comparative purposes.

BERKSHIRE HATHAWAY INC.

COMMON STOCK

General

Berkshire has two classes of common stock designated Class A common stock and Class B common stock. Each share of Class A common stock is convertible, at the option of the holder, into 1,500 shares of Class B common stock. Shares of Class B common stock are not convertible into shares of Class A common stock.

Stock Transfer Agent

Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.

Shareholders of record wishing to convert Class A common stock into Class B common stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.

If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.

Shareholders

Berkshire had approximately 4,400 record holders of its Class A common stock and 23,500 record holders of its Class B common stock at February 18, 2010. Record owners included nominees holding at least 600,000 shares of Class A common stock and 790,000,000 shares of Class B common stock on behalf of beneficial-but-not-of-record owners.

Price Range of Common Stock

Berkshire’s Class A and Class B common stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2009				2008
	Class A		Class B *		Class A		Class B *
	High	Low	High	Low	High	Low	High	Low
First Quarter	$102,600	$70,050	$68.40	$44.82	$145,900	$126,100	$97.16	$83.00
Second Quarter	95,500	83,957	63.10	54.82	135,500	119,450	90.40	79.60
Third Quarter	108,450	84,600	71.38	54.66	147,000	111,000	91.90	74.02
Fourth Quarter	105,980	97,870	70.00	64.22	140,900	74,100	94.00	49.02

*	Adjusted for the 50-for-1 Class B stock split that became effective on January 21, 2010.

Dividends

Berkshire has not declared a cash dividend since 1967.

BERKSHIRE HATHAWAY INC.

OPERATING COMPANIES

INSURANCE BUSINESSES

Company	Employees	Company	Employees
Berkshire Hathaway Homestate Companies	591	General Re Corporation	2,513
Berkshire Hathaway Reinsurance Group	523	Kansas Bankers Surety Company	18
Boat America Corporation	379	Medical Protective Corporation	414
Central States Indemnity Co.	408	National Indemnity Primary Group	393
GEICO	23,549	United States Liability Insurance Group	546

		Insurance total	29,334

NON-INSURANCE BUSINESSES

Company	Employees	Company	Employees
Acme Building Brands	1,947	Kingston (1)	109
Adalet (1)	191	Kirby (1)	549
Altaquip (1)	329	Larson-Juhl	1,594
Applied Underwriters, Inc.	471	The Marmon Group (4)	15,410
Ben Bridge Jeweler	744	McLane Company	15,441
Benjamin Moore	2,380	MidAmerican Energy Company (2)	3,567
Borsheims Jewelry	168	MidAmerican Energy Holdings Company (2)	25
Burlington Northern Santa Fe (5)	35,000	MiTek Inc.	1,723
The Buffalo News	730	Nebraska Furniture Mart	2,627
Business Wire	498	NetJets	7,226
CalEnergy (2)	360	Northern Natural Gas (2)	878
Campbell Hausfeld (1)	448	Northern and Yorkshire Electric (2)	2,455
Carefree of Colorado (1)	172	Northland (1)	64
Clayton Homes, Inc.	12,133	PacifiCorp (2)	3,158
Cleveland Wood Products (1)	80	Pacific Power (2)	1,164
CORT Business Services	2,248	The Pampered Chef	791
CTB International	1,165	Precision Steel Warehouse	168
Dairy Queen	2,342	Richline Group	2,003
Douglas/Quikut (1)	56	Rocky Mountain Power (2)	2,125
Fechheimer Brothers	677	Russell Corporation (3)	1,744
FlightSafety International	4,140	Other Scott Fetzer Companies (1)	137
Forest River, Inc.	5,355	See’s Candies	3,000
France (1)	80	Shaw Industries	25,492
Fruit of the Loom (3)	26,952	Stahl (1)	99
Garan	4,485	Star Furniture	740
H. H. Brown Shoe Group	1,162	TTI, Inc.	2,603
Halex (1)	96	United Consumer Financial Services (1)	197
Helzberg’s Diamond Shops	2,147	Vanity Fair Brands, Inc. (3)	2,529
HomeServices of America (2)	2,415	Wayne Water Systems (1)	177
Iscar	9,583	Wesco Financial Corp.	13
Johns Manville	6,411	Western Enterprises (1)	254
Jordan’s Furniture	812	R. C. Willey Home Furnishings	2,250
Justin Brands	793	World Book (1)	191
Kern River Gas Transmission Company (2)	162	XTRA	523

		Non-insurance total	227,758
		Corporate Office	21

			257,113

(1)	A Scott Fetzer Company
(2)	A MidAmerican Energy Holdings Company
(3)	A Fruit of the Loom, Inc. Company
(4)	Approximately 130 manufacturing and service businesses that operate within 11 business sectors.
(5)	Acquired on February 12, 2010

BERKSHIRE HATHAWAY INC.

DIRECTORS	OFFICERS
WARREN E. BUFFETT, Chairman and CEO of Berkshire

WARREN E. BUFFETT, Chairman and CEO

CHARLES T. MUNGER, Vice Chairman

MARC D. HAMBURG, Senior Vice President and CFO

SHARON L. HECK, Vice President

DANIEL J. JAKSICH, Vice President, Controller

MARK D. MILLARD, Vice President

FORREST N. KRUTTER, Secretary

REBECCA K. AMICK, Director of Internal Auditing

CHARLES T. MUNGER, Vice Chairman of Berkshire
HOWARD G. BUFFETT, President of Buffett Farms
STEPHEN B. BURKE, Chief Operating Officer of Comcast Corporation, a provider of entertainment, information and communications products.
SUSAN L. DECKER, Entrepreneur-in-Residence at Harvard Business School
WILLIAM H. GATES III, Chairman of the Board of Directors of Microsoft Corp, a software company.
DAVID S. GOTTESMAN, Senior Managing Director of First Manhattan Company, an investment advisory firm.
CHARLOTTE GUYMAN, Chairman of the Board of Directors of UW Medicine, an academic medical center.
DONALD R. KEOUGH, Chairman of Allen and Company Incorporated, an investment banking firm.
THOMAS S. MURPHY, Former Chairman of the Board and CEO of Capital Cities/ABC
RONALD L. OLSON, Partner of the law firm of Munger, Tolles & Olson LLP
WALTER SCOTT, JR., Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.

Letters from Annual Reports (1977 through 2009), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at www.berkshirehathaway.com.

BERKSHIRE HATHAWAY INC.

Executive Offices  —  3555  Farnam  Street,  Omaha,  Nebraska  68131